 As filed with the Securities and Exchange Commission on February 15, 2000

                                                      Registration No. 333-90873
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -----------

                              AMENDMENT NO. 6
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                  -----------
                            APROPOS TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)
                                  -----------
       Illinois                       7372                     36-3644751
   (State or other        (Primary Standard Industrial      (I.R.S. Employer
   jurisdiction of        Classification Code Number)     Identification No.)
   incorporation or               -----------
    organization)
                           One Tower Lane, 28th Floor
                        Oakbrook Terrace, Illinois 60181
                                 (630) 472-9600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  -----------
                                 Kevin G. Kerns
                     Chief Executive Officer and President
                            Apropos Technology, Inc.
                           One Tower Lane, 28th Floor
                        Oakbrook Terrace, Illinois 60181
                                 (630) 472-9600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  -----------
                                   Copies to:
           John P. Tamisiea                         Daniel G. Kelly, Jr.
       McDermott, Will & Emery                     Davis Polk & Wardwell
         227 W. Monroe Street                       450 Lexington Avenue
          Chicago, IL 60606                          New York, NY 10017
            (312) 372-2000                             (212) 450-4000
                                  -----------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                                  -----------

                      Calculation of Registration Fee

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                       Proposed maximum
                                                      Proposed maximum    aggregate       Amount of
        Title of each class of          Amount to be   offering price      offering      registration
     securities to be registered       registered (1)   per unit (2)       price(2)        fee (3)
-----------------------------------------------------------------------------------------------------
Common Shares (par value                 4,255,000
 $.01 per share).....................      shares          $19.00        $80,845,000       $21,344
-----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Includes 555,000 shares subject to an over-allotment option granted to the Underwriters.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(3) $15,346 of the amount of the registration fee has been previously paid.


   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED FEBRUARY 15, 2000

PROSPECTUS

                             3,700,000 Shares

                        [APROPOS TECHNOLOGY, INC. LOGO]

                                 Common Shares

  This is an initial public offering of common shares by Apropos Technology, Inc. Apropos is selling 3,700,000 common shares. The estimated initial public offering price is between $17.00 and $19.00 per share.

                                   --------

  We have been approved for listing of our common shares on the Nasdaq National Market under the symbol APRS.

                                   --------

                                                              Per Share  Total
                                                              ---------- ------
Initial public offering price................................ $          $
Underwriting discounts and commissions....................... $          $
Proceeds to Apropos, before expenses......................... $          $

  Apropos and one of our shareholders have granted the underwriters an option for a period of 30 days to purchase from each of them up to 277,500 additional common shares. We will not receive any proceeds from the sale of shares by the selling shareholder.

                                   --------

         Investing in our common shares involves a high degree of risk.
                    See "Risk Factors" beginning on page 4.

                                   --------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

CHASE H&Q
                   SG COWEN
                                                     U.S. BANCORP PIPER JAFFRAY

        , 2000

                                    [Flap 1]

                             [(Inside Front Cover)]

                                     [Logo]

   Multimedia interaction management for eBusiness.

                                 [Flap 2 and 3]

                                     [Logo]

         [Graphic depiction of the components of the Apropos solution.]

   Multimedia Interaction Management for eBusiness providing email, web and voice management capabilities to enable eBusiness sales, marketing and service.

   The Apropos Solution

   email

   web

   voice

  . Seamless management of all real-time customer interactions, regardless of media

  . Allows online customers access to human assistance with the click of a mouse

  . Prioritizes customer interactions based on business value or service level

  . Provides critical metrics on business performance and quality of service across all interactions

  .  Gathers valuable customer and market information

  Customers, Vendors & Employees

  eBusiness

  Sales, Marketing & Service

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    4
Forward-Looking Statements................................................   13
Use of Proceeds...........................................................   14
Dividend Policy...........................................................   14
Capitalization............................................................   15
Dilution..................................................................   16
Selected Consolidated Financial Data......................................   17
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   18
Business..................................................................   26
Management................................................................   39
Principal and Selling Shareholders........................................   48
Certain Transactions......................................................   50
Description of Capital Stock..............................................   51
Shares Eligible for Future Sale...........................................   53
U.S. Federal Tax Considerations for Non-U.S. Holders......................   56
Underwriting..............................................................   60
Legal Matters.............................................................   62
Experts...................................................................   62
Where You Can Find More Information.......................................   62
Index to Consolidated Financial Statements................................  F-1



   "Apropos" is an unregistered trademark of Apropos. This prospectus also includes references to registered service marks and trademarks of other entities.

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common shares. You should read the entire prospectus carefully, including "Risk Factors" on page 4 and our consolidated financial statements and notes to those consolidated financial statements on page F-1, before making an investment decision.

                                    Apropos

   We develop, market and support a comprehensive solution for managing real-time customer interactions across voice and Internet-based communications media, including e-mail and web collaboration. Our solution provides total interaction management capabilities that seamlessly enable the on-line customer to communicate with the contact center. The Apropos solution offers on-line customers the flexibility to interact with businesses over the Internet through e-mail or web collaboration, as well as voice communications to assist in completing a sales or service transaction.

   Our solution enables clients to prioritize, route and respond to customer interactions across multiple communications media based on a single set of business rules. Our clients can establish business rules to manage customer interactions based on their business value or service level. For example, clients can, on a real-time basis, (1) route specific types of customer interactions to an agent based on that agent's particular skills and (2) adjust the number of interactions and agents assigned to a queue to ensure maximum responsiveness to the customer. Clients can also monitor the status of each interaction and the performance of each contact center agent. Our solution provides comprehensive real-time and historical reporting on each customer interaction and on the contact center resources necessary to manage those interactions.

   Our strategy is to become the leading provider of customer interaction management solutions for multimedia contact centers. The key elements of our strategy are to:

  .  expand our leading technology position;

  .  enhance our product offering;

  .  increase our distribution capabilities;

  .  further develop our strategic partnerships;

  .  build market and brand awareness;

  .  expand penetration into major international markets; and

  .  pursue a software business model.

   We have a diverse base of over 150 clients that utilize our solution for a variety of applications, such as sales, customer service and support, help desk and field service. Our significant clients include ABN Amro Holding N.V., Artist Direct, Carlson Companies, Inc., Freightliner Corp., Pfizer, Inc., Seagate Software, Inc. and 3Com Corporation. No client accounted for 10% or more of our total revenues for 1997, 1998 or 1999. See "Business--Clients" on page 32 for more information regarding these clients.

   We were incorporated in 1989 in Illinois. Our principal executive offices are located at One Tower Lane, 28th Floor, Oakbrook Terrace, Illinois 60181, and our telephone number at that address is (630) 472-9600. We maintain a web site at www.apropos.com. Information contained on our web site does not constitute part of this prospectus.

                                  The Offering

Common shares offered by Apropos.   3,700,000 shares

Common shares to be outstanding
 after this offering.............  13,747,978 shares

Use of proceeds..................  For repayment of debt, research and development, expansion of our sales channels,
                                   increased marketing programs, capital
                                   expenditures and working capital and other
                                   general corporate purposes. See "Use of
                                   Proceeds" on page 14 for more information
                                   regarding our use of the proceeds from this
                                   offering.

Nasdaq National Market symbol....  APRS

                              --------------------

   The share amounts in this table are based on shares outstanding as of December 31, 1999. This table excludes:

  . 4,600,000 common shares reserved for issuance under our 2000 omnibus incentive plan, of which 3,352,305 shares were subject to outstanding options at December 31, 1999, at a weighted average exercise price of $0.46 per share;

  . 547,689 common shares issued upon exercise of outstanding options between December 31, 1999 and January 24, 2000;

  . 1,000,000 common shares reserved for issuance under our employee stock purchase plan of 2000;

  . 106,274 common shares issuable upon exercise of outstanding warrants at an exercise price of $3.97 per share; and

  . 262,500 common shares issuable upon exercise of outstanding warrants at an exercise price of $5.34 per share.

                              --------------------

   Unless otherwise noted, the information in this prospectus:

  . assumes that the underwriters' over-allotment option will not be exercised;

  . reflects a seven-for-four stock split of our common shares occurring immediately prior to the closing of this offering; and

  .  gives effect to the conversion, at the closing of this offering, of all
     (1) 1,242,858 outstanding Series A convertible preferred shares into 2,175,001 common shares, (2) 1,599,888 outstanding Series B convertible preferred shares into 2,799,804 common shares and (3) 1,152,737 outstanding Series C convertible preferred shares into 2,017,289 common shares.

                   Summary Consolidated Financial Information

   The table below sets forth summary financial data for the periods indicated. The data has been derived from the audited consolidated financial statements of Apropos for the three years ended December 31, 1999 included elsewhere in this prospectus. It is important that you read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 18 and our consolidated financial statements and notes to those consolidated financial statements on page F-1.

                                                   Year Ended
                                                  December 31,
                                             -------------------------
                                              1997     1998     1999
                                             -------  -------  -------
                                             (in thousands, except per share
                                                          data)
Consolidated Statement of Operations Data:
  Total revenue............................. $ 4,093  $ 9,142  $18,166
  Loss from operations......................  (3,708)  (5,044)  (7,150)
  Net loss.................................. $(3,567) $(4,822) $(8,509)
  Net loss per share--basic and diluted..... $ (1.22) $ (1.64) $ (2.85)
  Shares used in calculation of basic and
   diluted loss per share...................   2,923    2,947    2,983

   The pro forma balance sheet data summarized below gives effect to the conversion of all of our outstanding convertible preferred shares into our common shares at the closing of this offering.

   The pro forma as adjusted balance sheet data summarized below reflects the sale of 3,700,000 common shares in this offering at an assumed initial public offering price of $18.00 per share after deducting underwriting discounts and commissions and estimated offering expenses and the application of $8.0 million of the estimated net proceeds from this offering to repay a portion of our outstanding indebtedness.

                                                      December 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
Consolidated Selected Balance Sheet Data:
  Cash and cash equivalents.................... $  3,467    $ 3,467    $55,905
  Working capital (deficit)....................   (1,472)    (1,472)    58,966
  Total assets.................................   15,434     15,434     67,872
  Short-term debt..............................    8,361      8,361        361
  Long-term debt...............................      314        314        314
  Convertible preferred shares.................   16,079         --         --
  Total shareholders' equity (deficit).........  (15,629)       450     60,888

                                  RISK FACTORS

   You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. If any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our shares could decline, and you may lose part or all of your investment.

                         Risks Related to Our Business

Our limited operating history makes evaluating our business difficult.

   Our limited operating history makes it difficult to forecast our future operating results. We commenced operations in January 1989 but did not begin shipping our principal product and generating revenue from our product until March 1995. Therefore, we have only a limited operating history upon which you may evaluate our business. You must consider the numerous risks and uncertainties an early stage company like ours faces in a rapidly changing software and technology industry. These risks include our inability to:

  .  increase awareness of our brand and continue to build client loyalty;

  . maintain our current, and develop new, strategic partnerships and relationships;

  .  respond effectively to competitive pressures; and

  . continue to develop and improve our technology to meet the needs of our clients.

   If we are unsuccessful in addressing these risks, sales of our products and services, as well as our ability to maintain or increase our client base, will be substantially diminished.

We have not been profitable since 1994 and we may not achieve profitability again.

   We have not operated profitably since 1994. We incurred net losses of $4.8 million in 1998 and $8.5 million for the year ended December 31, 1999. At December 31, 1999, we had accumulated losses since inception of $18.6 million. We intend to continue to make significant investments in our research and development, marketing and sales operations. We anticipate that these expenses could significantly precede any revenues generated by the increased spending. As a result, we are likely to continue to experience losses and negative cash flow from operations in future quarters. We will need to generate significant revenue to achieve profitability and we may not be able to do so. Even if we do achieve profitability we cannot assure you that we will be able to sustain or increase profitability on a quarterly or annual basis in the future.

   Further, we will likely have to recognize significant additional charges relating to non-cash compensation in connection with options that we granted in 1997, 1998 and 1999 and that we expect to grant prior to the closing of this offering. These additional charges will further decrease our ability to become profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" on page 20 for more information regarding these charges.

We have never been able to fully fund operations from cash generated by our business, and we may not be able to do so in the future.

   We have not operated profitably since 1994. We have principally financed our operations through the private placement of our convertible preferred shares, bank borrowings and short-term loans. If we do not generate sufficient cash resources from our business to fund operations, our growth could be limited unless we are able to obtain additional capital through equity or debt financings. Our inability to grow as planned may reduce our chances of achieving profitability, which, in turn, could have a material adverse affect on the market price of our common shares.

Our lengthy sales cycle has contributed and may continue to contribute to the quarter-to-quarter variability and unpredictability of our revenue and operating results which could adversely affect the market price of our common shares.

   We have generally experienced a lengthy product sales cycle, averaging approximately six to nine months. We consider the life of the sales cycle to begin on the first face-to-face meeting with the prospective client and end when we ship the product. Our prospective clients' decisions to license our product often require significant investment and executive level decisionmaking, and depend on a number of factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" on page 18 for a description of these factors.

   The lengthy sales cycle is one of the factors that has caused, and may in the future continue to cause, our software revenue and operating results to vary significantly from quarter to quarter, which makes it difficult for us to forecast software license revenue and could cause volatility in the market price of our common shares. Excessive delay in the product sales cycle could materially and adversely affect our business, financial condition and results of operations.

Our future business prospects depend in part on our ability to maintain and improve our current product and to develop new products and product features.

   We believe that our future business prospects depend in large part on our ability to maintain and improve our current product and to develop new products and product features on a timely basis. Our product will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of client requirements. As a result of the complexities inherent in our product, major new products and product features require long development and testing periods. We may not be successful in developing and marketing, on a timely and cost effective basis, new products or product features that respond to technological change, evolving industry standards or client requirements. Significant delays in the general availability of new releases of our product or significant problems in the installation or implementation of new releases of our product could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to modify our product in a timely and cost effective manner to respond to technological change.

   Future versions of hardware and software platforms embodying new technologies and the emergence of new industry standards could render our product obsolete or noncompetitive. The market for our product is characterized by:

  .  rapid technological change;

  .  significant development costs;

  .  frequent new product introductions;

  .  changes in the requirements of our clients and their customers; and

  .  evolving industry standards.

   Our product is designed to work in conjunction with and on a variety of hardware and software platforms used by our clients. However, our software may not operate correctly on evolving versions of hardware and software platforms, programming languages, database environments and other systems that our clients use. Also, we must constantly modify and improve our product to keep pace with changes made to these platforms and to database systems and other applications. This may result in uncertainty relating to the timing and nature of new product announcements, introductions or modifications, which may cause confusion in the market and harm our business. If we fail to promptly modify or improve our products in response to evolving industry standards or client demands, our product could rapidly become obsolete, which would materially and adversely affect our business, financial condition and results of operations.

Competition could reduce our market share and decrease our revenue.

   The market for our product is highly competitive and we expect competition to increase significantly in the future. In addition, because our industry is new and evolving and characterized by rapid technological change, it is difficult for us to predict whether, when and by whom new competing technologies or new competitors may be introduced into our markets. Currently, our competition comes from platform providers, interaction management solution providers and stand-alone point solution providers. See "Business--Competition" on page 34 for a list of these competitors.

   We cannot assure you that we will be able to compete successfully against current or future competitors. In addition, increased competition or other competitive pressures may result in price reductions, reduced profit margins or loss of market share, each of which could have a material adverse effect on our business, financial condition and results of operations. See "Business-- Competition" on page 34 for more information on the competition we face.

Demand for communications and interaction management software for multimedia contact centers may grow more slowly than we currently anticipate.

   The majority of our revenue has been generated from licenses of our product and related support and professional services, and we expect this trend to continue for the foreseeable future. The market for our product and services is still emerging. If the demand for communications and interaction management software does not continue to grow as anticipated within our targeted markets, our ability to expand our business as planned could be materially and adversely affected.

Our existing and future clients may not order the e-mail and web-based functionality of our product.

   Currently, our clients primarily use our product to manage voice interactions. Although new orders for our product increasingly include voice and Internet-based functionality, such as e-mail or web, only a small number of our clients have actually implemented our product to manage e-mail and web-based interactions. If businesses do not implement e-mail and web strategies or do not want an integrated approach to handling all of their customer interactions, we may not be able to grow our business as quickly as anticipated, if at all.

If we fail to establish and maintain strategic relationships, our ability to increase our revenue and profitability will suffer.

   We currently have strategic relationships with resellers, original equipment manufacturers, or OEMs, system integrators and enterprise application providers. We depend on these relationships to:

  .  distribute our products;

  .  generate sales leads;

  .  build brand and market awareness; and

  .  implement and support our solution.

   We believe that our success depends, in part, on our ability to develop and maintain strategic relationships with resellers, OEMs, system integrators and enterprise application providers. In addition, we intend to train and certify more strategic partners to provide the professional services required to implement our solution in an effort to expand our client base. We generally do not have long-term or exclusive agreements with these strategic partners. If any of our strategic relationships are discontinued, sales of our product and services and our ability to maintain or increase our client base may be substantially diminished.

If our strategic partners fail to market our product and services effectively or provide poor customer service, our reputation will suffer and we could lose clients.

   If our strategic partners fail to market our product and services effectively, we could lose market share. Some of our strategic partners also provide professional services to our clients in connection with the implementation of our product. Additionally, if a strategic partner provides poor customer service, the value of our brand could be diminished. Therefore, we must maintain relationships with strategic partners throughout the world that are capable of providing high-quality sales and service efforts. If we lose a strategic partner in a key market, or if a current or future strategic partner fails to adequately provide customer service, our reputation will suffer and sales of our product and services could be substantially diminished.

We may have difficulties successfully managing our growth, which may reduce our chances of achieving profitability.

   Our revenue has increased from $665,000 in 1995 to $18.2 million in 1999, and we intend to continue to expand our business operations significantly in the future. We have also increased our number of employees from seven at March 31, 1996, to 154 at December 31, 1999. Our existing management, operational, financial and human resources and management information systems and controls may be inadequate to support our future growth. If we are not able to manage our growth successfully, we will not grow as planned and our business could be adversely affected.

Infringement of our proprietary rights could affect our competitive position, harm our reputation or cost us money.

   We regard our product as proprietary. In an effort to protect our proprietary rights, we rely primarily on a combination of patent, copyright, trademark and trade secret laws, as well as licensing and other agreements with consultants, suppliers, strategic partners, resellers and our clients, and employee and third-party non-disclosure agreements. These laws and agreements provide only limited protection of our proprietary rights. In addition, we have not signed agreements containing these types of protective provisions in every case, and the contractual provisions that are in place and the protection they provide vary and may not provide us with adequate protection in all circumstances. Although we have patented or filed patent applications for some of the inventions embodied in our software, our means of protecting our proprietary rights may not be adequate. It may be possible for a third party to copy or otherwise obtain and use our technology without authorization and without our detection and without infringing our patents. A third party could also develop similar technology independently. In addition, the laws of some countries in which we sell our product do not protect our software and intellectual property rights to the same extent as the laws of the United States. Unauthorized copying, use or reverse engineering of our product could materially adversely affect our business, financial condition and results of operation.

Infringement claims could adversely affect us.

   A third party could claim that our technology infringes its proprietary rights. As the number of software products in our target market increases and the functionality of these products overlap, we believe that software developers may face infringement claims. Although we do not believe that our product infringes any patents, if certain software and technology patents were interpreted broadly, claims of infringement against us, if successful, could have a material adverse effect on us.

   Infringement claims, even if without merit, can be time consuming and expensive to defend. A third party asserting infringement claims against us or our clients with respect to our current or future products may require us to enter into costly royalty arrangements or litigation, or otherwise materially and adversely affect us. Beginning in June 1999, we received letters from Rockwell Electronic Commerce Corporation claiming that our product utilizes technologies pioneered and patented by Rockwell. On January 5, 2000, Rockwell filed a complaint in the United States District Court for the Northern District of Illinois asserting that we had infringed four of its patents identified in Rockwell's previous correspondence. The complaint seeks a permanent injunction and unspecified damages. Our patent counsel has completed its initial review of the claims being asserted by Rockwell and believes that we likely have meritorious defenses to such claims. If a negotiated resolution of this matter is required, it could involve payment of license fees which would increase our expenses. We cannot assure you that the terms of any licensing arrangement would be favorable to us. A resolution could also require a redesign of our product or the removal of some of our product features. If a negotiated resolution is not achieved, we will vigorously defend this action. If we do not prevail, damages could be awarded and an injunction could be issued requiring us to cease certain activities. If infringement is deemed to be willful, a court may triple the awarded damages. Any of these activities could have a material adverse effect on our business, financial condition and results of operations. Regardless of outcome, litigation may result in substantial expense and significant diversion of our management and technical personnel. See "Business--Legal Proceedings" on page 38 for a description of this dispute.

We may not be able to hire and retain the personnel we need to sustain our business.

  We depend on the continued services of our executive officers and other key personnel. The loss of services of any of our executive officers or key personnel could have a material adverse effect on our business, financial condition and results of operations.

  We need to attract and retain highly-skilled technical and managerial personnel for whom there is intense competition. We have had some difficulty hiring highly skilled technical people due to the high market demand for their services. If we are unable to attract and retain qualified technical and managerial personnel, our results of operations could suffer and we may never achieve profitability.

  Our financial success depends to a large degree on the ability of our direct sales force to increase sales. Therefore, our ability to increase revenue in the future depends considerably upon our success in recruiting, training and retaining additional direct sales personnel and the success of the direct sales force. Also, it may take a new salesperson a number of months before he or she becomes a productive member of our direct sales force. Our business will be harmed if we fail to hire or retain qualified sales personnel, or if newly hired salespeople fail to develop the necessary sales skills or develop these skills more slowly than we anticipate.

Our international operations and expansion involve financial and operational risks.

  We intend to continue to expand our international operations and enter additional international markets. The expansion of our international operations will require significant management attention and financial resources to establish additional foreign operations, hire additional personnel and recruit additional international resellers. Revenue from international expansion may be inadequate to cover the expenses of international expansion.

  Our expansion into new international markets may take longer than anticipated and could directly impact how quickly we increase product sales into these markets. International markets may take additional time and resources to penetrate successfully. Our product needs to be conformed to the language and infrastructure requirements of other countries. In addition, the acceptance of new technologies, such as e-mail and web-based forms of communication, may not occur as rapidly as in North America. This could have a material adverse impact on our business, financial condition and results of operation.

  Other risks we may encounter in conducting international business activities generally could include the following:

  .  economic and political instability;

  .  unexpected changes in foreign regulatory requirements and laws;

  .  tariffs and other trade barriers;

  . timing, cost and potential difficulty of adapting our product to the local language standards in those foreign countries that do not use the English alphabet;

  .  longer sales cycles and accounts receivable payment cycles;

  .  potentially adverse tax consequences;

  .  fluctuations in foreign currencies; and

  .  restrictions on the repatriation of funds.

Our product and third party software we sell with our product could have defects for which we are potentially liable and that could result in loss of revenue, increased costs, loss of our credibility or delay in acceptance of our product in the market.

   Our product, including components supplied by others, may contain errors or defects, especially when first introduced or when new versions are released. The portions of our product used to manage e-mail and web-based interactions are relatively new and have not, as of yet, had significant client usage. Despite internal product testing, we have in the past discovered software errors in some of the versions of our product after their introduction. Errors in new products or versions could be found after commencement of commercial shipments, and this could result in additional development costs, diversion of technical and other resources from our other development efforts, or the loss of credibility with current or future clients. This could result in a loss of revenue or delay in market acceptance of our product, which could have a material adverse effect upon our business, financial condition and results of operations.

   In addition, we have warranted to some of our clients, resellers and OEMs that our software is free of viruses. If a virus infects a client's computer software, the client could assert claims against us that could be costly and could have a material adverse effect on our business, financial condition and results of operations.

   Our license agreements with our clients typically contain provisions designed to limit our exposure to potential product liability and some contract claims. Our license agreements also typically limit our client's entire remedy to either a refund of the price paid or modification of our product to satisfy our warranty. However, not all of these agreements contain these types of provisions and, where present, these provisions vary as to their terms and may not be effective under the laws of some jurisdictions. We also do not have executed license agreements with all of our clients. A product liability, warranty, or other claim brought against us could have a material adverse effect on our business, financial condition and results of operations. Performance interruptions at our client's system, most of which currently do not have back-up systems, could negatively affect demand for our products or give rise to claims against us.

   The third party software we sell with our product may also contain errors or defects. Typically, our license agreements transfer any warranty from the original manufacturer of third party software to our clients to the extent permitted, but in some cases we provide warranties regarding third party software. Product liability, warranty or other claims brought against us with respect to such warranties could have a material adverse affect on our business, financial condition and results of operations.

Year 2000 issues may adversely affect our business.

   Many computer systems and software products are coded to understand only dates that have two digits for the relevant year. These systems and products need upgrading to accept four digit entries in order to distinguish 21st century dates from 20th century dates. Without upgrading, many computer applications could fail or create erroneous results beginning in the Year 2000.

   We have tested and evaluated our product for Year 2000 compliance. Based on this testing and evaluation, we believe that the current version of our product is capable of adequately distinguishing 21st century dates from 20th century dates. As of the date of this prospectus, we are not aware of any problems or interruptions in our product or the third party software we sell with our product related to Year 2000 problems. However, we cannot assure you that either our product or the third party software we sell with our product does not contain undetected errors or defects associated with the Year 2000 problems. Since we have warranted to some of our clients, resellers and OEMs that our current product and the third party software we sell with our product is Year 2000 compliant, any such errors or defects in our product or in the third party software we sell with our product could cause our clients to assert claims against us that, if successful, could be costly and have a material adverse effect on our business, financial condition and results of operations.

   Although we have not incurred any material costs or experienced material disruptions in our business associated with our internal systems, we cannot assure you that our internal systems will not experience any Year 2000 problems in the future. The failure of our internal systems as a result of the Year 2000 problem could cause a material adverse effect on our business, financial condition and results of operations.

   In addition, the purchasing patterns of our clients and potential clients may be affected by Year 2000 issues as businesses have expended significant resources to correct or upgrade their current software systems for Year 2000 compliance. These expenditures may reduce the funds available to purchase the product we offer. To the extent Year 2000 issues significantly disrupt decisions to purchase our product or our services, our business, financial condition and results of operations could be materially and adversely affected.

   For a more detailed description of our Year 2000 assessment, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" on page 24.

We depend on Microsoft Corporation technologies and other third party software on which our product relies.

   Our software currently runs only on Microsoft Windows NT(TM) servers. A decline in market acceptance for Microsoft technologies or the increased acceptance of other server technologies could cause us to incur significant development costs and could have a material adverse effect on our ability to market our current product. Although we believe that Microsoft technologies will continue to be widely used by businesses, we cannot assure you that businesses will adopt these technologies as anticipated or will not in the future migrate to other computing technologies that we do not currently support. In addition, our products and technologies must continue to be compatible with new developments in Microsoft technologies.

   We sell third party software with our product. If one or more of these third parties cease to sell their software, we will need to modify our product to use an alternative supplier or eliminate the affected product function, either of which could have a material adverse effect on our business and financial condition.

We may not be able to obtain adequate financing to implement our growth strategy.

   Successful implementation of our growth strategy will likely require continued access to capital. If we do not generate sufficient cash from operations, our growth could be limited unless we are able to obtain capital through additional debt or equity financings. We cannot assure you that debt or equity financings will be available as required to fund growth and other needs. Even if financing is available, it may not be on terms that are favorable to us or sufficient for our needs. If we are unable to obtain sufficient financing, we may be unable to fully implement our growth strategy.

If our clients do not perceive our product or services to be effective or of high quality, our brand and name recognition would suffer.

   We believe that establishing and maintaining brand and name recognition is critical for attracting and expanding our targeted client base. We also believe that the importance of reputation and name recognition will increase as competition in our market increases. Promotion and enhancement of our name will depend on the effectiveness of our marketing and advertising efforts and on our success in continuing to provide high-quality products and services, neither of which can be assured. If our clients do not perceive our product or services to be effective or of high quality, our brand and name recognition would suffer which would have a material adverse effect on our business.

The growth of our business may be impeded without increased use of the Internet.

   The use of the Internet as a commercial marketplace is at an early stage of development. Demand and market acceptance for recently introduced products and services available over the Internet are still uncertain. In addition, governmental regulation of the Internet, such as imposing sales and other taxes, access charges, and pricing controls and inhibiting cross-border commerce, may reduce the use of the Internet by businesses for their electronic commerce and customer service needs. To date, governmental regulations have not materially restricted commercial use of the Internet. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. New regulations could reduce the use of the Internet by our clients and their customers. The lack of acceptance of the Internet as a forum for conducting business could reduce growth in demand for our product and limit the growth of our revenue.

Natural Microsystems, Inc. may become unwilling or unable to continue to supply us with voice processing boards, requiring us to find a substitute supplier which could prove difficult or costly.

   Natural Microsystems, Inc. is currently our only supplier of the voice processing boards that are necessary for the operation of our product. If Natural Microsystems becomes unable or unwilling to continue to supply these voice processing boards in the volume, at the price and with the technical specifications we require, then we would have to adapt our product to perform with the voice processing boards of a substitute supplier. Introducing a new supplier of voice processing boards could result in unforeseen additional product development or customization costs and could also introduce hardware and software compatibility problems. These problems could affect product shipments, be costly to correct or damage our reputation in the markets in which we operate, and could have a material adverse affect on our business, financial condition and results of operations.

                         Risks Related to this Offering

Our share price is likely to be highly volatile and could drop unexpectedly.

   Following this offering, the price for our common shares could be highly volatile and subject to wide fluctuations in response to the following factors:

  . quarterly variations in our operating results due to prolonged sales cycles and deviations between actual and expected sales;

  . announcements of technical innovations, new products or services by us or our competitors;

  .  changes in investor perception of us or the market for our product;

  .  changes in financial estimates by securities analysts; and

  .  changes in general economic and market conditions.

   The stocks of many technology companies have experienced significant fluctuations in trading price and volume. Often these fluctuations have been unrelated to operating performance. Declines in the market price of our common shares could also materially and adversely affect employee morale and retention, our access to capital and other aspects of our business.

If our share price is volatile, we may become subject to securities litigation, which is expensive and could divert our resources.

   In the past, following periods of market volatility in the price of a company's securities, security holders have instituted class action litigation. Many companies in our industry have been subject to this type of litigation. If the market value of our common shares experiences adverse fluctuations, and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and our management's attention could be diverted, causing our business to suffer.

We may face a financial liability arising out of a possible violation of
   Section 5 of the Securities Act of 1933 in connection with an e-mail sent to all of our employees regarding participation in our directed share program.

   As part of our initial public offering, we and the underwriters have determined to make available up to 370,000 of our common shares at the initial public offering price for directors, business associates and related persons associated with us. On November 24, 1999, we sent an e-mail with respect to the proposed directed share program to all of our 147 employees setting forth procedural aspects of the directed share program and informing the recipients that their immediate families might have an opportunity to participate in the proposed directed share program. No person who received this e-mail should rely on it in any manner in making a decision whether to purchase our common shares in this offering. We did not deliver a preliminary prospectus prior to distribution of this e-mail as required by the Securities Act of 1933. In addition, the e-mail may have constituted a non-conforming prospectus under the Securities Act of 1933. As a result, we may have a contingent liability under Section 5 of the Securities Act of 1933. Any liability would depend upon the number of common shares purchased by the recipients of the e-mail. The recipients of the e-mail who purchase common shares in this offering may have a right for a period of one year from the date of the purchase to obtain recovery of the consideration paid in connection with their purchase of our common shares or, if they had already sold the stock, sue us for damages resulting from their purchase of our common shares. If any liability is asserted with respect to the e-mail, we will contest the matter vigorously. However, if all of the purchasers in the directed share program are awarded damages after an entire or substantial loss of their investment, the damages could total up to approximately $6.7 million plus interest based on the assumed initial public offering price of $18.00 per share. If this occurs, our financial condition could be materially adversely affected.

No public market has existed for our shares and an active trading market may not develop or be sustained.

   Before this offering, there has been no public market for our common shares. We cannot assure you that an active trading market will develop or be sustained after this offering. You may not be able to resell your shares at or above the initial public offering price. The initial public offering price will be determined through negotiations between the underwriters and us and may not be indicative of the market price for our common shares after this offering. See "Underwriting" on page 60 for the factors that were considered in determining the initial public offering price.

Our executive officers, directors and principal shareholders control us and may make decisions that you do not consider to be in your best interest.

   Immediately after this offering, our executive officers, directors and principal shareholders will, in the aggregate, hold approximately 71.9% of our outstanding shares. Accordingly, these shareholders will be able to control us through their ability to determine the outcome of the election of our directors, amend our articles of incorporation and bylaws and take other actions requiring the vote or consent of shareholders, including mergers, going private transactions and other extraordinary transactions, and the terms of any of these transactions. The ownership position of these shareholders may have the effect of delaying, deterring or preventing a change in control or a change in the composition of our board of directors. See "Principal and Selling Shareholders" on page 48 for information concerning the beneficial ownership of our common shares.

The sale of a substantial number of our common shares after this offering may affect our share price.

   The market price of our common shares could decline as a result of sales of substantial amounts of common shares in the public market after the closing of this offering or the perception that substantial sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

   After this offering, assuming no exercise of options or warrants after January 24, 2000, we will have outstanding 14,295,667 common shares. This includes the 3,700,000 common shares we are selling in this offering, which may be resold in the public market immediately. 65,158 common shares may also be resold in the public market immediately. The remaining 10,530,509 common shares, or 73.7% of our total outstanding shares, and our common shares subject to outstanding warrants and options are restricted from immediate resale under the federal securities laws and lock-up agreements between our current security holders and the underwriters, but may be sold into the market in the near future. These common shares will become available for sale at various times following the expiration of the lock-up agreements which is 180 days after the date of this prospectus, subject to volume limitations under Rule 144 of the Securities Act of 1933. See "Shares Eligible for Future Sale" on page 53 for more information regarding common shares that may be sold in the market after the closing of this offering.

Investors will incur immediate dilution and may experience further dilution.

   If you purchase common shares in this offering, you will experience immediate and substantial dilution of $13.57 in pro forma net tangible book value per share based on our book value as of December 31, 1999 and an assumed initial public offering price of $18.00 per share. We also have outstanding a large number of stock options and warrants to purchase common shares with exercise prices significantly below the initial public offering price of the common shares. To the extent these options and warrants are exercised, there will be further dilution. We intend to continue to grant stock options to our employees as part of our general compensation practices. See "Dilution" on page 16 for more information on the dilution our investors will incur.

We may use the proceeds from this offering in ways with which you may not agree.

   We have significant flexibility in applying the proceeds we receive in this offering. Other than repayment of a portion of our indebtedness, including accrued interest, we are not required to allocate the proceeds we receive in this offering to any specific investment or transaction. Therefore, you cannot determine the value or propriety of our use of proceeds. If we do not apply the funds we receive effectively, our accumulated deficit will increase and we may lose significant business opportunities. See "Use of Proceeds" on page 14 for a more detailed description of how we intend to apply the proceeds from this offering.

Our amended and restated articles of incorporation, our amended and restated bylaws and Illinois law make it difficult for a third party to acquire us, despite the possible benefits to our shareholders.

   Our amended and restated articles of incorporation, our amended and restated bylaws and Illinois law contain provisions that may inhibit changes in control of us not approved by our board of directors. These provisions may have the effect of delaying, deferring or preventing a change of control of us despite possible benefits to our shareholders, may discourage bids at a premium over the market price of our common shares and may adversely affect the market price of our common shares, and the voting and other rights of the holders of our common shares. See "Description of Capital Stock" on page 51 for more information regarding these provisions.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks" and "estimates", and variations of these words and similar expressions, are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecasted in the forward-looking statements. In addition, the forward-looking events discussed in this prospectus might not occur. These risks and uncertainties include, among others, those described in "Risk Factors" on page 4 and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

   We will receive net proceeds of approximately $60.4 million from the sale of
3.7 million common shares at the assumed initial public offering price of $18.00 per share after deducting underwriting commissions and discounts of $4.7 million and estimated expenses of $1.5 million. If the underwriters exercise their over-allotment option in full, then the net proceeds will be approximately $65.1 million. We will not receive any proceeds from the sale of shares by the selling shareholder.

   $8.0 million of the net proceeds from this offering will be used to repay debt. Of the $8.0 million, (1) $1.5 million will be used to repay subordinated convertible promissory notes with a stated interest rate of 10% per annum which mature on the earlier to occur of May 12, 2000 or our initial public offering,
(2) $5.0 million will be used to repay a secured bridge loan with a stated interest rate of 9.25% per annum which matures on March 31, 2000 and (3) the remaining $1.5 million will be used to repay a portion of the amount outstanding under our revolving credit facility which has a stated interest rate of the prime rate plus 1.25% per annum and matures on March 16, 2000. See "Certain Transactions" on page 50 and "Underwriting" on page 60 for more information regarding the subordinated convertible promissory notes and the secured bridge loan. After application of the net proceeds of this offering, $2.2 million will remain outstanding under our revolving credit facility. We currently estimate that we will use the balance of the net proceeds of this offering as follows:

  .  11% for research and development;

  .  11% for expansion of our sales channels;

  .  9% for increased marketing programs;

  .  2% for capital expenditures; and

  .  67% for working capital and other general corporate purposes.

   The amounts described above reflect our estimate of the use of our net proceeds from this offering, based on our current plans for anticipated expenditures. Our actual expenditures may vary significantly from these estimates based upon a number of factors, including the progress or results of our marketing programs, changing technologies, shifts in client demand and success of our sales channels. As a result, we may find it necessary or advisable to reallocate the net proceeds within the uses outlined above or to use portions of the net proceeds for other purposes. Accordingly, our management will have significant flexibility in applying the net proceeds from this offering.

   Pending any use, the net proceeds of this offering will be invested in short-term, interest bearing investment grade securities.

                                DIVIDEND POLICY

   We have not paid any dividends in the past and do not intend to pay cash dividends on our capital stock for the foreseeable future. Instead, we intend to retain all earnings for use in the operation and expansion of our business. Our board of directors will make any future determination of the payment of dividends based upon various factors then existing, including, but not limited to, our financial condition, operating results and current and anticipated cash needs. The payment of dividends may be limited by financing agreements that we may enter into in the future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 1999:

  .  on an actual basis;

  . on a pro forma basis to give effect to the conversion of all of our outstanding convertible preferred shares into common shares upon the closing of this offering on a split adjusted basis to reflect the seven-for-four stock split of our common shares; and

  . on a pro forma as adjusted basis to give effect to (1) the sale by us of 3,700,000 common shares at an assumed initial public offering price of $18.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses and (2) the use of $8.0 million of the estimated net proceeds to repay a portion of our outstanding indebtedness. See "Use of Proceeds" on page 14 for more information regarding our use of the net proceeds of this offering to repay debt.

   The table reflects a seven-for-four stock split of our common shares occurring immediately prior to the closing of this offering.

   This table should be read in conjunction with the consolidated financial statements and notes to those consolidated financial statements included elsewhere in this prospectus.

                                                      December 31, 1999
                                                -------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                --------  --------  -----------
                                                 (in thousands, except share
                                                          amounts)
Cash and cash equivalents...................... $  3,467  $  3,467   $ 55,905
                                                ========  ========   ========
Short-term debt................................ $  8,361  $  8,361   $    361
                                                ========  ========   ========
Long-term debt................................. $    314  $    314   $    314
                                                --------  --------   --------
  Series A convertible preferred shares, par
   value $0.01 per share, 1,242,858 shares
   authorized, 1,242,858 shares issued and
   outstanding actual, none issued or
   outstanding pro forma or as adjusted........    2,119        --         --
  Series B convertible preferred shares, par
   value $0.01 per share, 1,599,888 shares
   authorized, 1,599,888 shares issued and
   outstanding actual, none issued or
   outstanding pro forma or as adjusted........    5,974        --         --
  Series C convertible preferred shares, par
   value $0.01 per share, 1,152,737 shares
   authorized, 1,152,737 shares issued and
   outstanding actual, none issued or
   outstanding pro forma or as adjusted........    7,986        --         --
  Shareholders' equity (deficit):
  Preferred shares, par value $0.01 per share,
   5,000,000 shares authorized, none issued or
   outstanding actual, pro forma or as
   adjusted....................................       --        --         --
  Common shares, par value $0.01 per share,
   60,000,000 shares authorized, 3,055,883,
   10,047,978 and 13,747,978 shares issued and
   outstanding actual, pro forma and as
   adjusted, respectively......................       53       123        160
  Additional paid-in-capital...................    2,932    18,941     79,342
  Accumulated deficit..........................  (18,614)  (18,614)   (18,614)
                                                --------  --------   --------
    Total shareholders' equity (deficit).......  (15,629)      450     60,888
                                                --------  --------   --------
     Total capitalization...................... $  9,125  $  9,125   $ 61,563
                                                ========  ========   ========

                                    DILUTION

   Our pro forma net tangible book value at December 31, 1999 was $450,000, or $0.04 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the total number of common shares outstanding after giving effect to the conversion of all of our outstanding convertible preferred shares.

   After giving effect to this offering and the receipt of $60.4 million of net proceeds from this offering, based on an assumed initial public offering price of $18.00 per share, the pro forma net tangible book value of the common shares as of December 31, 1999 would have been $60.9 million, or $4.43 per share. This amount represents an immediate increase in net tangible book value of $4.39 per share to the existing shareholders and an immediate dilution in net tangible book value of $13.57 per share to purchasers of common shares in this offering. Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the amount of cash paid by a new investor for a common share. The new investors will have paid $18.00 per share even though the per share value of our assets after subtracting our liabilities is only $4.43. In addition, the total consideration from new investors will be $66.6 million, which is 80.5% of the total of $82.7 million paid for all common shares outstanding, but new investors will own only 26.9% of our outstanding common shares. The following table illustrates such dilution:

   Initial public offering price per share........................       $18.00
     Pro forma net tangible book value per share at December 31,
      1999........................................................ $0.04
     Increase per share attributable to new investors.............  4.39
                                                                   -----
   Pro forma net tangible book value per share after this
    offering......................................................         4.43
                                                                         ------
   Dilution per share to new investors............................       $13.57
                                                                         ======

   The following table sets forth, as of December 31, 1999, on the pro forma basis described above, the number of common shares purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by new investors who purchase common shares in this offering, before deducting the underwriting discounts and commissions and estimated offering expenses.

                                 Shares Purchased  Total Consideration  Average
                                ------------------ ------------------- Price Per
                                  Number   Percent   Amount    Percent   Share
                                ---------- ------- ----------- ------- ---------
   Existing shareholders....... 10,047,978   73.1% $16,132,000   19.5%  $ 1.61
   New investors...............  3,700,000   26.9   66,600,000   80.5    18.00
                                ----------  -----  -----------  -----
       Total................... 13,747,978  100.0% $82,732,000  100.0%  $ 6.02
                                ==========  =====  ===========  =====

   The share amounts in the tables above are based on shares outstanding as of December 31, 1999. The tables exclude:

  . 4,600,000 common shares reserved for issuance under our 2000 omnibus incentive plan, of which 3,352,305 shares were subject to outstanding options at December 31, 1999, at a weighted average exercise price of $0.46 per share;

  . 547,689 common shares issued upon exercise of outstanding options between December 31, 1999 and January 24, 2000;

  . 1,000,000 common shares reserved for issuance under our employee stock purchase plan of 2000;

  . 106,274 common shares issuable upon exercise of outstanding warrants, at an exercise price of $3.97 per share; and

  . 262,500 common shares issuable upon exercise of outstanding warrants at an exercise price of $5.34 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and notes to those consolidated financial statements on page F-1 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 18. The consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999, are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 31, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our audited consolidated financial statements which are not included in this prospectus.

                                  Year Ended December 31,
                         ---------------------------------------------
                          1995     1996     1997      1998      1999
                         -------  -------  -------  --------  --------
                               (in thousands, except per share data)
Consolidated Statement
 of Operations:
  Revenue:
    Software licenses... $   417  $ 1,424  $ 2,669  $  5,697  $ 10,300
    Services and other..     248      582    1,424     3,445     7,866
                         -------  -------  -------  --------  --------
      Total revenue.....     665    2,006    4,093     9,142    18,166
  Costs and expenses:
    Cost of software....     341       10       26        31       296
    Cost of service and
     other..............      --      348    1,308     3,084     5,611
    Research and
     development........      65      491    1,271     2,805     4,441
    Sales and marketing.      93    1,418    3,644     6,030     9,704
    General and
     administrative.....     745      960    1,552     2,236     5,264
                         -------  -------  -------  --------  --------
      Total costs and
       expenses.........   1,244    3,227    7,801    14,186    25,316
                         -------  -------  -------  --------  --------
  Loss from operations..    (579)  (1,221)  (3,708)   (5,044)   (7,150)
  Other income
   (expense)............      --       21      141       222    (1,359)
                         -------  -------  -------  --------  --------
  Net loss.............. $  (579) $(1,200) $(3,567)  $(4,822) $ (8,509)
                         =======  =======  =======  ========  ========
  Net loss per share-
   basic and diluted.... $(19.30) $ (0.42) $ (1.22) $  (1.64) $  (2.85)
                         =======  =======  =======  ========  ========
  Shares used to compute
   net loss per share--
   basic and diluted....      30    2,868    2,923     2,947     2,983

                                       December 31,
                         ---------------------------------------------
                          1995     1996     1997      1998      1999
                         -------  -------  -------  --------  --------
                                         (in thousands)
Selected Consolidated
 Balance Sheet Data:
  Cash and cash
   equivalents.......... $    45  $ 6,211  $ 1,984  $  3,170  $  3,467
  Working capital
   (deficit)............    (508)   6,194    2,299     4,916    (1,472)
  Total assets..........     140    7,140    4,395     8,649    15,434
  Short-term debt.......      --       98       --        --     8,361
  Long-term debt........      --      151       --        --       314
  Convertible preferred
   shares...............      --    8,093    8,093    16,079    16,079
  Total common
   shareholders'
   deficit..............    (482)  (1,699)  (5,261)  (10,010)  (15,629)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with our consolidated financial statements and notes to those consolidated financial statements included elsewhere in this prospectus.

Overview

   We develop, market and support a market leading customer interaction management solution for multimedia contact centers. We commenced operations in January 1989, and, from inception to early 1995, our operating activities consisted primarily of research and development and consulting, and we derived revenue primarily from consulting. In March 1995, we began shipping our first software product.

   Revenue. We derive revenue principally from the sale of software licenses and from fees for implementation, technical support and training services. We also derive revenue from the sale of certain third party hardware products such as voice cards required to implement our solution. Revenue from the sale of hardware constituted less than 10% of our total revenue for 1999, and is included in revenue from services and other. We expect the hardware component of our total revenue to decrease as a percentage of total revenue over time. We now encourage the majority of our clients to purchase servers directly from third party manufacturers and have discontinued paying commissions to our sales force for the sale of third party hardware products. We expect to offer voice cards and other hardware to our clients on a limited basis in the near term.

   We market our solution to our clients primarily through our direct sales force, value added resellers and original equipment manufacturers, or OEMs in North America, Europe, South America, Asia, Africa and Australia. We currently have relationships with 15 value added resellers and two OEMs. We are aggressively expanding both our direct sales force and our reseller and OEM relationships. Sales to our resellers and OEMs accounted for 10.0% of our total revenue for 1998 and 22.0% of our total revenue for 1999. We expect that revenue derived from sales to resellers and OEMs will continue to increase as a percentage of total revenue for the foreseeable future as we expand and focus on our international sales efforts and distribution channels.

   Although we enter into general sales contracts with our clients and resellers, none of our clients or resellers is obligated to purchase our product or our services pursuant to these contracts. We rely on our clients and resellers to submit purchase orders for our product and services. All of our sales contracts contain provisions regarding the following:

  .  product features and pricing;

  .  order dates, rescheduling and cancellations;

  .  warranties and repair procedures; and

  .  marketing and/or sales support and training obligations.

Typically, these contracts provide that the exclusive remedy for breach of our specified warranty is either a refund of the price paid or modification of our product to satisfy our warranty.

   We have generally experienced a product sales cycle of six to nine months. We consider the life of the sales cycle to begin on the first face-to-face meeting with the prospective client and end when we ship our product. The length of the sales cycle for client orders depends on a number of factors including:

  . a client's awareness of the capabilities of the type of solution we sell and the amount of client education required;

  . concerns that our client may have about our limited operating history and track record and our size compared to many of our larger competitors;

  .  a client's budgetary constraints;

  .  the timing of a client's budget cycles;

  . concerns of our client about the introduction of new products by us or our competitors that would render our current product noncompetitive or obsolete; and

  . downturns in general economic conditions, including reductions in demand for contact center services.

   Our OEM contracts contain additional provisions regarding product technical specifications, labeling instructions and other instructions regarding customization and rebranding. Our OEM contracts contain volume discounts.

   Sales to clients outside the United States accounted for 6.6% of our revenue in 1998 and 20.8% of our total revenue for 1999. We expect the portion of our total revenue derived from sales to clients outside the United States to increase as we expand our international sales efforts and distribution channels.

   We recognize revenue from the sale of software and hardware upon shipment. Beginning in 1998, we recognized revenue from fees for implementation services using the percentage of completion method. We calculate percentage of completion based on the estimated total number of hours of service required to complete an implementation project and the number of actual hours of service rendered. Prior to 1998, we recognized revenue from implementation services as those services were completed. We recognize support and maintenance services ratably over the term of our maintenance contracts, which are typically annual contracts. Training services are recognized as such services are completed.

   Cost of revenue. Our cost of revenue consists primarily of:

  . the cost of compensation for technical support, education and professional services personnel;

  . other costs related to facilities and office equipment for technical support, education and professional services personnel;

  .  the cost of third party hardware we resell as part of our solution; and

  .  payments for third party software used with our product.

   We recognize costs of software, maintenance, support and training services and hardware as they are incurred. Prior to 1997, we recognized costs of implementation services as they were incurred. In 1997, we began to recognize costs of implementation services using the percentage of completion method described above.

   Other operating expenses. We generally recognize our operating expenses as we incur them. Our sales and marketing expenses consist primarily of compensation, commission and travel expenses along with other marketing expenses, including trade shows, public relations, telemarketing campaigns and other promotional expenses. Our research and development expenses consist primarily of compensation expenses for our personnel and, to a lesser extent, independent contractors who adapt our product for specific countries. Our general and administrative expenses consist primarily of compensation for our administrative, financial and information technology personnel and a number of non-allocable costs, including professional fees, legal fees, accounting fees and bad debts.

   Interest income and expenses. Interest income is generated by the investment of cash raised in prior rounds of equity financing. Interest expense is generated primarily from amounts we owe under our line of credit and capital lease lines of credit.

   Income taxes. There has been no provision or benefit for income taxes for any period since 1995 due to our operating losses. As of December 31, 1999, we had $15.6 million of net operating loss carryforwards for federal income tax purposes, which expire beginning 2012. Our use of these net operating losses may be limited in future periods. See note 5 of notes to consolidated financial statements on page F-12 regarding the use of our net operating loss carryforwards.

   Stock compensation. In 1997, 1998 and 1999, we recorded stock compensation charges of $0, $69,000 and $229,000, respectively. Stock compensation charges represent the difference between the exercise price of options granted to acquire our common shares during these periods and the deemed fair value for financial reporting purposes of our common shares on the measurement date which is the same as the date of grant for our options. Stock compensation is amortized over the vesting period of the options granted, which is typically four years. Based on the outstanding options at December 31, 1999, we will record a stock compensation charge of $853,000, $831,000 and $784,000 in 2000, 2001 and 2002, respectively.

Results of Operations

   The following table sets forth financial data for the periods indicated as a percentage of total revenue.

                                                              Percentage of
                                                                 Revenue
                                                         -----------------------
                                                               Years Ended
                                                              December 31,
                                                         -----------------------
                                                          1997    1998    1999
                                                         ------- ------- -------
Revenue:
  Software licenses.....................................  65.2 %  62.3 %  56.7 %
  Services and other....................................    34.8    37.7    43.3
                                                         ------- ------- -------
    Total revenue.......................................   100.0   100.0   100.0
                                                         ------- ------- -------
Costs and expenses:
  Cost of software......................................     0.6     0.3     1.6
  Cost of services and other............................    32.0    33.7    30.9
  Research and development..............................    31.0    30.7    24.4
  Sales and marketing...................................    89.0    66.0    53.4
  General and administrative............................    37.9    24.4    29.0
                                                         ------- ------- -------
    Total costs and expenses............................   190.5   155.1   139.3
                                                         ------- ------- -------
Operating loss..........................................  (90.5)  (55.1)  (39.3)
Other income (expense)..................................     3.4     2.4   (7.5)
                                                         ------- ------- -------
Net loss................................................ (87.1)% (52.7)% (46.8)%
                                                         ======= ======= =======


Years Ended December 31, 1997, 1998 and 1999

   Revenue. Our total revenue increased by 123.4% from $4.1 million in 1997 to $9.1 million in 1998 and increased 98.7% to $18.2 million in 1999. Revenue from international sales increased by 512.6% from $604,000 in 1998 to $3.7 million in 1999. We had no revenue from international sales prior to 1998.

   Revenue from software licenses. Revenue from the sale of licenses for software increased 113.5% from $2.7 million in 1997 to $5.7 million in 1998 and increased 80.8% to $10.3 million in 1999. The increase in software revenue from 1997 to 1999 resulted from a growing market acceptance of our solution, our expanded sales and marketing efforts, our entrance into international markets and introduction of new product features.

   Revenue from services and other. Revenue from fees we receive for services and other increased 141.9% from $1.4 million in 1997 to $3.4 million in 1998 and increased 128.2% to $7.9 million in 1999. The growth in revenue from services and other resulted primarily from the growth in our professional services and maintenance revenue as our client base increased over this period. The growth in revenue from services and other also resulted from sales of hardware, which accounted for 13.8% of total revenue in 1997, 12.7% of total revenue in 1998 and 9.9% of total revenue in 1999. We anticipate that hardware revenue will continue to decline as a percentage of total revenue in the future. We now encourage the majority of our clients to purchase servers directly from third party manufacturers and have discontinued paying commissions to our sales force on the sale of third party hardware products. We expect to offer voice cards and other hardware to our clients on a limited basis in the near term.

   Costs and expenses. Our total costs and expenses increased 81.8% from $7.8 million in 1997 to $14.2 million in 1998 and increased 78.5% to $25.3 million in 1999. These increases primarily reflected increases in our research and development and sales and marketing efforts over the three-year period. These investments included headcount additions of 32 employees in 1998 and 60 employees in 1999. As a percentage of total revenue, our costs and expenses were 190.6% in 1997, 155.2% in 1998 and 139.3% in 1999.

   Cost of software. Cost of software increased 19.2% from $26,000 in 1997 to $31,000 in 1998 and increased 854.8% to $296,000 in 1999. This cost represented 1.0% of software revenue in 1997, 0.5% of software revenue in 1998 and 2.9% of software revenue in 1999. The increases in amount from 1997 to 1998 resulted primarily from increased software sales. The increase in amount from 1998 to 1999 resulted from increased software sales and increased third party content required for various new product features.

   Cost of services and other. Cost of services and other increased 135.8% from $1.3 million in 1997 to $3.1 million in 1998 and increased 81.9% to $5.6 million in 1999. The increases from 1997 to 1999 are due primarily to the hiring of additional project managers, programmers, technical support and trainers to expand our professional services organization. The increase from 1997 to 1999 also reflects the cost of third party hardware sold to our clients during these periods.

   Research and development. Research and development expenses increased 120.7% from $1.3 million in 1997 to $2.8 million in 1998 and increased 58.3% to $4.4 million in 1999. The increases in research and development expenses from 1997 to 1999 related primarily to the increase in software developers and testing personnel to develop and enhance our product.

   Sales and marketing. Sales and marketing expenses increased 65.5% from $3.6 million in 1997 to $6.0 million in 1998 and increased 60.9% to $9.7 million in 1999. The increases in sales and marketing expenses from 1997 to 1999 resulted primarily from our investment in sales and marketing personnel. This investment included establishment of our European regional sales office in 1997, additional sales channels in Europe and Asia in 1998 and 1999 and additional North American field sales offices in 1997, 1998 and 1999. The increase in sales and marketing expenses also reflects increased marketing activities, including tradeshows, public relations activities and advertisements during these periods.

   General and administrative. General and administrative expenses increased 44.1% from $1.6 million in 1997 to $2.2 million in 1998 and increased 135.4% to $5.3 million in 1999. The increases from 1997 to 1998 were primarily due to additional personnel necessary to support our growing operations in the United States and expenses related to the establishment of our international subsidiary in the United Kingdom. The increases in 1999 were due to additional personnel as well as accruals for compensation expense related to option grants, litigation expense and state sales taxes.

   Interest income and interest expense. Interest income was $210,000 in 1997, $245,000 in 1998 and $42,000 in 1999. Interest expense was $25,000 in 1997,
$23,000 in 1998 and $1.4 million in 1999. The decrease in interest income is a result of declining cash balances, due to cash being used to fund operations. The increase in interest expense is primarily due to a charge for the fair market value of the warrants that were issued in connection with our bridge loan, as well as increases in debt payable under our line of credit and capital leases. See notes 3 and 4 of our notes to our consolidated financial statements on page F-10.

Quarterly Results of Operations

   The following table sets forth, for the periods indicated, our consolidated financial information for the last eight quarters expressed in dollars and as a percentage of total revenue. We prepared this information using our unaudited interim consolidated financial statements that, in our opinion, have been prepared on a basis consistent with our annual consolidated financial statements. We believe that these interim statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information when read in conjunction with our consolidated financial statements and notes to those consolidated financial statements. The operating results for any quarter do not necessarily indicate the results to be expected for any future period.

                                                       Quarter Ended
                         ------------------------------------------------------------------------------------
                         Mar. 31,   June 30,  Sept. 30,  Dec. 31,   Mar. 31,   June 30,   Sept. 30,  Dec. 31,
                           1998       1998      1998       1998       1999       1999       1999       1999
                         --------   --------  ---------  --------   --------   --------   ---------  --------
                                             (in thousands, except per share amounts)
Revenue:
 Software licenses...... $ 1,020     $1,270    $ 1,678   $ 1,729    $ 1,710    $ 2,468     $ 2,838   $ 3,284
 Services and other.....     747        937        749     1,012      1,582      1,632       2,170     2,482
                         -------     ------    -------   -------    -------    -------     -------   -------
   Total revenue........   1,767      2,207      2,427     2,741      3,292      4,100       5,008     5,766
Costs and expenses:
 Cost of software.......       8         14          4         5         36         44          96       120
 Cost of services and
  other software........     793        718        687       886      1,219      1,151       1,627     1,614
 Research and
  development...........     553        581        756       915        869        958       1,130     1,484
 Sales and marketing....   1,164      1,478      1,560     1,828      2,408      2,293       2,283     2,720
 General and
  administrative........     517        460        508       751        905        858       1,964     1,537
                         -------     ------    -------   -------    -------    -------     -------   -------
   Total costs and
    expenses............   3,035      3,251      3,515     4,385      5,437      5,304       7,100     7,475
                         -------     ------    -------   -------    -------    -------     -------   -------
Operating loss..........  (1,268)    (1,044)    (1,088)   (1,644)    (2,145)    (1,204)     (2,092)   (1,709)
Other income (expense)..      22         87         65        48          6        (25)       (148)   (1,192)
                         -------     ------    -------   -------    -------    -------     -------   -------
Net loss................ $(1,246)    $ (957)   $(1,023)  $(1,596)   $(2,139)   $(1,229)    $(2,240)  $(2,901)
                         =======     ======    =======   =======    =======    =======     =======   =======
Net loss per share--
 basic and diluted...... $ (0.43)    $(0.33)   $ (0.35)  $ (0.54)   $ (0.72)   $ (0.41)    $ (0.75)  $ (0.97)
                         =======     ======    =======   =======    =======    =======     =======   =======
Shares used in
 calculation of basic
 and diluted............   2,929      2,935      2,941     2,947      2,975      2,977       2,987     2,983
                                                As a Percentage of Revenue
                         ------------------------------------------------------------------------------------
Revenue:
 Software licenses......    57.7%      57.5%      69.1%     63.1%      51.9%      60.2%       56.7%     57.0%
 Services and other.....    42.3       42.5       30.9      36.9       48.1       39.8        43.3      43.0
                         -------     ------    -------   -------    -------    -------     -------   -------
   Total revenue........   100.0      100.0      100.0     100.0      100.0      100.0       100.0     100.0
Costs and expenses:
 Cost of software.......     0.5        0.6        0.2       0.2        1.1        1.1         1.9       2.1
 Cost of services and
  other software........    44.9       32.5       28.3      32.3       37.0       28.1        32.5      28.0
 Research and
  development...........    31.3       26.3       31.1      33.4       26.4       23.4        22.6      25.7
 Sales and marketing....    65.9       67.0       64.3      66.7       73.1       55.9        45.6      47.2
 General and
  administrative........    29.2       20.9       20.9      27.4       27.5       20.9        39.2      26.6
                         -------     ------    -------   -------    -------    -------     -------   -------
   Total costs and
    expenses............   171.8      147.3      144.8     160.0      165.1      129.4       141.8     129.6
                         -------     ------    -------   -------    -------    -------     -------   -------
Operating loss..........   (71.8)     (47.3)     (44.8)    (60.0)     (65.1)     (29.4)      (41.8)    (29.6)
Other income (expense)..     1.2        3.9        2.7       1.8        0.1       (0.6)       (2.9)    (20.7)
                         -------     ------    -------   -------    -------    -------     -------   -------
Net loss................   (70.6)%    (43.4)%    (42.1)%   (58.2)%    (65.0)%    (30.0)%     (44.7)%   (50.3)%
                         =======     ======    =======   =======    =======    =======     =======   =======

   Revenue. Our revenue from software licenses and our revenue from services and other have generally increased in each of the last eight quarters due primarily to the increased market acceptance of our solution, the growth and increased productivity of our direct sales force and an increase in the number of value added resellers and OEMs. We do not believe that we will achieve similar percentage increases in future periods.

   We anticipate that revenue from software licenses will continue to represent a majority of our revenue for the foreseeable future. We also expect our revenue from services and other to increase primarily as a result of our growing installed client base. We also anticipate hardware revenue to decline as a percentage of total revenue in the future. We now encourage the majority of our clients to purchase servers directly from third party manufacturers and have discontinued paying commissions to our sales force on the sale of third party hardware products. We expect to offer voice cards and other hardware to our clients on a limited basis in the near term.

   Cost of revenue. Our cost of revenue has generally increased in each of the last eight quarters. We expect our cost of software to continue to increase as our revenue from software increases, particularly if we integrate additional third-party applications into our product offerings. We expect our cost of services and other to increase in the future as we continue to make investments in our service organization to support our client base. We expect, however, that our cost of services and other will decrease as a percentage of our total revenue as our client base grows and as our total hardware sales decrease. We also intend to pursue a strategy of expanding our relationships with value added resellers, OEMs and other strategic partners that will enable us to outsource implementation and some support services to these parties.

   Operating expenses. Our total operating expenses have generally increased in each of the last eight quarters. We have increased our spending in every functional area of the organization since 1995. However, the percentage increases in spending for each quarter have generally been less than the percentage increases in our revenue for the corresponding quarter. We anticipate that our operating expenses will increase for the foreseeable future as we continue to:

  . invest in our sales and marketing efforts to build market and brand awareness and enlarge our United States and international client base;

  . invest in research and development, which we believe will be critical to maintaining technological leadership; and

  . expand our administrative infrastructure and incur additional expenses associated with becoming a public company.

   Our investments in these activities could significantly precede any revenue generated by the increased spending. If we do not experience significantly increased revenue from these efforts, our business, financial condition and results of operations could be materially and adversely affected.

Liquidity and Capital Resources

   Since 1995, we have funded our operations primarily through the private placement of our convertible preferred shares, and to a lesser extent, through bank borrowings and capital equipment lease financing. As of December 31, 1999, we had cash and cash equivalents of $3.5 million and no availability under our revolving line of credit. Our operating activities resulted in net cash outflows of $3.8 million in 1997, $5.8 million in 1998 and $8.7 million in 1999. The operating cash outflows for these periods resulted from significant investments in research and development, sales, marketing and services, which resulted in operating losses.

   To date, our investing activities have consisted primarily of capital expenditures for property and equipment, including $999,000 of capital expenditures in 1999. These capital expenditures have consisted primarily of computer hardware, software and furniture and fixtures for our growing employee base. At December 31, 1998 and December 31, 1999, we did not have any material commitments for future capital expenditures.

   At December 31, 1999, we had $3.2 million outstanding under our revolving line of credit. The line of credit is secured. As of December 31, 1999, we were not in compliance with a financial covenant set forth in our line of credit regarding our ratio of current assets to current liabilities. We have obtained a waiver with respect to our non-compliance. We issued warrants that will be converted, upon completion of this offering, into warrants to purchase 30,625 common shares at an exercise price of $3.97 per share, in connection with increasing the amount available under our revolving line of credit from $2 million to $3.5 million.

   In June 1999, we also issued $1.5 million of subordinated convertible promissory notes to some of our preferred shareholders. In connection with these notes, we issued warrants to these shareholders that will be converted, upon completion of this offering, into warrants to purchase 75,649 common shares at an exercise price of $3.97 per share.

   In November 1999, a $5.0 million secured bridge loan was made to us by Access Technology Partners, L.P., a fund of investors that is managed by an entity associated with Chase Securities Inc., one of the managing underwriters in this offering. Certain employees and entities associated with Chase Securities Inc. have a $1.4 million participation in this loan and ARCH Venture Fund III, L.P., one of the investors in our convertible preferred shares, has a $500,000 participation in this loan. We granted to Access Technology Partners, L.P. warrants that can be exercised to purchase 236,250 common shares in connection with this loan and the employees and entities associated with Chase Securities Inc. that are participating in this loan have the right to receive their pro rata portion of the warrants granted. We also granted ARCH Venture Fund III, L.P. warrants that can be exercised to purchase 26,250 common shares. The exercise price for all of the warrants granted in connection with this loan is initially $5.34 per share but will increase to the initial public offering price, subject to a one-time adjustment on or before November 5, 2000, to the 20-day average market price if the average market price is less than the initial public offering price.

   It is anticipated that a portion of the proceeds of this offering will be used to repay a portion of the revolving line of credit and all of the subordinated convertible promissory notes and the secured bridge loan. See "Use of Proceeds" on page 14 for more information regarding our use of proceeds from this offering to repay a portion of our debt. We believe that the net proceeds of this offering, together with existing cash and cash equivalents and amounts that will become available under our existing revolving line of credit, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months.

   We may also need to raise additional funds in order to fund more rapid expansion, including significant increases in personnel and office facilities, to develop new or enhance existing products or respond to competitive pressures. We cannot assure you that additional financing will be available at all or that, if available, will be on terms favorable to us or that any additional financing will not dilute your ownership interest in Apropos. See "Risk Factors--We may not be able to obtain adequate financing to implement our growth strategy" on page 10.

Year 2000 Compliance

   Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on or before January 1, 2000, computer systems and software used by many companies and organizations in a wide variety of industries will produce erroneous results or fail unless they have been modified or upgraded to process date information correctly. Significant uncertainty exists in the software industry and other industries concerning the scope and magnitude of problems associated with the century change.

   We have addressed or are addressing the Year 2000 issues in the following principal areas:

  .  our product;

  .  internal management and information systems;

  .  key suppliers; and

  .  clients.

   We have not retained any independent parties to verify or validate our evaluation of Year 2000 issues or any related cost estimates.

   Our product. We have warranted to our clients that our current product is Year 2000 compliant. We conduct periodic testing of our product for Year 2000 compliance, and as of the date of this prospectus, are not aware of any problems with our product related to Year 2000 compliance. However, even though we have not experienced any problems with our product or the third party software we sell with our product since January 1, 2000, we cannot assure you that either our product or the third party software we sell with our product, does not contain undetected errors or defects associated with Year 2000 problems. Further, our product is sometimes integrated into enterprise systems involving sophisticated hardware and complex software products developed by third parties, which may themselves have a Year 2000 related problem. This may also affect the operation of our product. Based on our assessments to date, we believe that our product will not experience any material disruption as a result of any Year 2000 problems with the product. However, if our product has Year 2000 problems, the worst case scenario is that we could lose current or potential clients, incur costs related to replacing our product or face claims based on Year 2000 problems under our warranties, including Year 2000 problems in third party software we sell with our product, any of which could have a material adverse effect on our business, financial condition and results of operations. Since we are in the business of selling software, our risk of facing claims relating to Year 2000 issues is greater than that of companies in some other industries.

   Internal management and information systems. We use a combination of our own software and other commercially available software for our internal operations. These internal computer systems include our file servers and groupware systems, desktop and laptop systems, printer and storage systems, fax machines, copiers and security access system. We have evaluated and tested each of these internal systems and all of them were Year 2000 compliant. At this time, we believe that there will be no significant costs associated with the Year 2000 issue for internal operations.

   Key suppliers. We have contacted all of our key suppliers regarding Year 2000 issues and have received adequate assurance from all of these suppliers, including our third party software vendors, that their respective products are Year 2000 compliant. These assurances include written statements that our PBX systems located within the corporate telecommunications infrastructure is Year 2000 compliant and that our accounting and remote access systems are Year 2000 compliant.

   Clients. We believe that the purchasing patterns of current and potential clients may continue to be affected by Year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for Year 2000 compliance. These expenditures may reduce the funds available to license software products such as those we offer. To the extent Year 2000 issues significantly disrupt decisions to license our product or purchase our services, our business, financial condition and results of operations could be materially adversely affected.

   To date, we have not deferred any other information technology projects due to our Year 2000 efforts and we have not incurred any material costs directly associated with our Year 2000 compliance efforts. Our costs to date primarily consist of compensation expense associated with our employees who have devoted some of their time to our Year 2000 assessment and remediation efforts. Currently, we do not expect the total cost of Year 2000 problems to be material to our business, financial condition and results of operations. Despite our current assessment, we may not identify and correct all significant Year 2000 problems on a timely basis. Year 2000 compliance efforts may involve significant time and expense and unremediated problems could materially adversely affect our business, financial condition and results of operations. We currently have no contingency plans to address the risks associated with unremediated Year 2000 problems. See "Risk Factors--Year 2000 issues may adversely affect our business" on page 9 for more information on risks related to Year 2000 issues.

                                    BUSINESS

                                    Overview

   We develop, market and support a comprehensive customer interaction management solution for multimedia contact centers. Our solution combines patented customer interaction management software with a proven delivery methodology and high quality support services. The Apropos solution enables the real-time management of multimedia customer interactions, including traditional voice interactions, e-mails and web-based forms of communications.

                              Industry Background

   Competitive global markets and the increasing acceptance of the Internet as an important medium for business and customer interaction have led to greater customer demands for higher levels of service, responsiveness, convenience, personalization and quality. With the dramatic growth of Internet-based communications and commerce, businesses must provide consistent high quality customer care and service across a variety of communications media. Providing an appropriate level of service in this environment is more complex than in the past when customer interactions were primarily voice-based and businesses provided service to their customers through traditional voice call centers. In the future, an increasing number of customer interactions will be through Internet-based communications, such as e-mail and web-based contacts. The Gartner Group estimates/1/ that "by 2001, businesses will receive 25% of all customer inquiries via e-mail and web-based forms of communication."

The Emergence of the Internet and eBusiness

   The Internet is rapidly emerging as an extremely important sales, service and communications medium that is altering the way companies manage external and internal relationships. International Data Corporation, or IDC, estimates that the number of users of the Internet will increase from 142 million in 1998 to 502 million in 2003. In addition, the amount spent to purchase goods and services on the Internet is expected to increase dramatically. IDC estimates that spending on the Internet will increase from $50.3 billion in 1998 to $1.3 trillion in 2003.

   This growth in Internet-based commerce has created the need for businesses to establish systems and infrastructure to support the growing volume of Internet-based customer interactions. IDC estimates that in 2002, license revenue for e-commerce customer support software applications will reach $1.6 billion. This represents a significant trend as many businesses attempt to implement the necessary infrastructure for Internet-based sales and service initiatives.

   These "eBusiness" initiatives require the seamless integration of new Internet-based forms of customer interaction, such as e-mail and web, with traditional voice call centers. In many cases, customers desire to interact with a customer service representative to close an eBusiness transaction. Jupiter Communications, Inc. estimates that 41% of online consumers indicate that they would be more likely to complete a transaction online if web chat or callback were available. Accordingly, to meet customer needs, an eBusiness infrastructure must include both voice-based and Internet-based customer interaction capabilities.

The Need for Multimedia Customer Contact Centers

   In order to provide superior service and enhance customer loyalty and retention, businesses need to provide customers with a variety of choices in how they interact with their business. Businesses need a multimedia solution that can support their eBusiness initiatives while maintaining or improving the level of service of their traditional business. As a result, businesses face significant challenges in managing and optimizing traditional voice and new Internet-based customer interactions. These challenges include:

  . added complexity as a result of the need to receive and respond to customer interactions across a variety of communications media;

  . a need for additional skills and resources to respond to e-mail and web-based interactions;
------

  1 Gartner Group, Customer Service and Support: Morphing the Call Center to the Contact Center, C. Anuso, D. Fluss, D. Hope-Ross, C. Lusher, C. Smith, November 16, 1998.

  . heightened customer demands for high quality service regardless of the communications media used; and

  . a need for better insight into the overall performance of the contact center due to the increased number and type of customer interactions.

   We believe that in order for businesses to meet these challenges, they need a comprehensive solution that enables them to provide high quality service across multiple communications media. The ideal solution should:

  .  manage multiple types of interactions through one application;

  . produce real-time information across all media types to enable real-time allocation of resources within the contact center, or media blending;

  . create consolidated reports across multiple interactions and media to enable businesses to better understand key business metrics and trends in order to improve the overall performance of their business;

  . be completely switch and network independent to allow businesses to preserve their investment in their existing communications infrastructure;

  . provide enterprise application independence to enable seamless integration of traditional and eBusiness applications;

  . easily expand both in functionality and capacity as business needs change;

  . enable rapid implementation to ensure solution can be deployed within the time, resource and cost constraints of the client;

  . provide maximum flexibility to configure and administer a multimedia contact center in reaction to and in anticipation of, changing business conditions;

  . lower a business' total cost of ownership by implementing one integrated multimedia solution versus multiple point products; and

  . interoperate with and allow businesses to take advantage of new Internet protocol, or IP-based- network technologies.

                              The Apropos Solution

   We develop, market and support a comprehensive customer interaction management solution for multimedia contact centers. Our solution combines patented customer interaction management software with a proven delivery methodology and high quality support services. The Apropos solution enables the real-time management of multimedia customer interactions, including traditional voice interactions, e-mails and web-based forms of communications.

   Our customer interaction management software enables clients to prioritize, route and respond to customer interactions across multiple communications media based on a single set of business rules. Our clients can establish business rules to manage customer interactions based on their business value or service level. For example, clients can, on a real-time basis, (1) route specific types of customer interactions to an agent based on that agent's particular skills and (2) adjust the number of interactions and agents assigned to a queue to ensure maximum responsiveness to the customer. Clients can also monitor the status of each interaction and the performance of each contact center agent. Our solution provides comprehensive real-time and historical reporting on each customer interaction and on the contact center resources necessary to manage those interactions.

   Our solution provides the following benefits to our clients:

   Seamless management of multiple communications media through one business rules driven interface. Our solution is designed to allow clients to manage customer interactions on a real-time basis

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

across a variety of communications media through one business rules driven interface. Clients can establish business rules to manage customer interactions based on their business value or service level regardless of whether the customer made the contact via the Internet or telephone.

   Comprehensive real-time information. Our solution provides real-time information on the overall performance of the contact center. Supervisors receive information that enables them to immediately react to changing business conditions. For example, if one or more agents is servicing e-mail interactions and a supervisor is notified that a queue for incoming voice calls has exceeded pre-defined thresholds, the supervisor can reassign these e-mail agents to handle the voice calls with a simple mouse click.

   Integrated decision management reporting capabilities. Our decision management application enables our clients to view historical reports through an advanced web-based interface. It provides information on contact center performance by the hour, shift, day or month. Our solution reports on critical aspects of the contact center's operation, including agent performance, interaction volume, interaction types and interaction disposition. It provides "cradle to grave" reporting on each interaction, from initial customer contact to closure, allowing clients to better understand the entire interaction cycle. The decision management application also combines customer interaction information across multiple communication media in a single integrated report allowing clients to better understand and manage their business.

   Interoperability. Our solution is designed to operate within the existing infrastructure of an enterprise, including most voice systems, e-mail and web servers. Our solution is also interoperable with most client business applications, thereby providing the necessary integration between the incoming interaction, business application and historical customer data. As the trend of consolidation within industries continues, we believe that the ability of our solution to operate with a variety of different communications systems and applications provides a significant benefit to our clients as they integrate new businesses.

   Modularity. The modular design of our solution allows our clients to add functionality as their needs evolve. For example, clients may initially choose to implement our solution for their traditional call center/voice infrastructure and then add other media types, such as e-mail and web, as they further develop their eBusiness strategies. We believe the ability to easily add functionality is extremely important to our clients as they transition from traditional voice-based call centers to multimedia contact centers.

   Scalability. The Apropos solution is designed to allow for maximum scalability, providing a variety of system configurations that can complement the deployment needs of our client base. The solution uses sophisticated internal messaging software to enable the distribution of various system components across wide area, local area and IP-based networks. As a client's business grows, our solution can be configured for additional capacity. Our solution can provide scalability for up to 600 agents.

   Rapid implementation. Based on our experience in implementing multimedia contact centers, we have developed Apropos Methods, a repeatable consulting, design and delivery methodology that is followed by our application consultants, professional services team and partners. Apropos Methods allows our clients to accurately estimate the resources required to implement their multimedia contact center solution. In addition, our software is designed with several unique tools to insure rapid implementation and integration with our clients' business applications. Apropos Methods also allows us to quickly and effectively train our partners in the implementation requirements of our solution.

   Flexibility. A client can configure and administer our solution through our web-based application interface. This approach is much easier and more cost-effective than traditional hardware-based systems, which may require code modification and recompilation. Clients can configure our solution over a number of locations and can connect remote users, such as agents working from home. For example, when a hurricane disabled a client's contact center, our solution permitted our client to rapidly establish full service at another geographic location.

   Lower total cost of ownership. Our integrated software-based solution results in a lower total cost of ownership in comparison to multiple point products, which require integration and maintenance of various and disparate hardware and software products.

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

   Support of converged voice and data networks. Our solution supports our clients' desires to transition from traditional circuit-switched communications infrastructure to IP-based infrastructures. This enables our clients to take advantage of the benefits of high performance converged voice and data networks.

                              The Apropos Strategy

   Our strategy is to become the leading provider of customer interaction management solutions for multimedia contact centers. The key elements of our strategy are to:

   Expand our leading technology position. We have significant technical expertise in the field of customer interaction management. Our product is designed to be interoperable with most communications systems and business applications and scaleable through our modular architecture. We have a patented visual queuing capability and we believe we were one of the first companies to develop and offer a software-based, skills-based automatic call distribution capability and an integrated multimedia customer interaction management system. We will continue to make significant investments in research and development in our effort to maintain our leadership position.

   Enhance our product offering. We intend to enhance and broaden our product offering with additional features and products. We plan to create additional functionality to enhance the integration of multiple contact centers operating on separate servers thereby allowing clients more flexibility in how they manage each customer interaction and more timely and accurate reporting on the real-time performance of geographically distant contact centers. In addition, we plan to add new applications that will expand the delivery of information about customers and suppliers across the enterprise.

   Increase our distribution capabilities. We plan to expand the number of value added resellers and original equipment manufacturers, or OEMs, in North America, Europe, South America, Asia, Africa and Australia. We also plan to increase our direct sales force in North America and expand selling efforts in Europe. In addition, we plan to focus our expansion efforts on developing strategic partnerships with system integrators. We believe these efforts will result in increased sales and market penetration of our solution.

   Further develop our strategic partnerships. We intend to forge new and strengthen existing strategic partnerships with leading providers of marketing, sales and service applications. This will open new market opportunities as the Apropos solution enhances the value of our partners' applications by providing real-time management of voice, e-mail and web-based interactions. We believe these new and strengthened strategic partnerships will generate sales leads, expand our client base and enhance our market and brand awareness.

   Build market and brand awareness. We believe building market and brand awareness of our company and product will be essential, as we compete against larger traditional contact center suppliers. We currently build market and brand awareness of our solution through seminars, trade show participation, web-site marketing, co-marketing with strategic partners and print advertising. We intend to devote significant resources to continue to build our market and brand awareness by expanding our marketing efforts.

   Expand penetration into major international markets. In order to further penetrate global markets, we are developing new internationalized versions of our software for use outside of North America. We are adapting our software to conform to the language and infrastructure requirements of Asia, Europe and South America. We will continue to develop and release additional language versions of our software as our international client base grows.

   Pursue a software business model. We will continue our emphasis on developing and selling software and de-emphasize sales of hardware and services which have significantly lower profit margins. We plan to continue to outsource the implementation function to value added resellers, OEMs and system integrators as we develop and expand our strategic partners.

                                    Product

   Our solution provides a single integrated application for the seamless management of customer interactions and resources in a multimedia contact center. Through our solution, we provide the routing, queuing, tracking and reporting on a variety of customer interactions such as live calls, web requests, e-mail, voice mail and fax, through one common business-rules driven application. Our solution's capabilities include a decision management system that provides critical metrics needed to manage a multimedia contact center and important information on how a client is managing its customer relationships.

       [Graphic depiction of Customer Interaction Management Components]

   Components. Our solution consists of Interaction Manager and Interaction Database which operate on single or multiple servers, and the following client software applications: Agent Desktop, Resource Manager, Decision Manager, Administrator and Application Designer.

   Interaction Manager. Interaction Manager is a high-performance Windows NT(TM) application connecting to voice and data networks. The Interaction Manager integrates the following telephony and Internet functions into one comprehensive application:

  . Automatic caller identification. Automatic caller identification is achieved through a combination of advanced capabilities, such as automatic number identification, dialed number identification service and caller ID. These capabilities, along with integrated voice response features, enable Interaction Manager to identify most callers upon receipt of the call at the contact center.

  . Skills-based call distribution. Interaction Manager organizes incoming calls into queues and distributes them based on skills profile and availability of the agent. Interaction Manager can distribute calls in either a traditional "force" mode, meaning the call is sent to the agent who has been idle the longest or through our patented "pull or take" mode which allows an agent to choose a particular call or customer to respond to from a visual queue of incoming transactions. For example, some contact centers may wish agents to service calls from priority customers before other calls.

  . Intelligent call and message distribution. Interaction Manager supports skills- and value-based routing of calls, e-mail and web contacts. In addition to skill information, Interaction Manager can use current business data--such as account status, customer profile and last agent contact--to enable more efficient routing of customer interactions.

  . Interactive voice response, or IVR. Interaction Manager allows clients to create self-service applications that their customers can access from touch-tone telephones. These applications can read and update information stored in databases and mainframe systems to perform account look-ups and other operations.

  . Web and e-mail routing. Interaction Manager can handle web and e-mail events like any other contact center interaction. Interaction Manager can route e-mail, web callback and web chat requests. E-mail management also provides automatic response capabilities to acknowledge receipt of an e-mail request and to offer customers self-servicing options. Web callback lets customers make requests to receive a callback directly from a corporate web site. Web chats enable customers to communicate with agents through interactive, browser-based on-line text messaging.

  . Synchronized contact and data delivery. Synchronized contact and data delivery enables Interaction Manager to simultaneously deliver a call, e-mail or web contact with associated data about the interaction. Based on the type of application and the stated objectives of the client, the data collected by Interaction Manager can be used to populate the appropriate fields on business applications, such as Baan Company N.V., Remedy Corporation or Siebel Systems, Inc. in advance of the interaction being delivered to the agent. As a result, agents have access to valuable information about the customer before they begin their interaction with the customer.

   Interaction Database. Interaction Database serves as the data repository for all information created and used by the Apropos solution. It serves as the central repository for all information and is used by Decision Manager to create reports. The database is fully redundant with back-up and recovery capabilities. The database is traditionally housed on an independent server, providing customers the ability to generate on-demand reports at anytime without system degradation.

   Agent Desktop. Agent Desktop runs on Windows-based personal computers in conjunction with applications such as order entry, customer service and help desk. Customers' names, the reasons they are calling and the types of interactions appear in a visual queue on an agent's workstation. Agent Desktop allows agents to view any customer interactions including queued e-mail, web chat or web callback requests, live voice calls, faxes, and even abandoned call information on one screen from their desktop. The agent can select a customer based on business priorities rather than on a first-come, first-serve basis. Agent Desktop has extensive automated follow-up capabilities. Automatic generation of letters, faxes, or e-mails can be accomplished directly from the agent's desktop. Agent Desktop can automate the entire process so that an order, support call or general inquiry can be confirmed to a customer at another time or in a matter of seconds.

   Resource Manager. Resource Manager monitors real-time activity within local and remote contact centers, tracking agent performance for each type of interaction. A contact center supervisor is able to determine which agents are active or ready for customers and monitor the activity level for each agent. Resource Manager assigns agents to queues and to workgroups built on organizational responsibilities. Resource Manager provides real-time information on all activities in the contact center through over 60 different charts that reflect the state of the contact center. A supervisor can set alerts that indicate when performance thresholds have been reached and can dynamically reassign agents as necessary.

   Decision Manager. Decision Manager is a web-based application that allows clients to create, view and publish reports from any location based on their choice of parameters. Decision Manager provides timely and accurate information on the overall performance of the contact center by the hour, shift, day, month, or any time interval required. It reports on critical aspects of the contact center's operation, including agent performance, interaction volume, interaction types and interaction disposition. Pre-defined templates are provided with Decision Manager. Custom reports can also be created and loaded into the Decision Manager framework. Decision Manager provides information on all interactions that enter the contact center. This information can be used to understand and improve levels of service, capture customer behavior patterns and improve contact center performance.

   Administrator. Administrator is a web-based application that monitors the number of agents, supervisors and server ports, as well as the types of interactions, such as voice, e-mail and web chat, for all interaction types for which our product is licensed. Administrator is used to establish and modify the

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

business rules for a particular contact center. It also provides for easy modification of such rules through its web-based interface. Using this application, a system administrator adds, moves and changes agent profiles, supervisors, queues, queue groups, and workgroups. Administrator establishes prioritization of each interaction type, based on the clients' business needs and can also develop escalation procedures for particular interactions.

   Application Designer. Application Designer is a high level code generator that allows clients to develop a graphical object-based representation of customer interaction workflow. The interaction workflow is automatically generated into code that can be utilized by the Interaction Manager. Application Designer can be run locally or remotely.

                                    Clients

   We have a diverse base of over 150 clients that utilize our solution for a variety of applications, such as customer service and support, help desk and field service management. Below is a list of our clients that generated the largest portion of our revenue since our inception in each of the specified industries. This list illustrates that we have clients in many different industries and that we are not dependent on any specific industry or client.

          Communications                    Consumer Products




      Cable & Wireless-Omnes             Carlson Companies, Inc.
          GTE Corporation                     Danka Omnifax
         Nokia Corporation                  Nestle USA, Inc.
         3Com Corporation                     PepsiCo, Inc.

        Technology/Software                     Internet




        FileNet Corporation                 Amazon.com, Inc.
        Remedy Corporation                    Artist Direct
      Seagate Software, Inc.          Flashnet Communications, Inc.
         Veritas Software                   GoodHome, L.L.C.
            Corporation


            Health Care                       Manufacturing




          AMR Corporation                  Freightliner Corp.
           Pfizer, Inc.                 Siemens Electromechanical
        Sterling Diagnostic                  Components, Inc.
           Imaging, Inc.             Zebra Technologies Corporation

        Vision Service Plan



                                Financial


                            ABN Amro Holding N.V.
                         Chase Manhattan Corporation
                         Harris Trust & Savings Bank
                                 Corporation
                           Lending Solutions, Inc.

   We intend to expand our client base by, among other things, expanding the number of our strategic partners and leveraging their distribution capabilities to sell our product, increasing our co-marketing activities with our strategic partners, increasing the size of our direct sales force and increasing our market and brand awareness. No client accounted for 10% or more of our total revenues for 1997, 1998 or 1999. Revenues from our international sales as a percentage of total revenue were 6.6% in 1998 and 20.8% for 1999. Prior to 1998 we did not have any revenue from international sales. See note 10 of the notes to our consolidated financial statements on page F-16 regarding international sales.

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

   Currently, our clients primarily use our solution to manage voice interactions. However, all of these clients can expand the functionality of our solution to include e-mail and web-based communications. New orders for our product increasingly include voice and Internet-based functionality, such as e-mail or web. See "Risk Factors--Our existing and future clients may not order the e-mail and web-based functionality of our product" on page 6 for more information on this risk.

                   Professional Services and Support Services

   Professional Services. We believe the professional services used to implement our product are paramount to client satisfaction. We offer a wide variety of services for implementation and design, including application development, project management and support. Our methodology for consultation, design and delivery of our product, Apropos Methods, is used by us and our strategic partners for each client.

   Apropos Methods. We have developed a design and implementation methodology, termed Apropos Methods, that is focused on delivering high quality solutions to our clients. Through the use of Apropos Methods, experience and structure are brought into each project in a consistent and repeatable manner. This methodology helps manage the risk of project overruns, budget overages and the delivery of a solution that does not meet our client's expectations.

   Support Services. We provide hotline support for our solution as well as support for our client's tailored applications and solutions. Our customer service professionals can be reached via phone, fax, e-mail or web-based communications. The center is staffed with trained professionals who have experience in the software and communications industries. We use our solution to manage our multimedia contact center, so we understand our client's needs from a user's perspective.

   Training. We offer an extensive training curriculum to our clients and alliance partners.

   Client Training. We offer complete system administration, technical and user training to our clients. System administration and technical training takes place at our corporate headquarters and provides instruction on the implementation, maintenance and administration of our solution. User training takes place at the client's location and is tailored for their needs. Ongoing training is made available to our clients as they add features and functionality.

   Strategic Partner Training. We educate our alliance partners on all facets of selling and implementing our solution. Courses are available in both the pre-sale and post-sale processes. Specific courses are also available on the implementation of our product. A certification process on Apropos Methods is offered to any partner who wants to implement our solution.

                              Sales and Marketing

Sales

   Direct Sales Force. We have a direct sales force in the United States which consists of regional sales managers and application consultants. Regional sales managers have direct responsibility for selling and account management, while application consultants provide analysis and design of the solution to ensure the sales proposal covers all aspects of the clients' needs. Application consultants also provide the foundation for the implementation and delivery of the solution to ensure client satisfaction.

   We have regional sales managers in Arizona, Northern California, Southern California, Florida, Illinois, Maryland, Massachusetts, New Jersey, New York, Ohio and Texas. We have application consultants located in these regions as well. Our international direct sales are managed from our office in Windsor, United Kingdom. Our international sales force includes two sales managers and two application consultants. We have designated channel managers in both the United States and the United Kingdom to support the sales efforts of our value added resellers around the world.


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

   Resellers. We have a network of 15 resellers that distribute and implement our solution around the globe. Our value added resellers are an extension of our direct sales force and have taken our solution into their portfolio. They have extensive experience in the contact center market and customer relationship management industry. We have resellers in the following countries:
Australia, Canada, Chile, China, Finland, Germany, Japan, Mexico, the Netherlands, South Africa and the United States.

   OEMs. We have two partners who brand our solution under their corporate name. Mitel Corporation sells and markets our solution under the name Mitel Call Center Commander. Baan Development B.V. also sells and markets our solution under the Baan name.

Marketing

   Our marketing efforts are focused on developing and executing sales lead generation programs that result in qualified client leads, developing market awareness of our products and services, building our corporate image and developing marketing programs that support our strategic partners.

   We have developed several programs to accomplish these goals including:

  .  a co-marketing program through the Apropos Global Alliance Program;

  .  a global seminar series;

  . tradeshow participation and speaking opportunities, directly and with our strategic partners;

  .  direct mail programs;

  .  public relations activities;

  .  traditional print and online advertising;

  .  web site marketing; and

  .  editorial placements.

Apropos Global Alliance Program.

   Our Global Alliance Program provides a wide array of opportunities to expand and enhance the product and service offerings of our strategic partners. We target enterprise application companies as well as platform providers and system integrators to participate in the program. In some cases, we participate in similar programs sponsored by these partners. The programs provide for joint marketing opportunities to generate sales leads and referrals. Our application partners consist of enterprise software providers, such as Remedy Corporation, Baan Company N.V., Peregrine Systems, Inc., Onyx Software Corporation, Siebel Systems, Inc. and Point Information Systems, Inc. Services partners consist of system integrators that provide outsourcing capabilities to implement our solution, as well as, participate in co-marketing activities. These services partners include AnswerThink Consulting Group, Inc. and Cap Gemini S.A.

                                  Competition

   The market for our product is highly competitive and we expect competition to increase significantly in the future. We cannot assure you that we will be able to compete successfully against current and future competitors. Our competition currently comes from several different market segments including:

  . platform providers such as Aspect Telecommunications Corporation, Cisco Systems, Inc., Lucent Technologies, Inc., Nortel Networks Corporation, Rockwell International Corporation and Siemens Corporation;

  .  interaction management solution providers such as Genesys
     Telecommunications Laboratories, Inc., which has agreed to be acquired by Alcatel SA, and Interactive Intelligence, Inc.; and

  . stand-alone point solution providers such as Acuity Corporation, which has been acquired by Quintus Corporation, eGain Communications Corporation, Kana Communications, Inc. and Webline Communications Corporation, which has been acquired by Cisco Systems, Inc.

   We believe that the principle competitive factors in our market include product performance and features, quality of client support and service, time to implement, product scalability, sales and distribution capabilities and overall cost of ownership. Although we believe that our solution currently competes favorably with respect to these factors, our market is relatively new and evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support and technical resources.

   Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing, customer service and other resources, greater name recognition and a larger installed base of customers than we do. Recently, a number of our current and potential competitors have been acquired by large, well-capitalized companies. As a result, these competitors may be able (1) to respond to new or emerging technologies and changes in client requirements faster and more effectively than we can, and (2) to devote greater resources to the development, promotion and sale of products than we can. Current competitors have merged with or acquired other competitors or established cooperative relationships with other competitors to increase the ability of their products to address the needs of our current or prospective clients. If these competitors were to acquire additional market share, it could have a material adverse effect on our business, financial condition and results of operations.

                    Technology and Research and Development

Technology

   Our software is based on our proprietary distributed component-based architecture. The architecture of our software relies upon industry standards and employs several leading technologies, such as the following programming languages: Java, C++, Microsoft Foundation Class, or MFC, and Active Server Pages, or ASP. Our architecture provides a unified method for managing incoming and outgoing multimedia interactions. The technologies providing this capability include:

  . Multimedia integration technologies. We have developed an integration technology that allows our solution to receive and process all types of interactions that enter a system, regardless of media type. This technology enables our solution to connect to and communicate with external systems and applications used by our clients. The external systems include e-mail, Internet and telephone systems. Our integration technology provides compatibility with most e-mail servers, web servers and telephone switches, allowing our clients to maintain their existing technological infrastructure.

  . Interaction distribution engine. We have developed an interaction distribution engine that prioritizes, routes and manages all customer interactions that enter a system. This allows our clients to manage their business according to their specific business needs, because it determines which interaction types and/or customers need to be handled first. Our interaction distribution engine ensures all interactions that enter into the system are placed in a unified queue and then presented to the agents based on the pre-determined business rules of the client. Our engine ensures that various media types including voice, e-mail and web, are managed in a consistent manner and are tied to the clients' corporate data for screen-pops.

  . Messaging software. We have developed messaging software that allows different portions of our product to communicate with each other using the standard Internet communication protocol, TCP/IP. The messaging software was developed using a publish and subscribe methodology, which ensures that messages that flow through our system are sent to the correct software components or processes. This allows us to build fault tolerant and scalable software because processes are distributed across multiple servers. It also makes it easy to add new functionality across this distributed architecture.

  . Business application integration software. We have developed integration software that allows our solution to integrate with other business software, such as application software for sales, marketing and customer service. This enhances the value of our product as it allows our clients to use their existing desktop business applications. We have built fault-tolerant, scalable integration software and used common programming techniques and technologies in this integration software. These technologies include open database connectivity, or ODBC, component object model, or COM, dynamic link library, or DLL, and dynamic data exchange, or DDE.

  . Comprehensive decision management reporting software. We have developed our decision management reporting software using a uniform database for all interactions. This allows our clients to receive information about their customers and the performance of their contact center in a single integrated report for various media types. The reporting software captures all information that passes through the system and publishes the information through a standard web-based interface. This software uses a comprehensive scheduling process to gather and report information that allows clients to schedule the creation of their reports and to publish both real-time and historical reports.

  . Real-time resource management software. We have developed a monitoring technology that presents real-time information to the client on interactions in their contact center. The software presents information such as hold time, number of e-mails in queue and number of agents active, and provides the information in a dashboard like presentation. Through this monitoring software, clients become aware of trends and operational problems that are occurring and make instant modifications and changes to the system to rectify the problems. This technology allows supervisors to make these instant changes using basic drag and drop techniques.

  . Administration technology. We have developed an administration capability for our product that allows clients to use one uniform administration function across all Windows NT servers in their configuration. This capability allows clients to administer and modify changes across the solution in one place using a web-based interface. This provides for ease of use and also provides for the scalability and fault tolerance of our solution.

   We sell third party software which is included with our product. This software includes:

  . Crystal Reports, which is an off the shelf software package used to create report templates;

  . PC Anywhere, which is an off the shelf communication package used for remote troubleshooting; and

  . Sybase Enterprise Data Studio Programs, a database management application.

   We purchase Crystal Reports and PC Anywhere from third party resellers. We have a commercial agreement with Sybase, Inc. for the purchase and distribution of its software. If one or more of these third parties cease to sell their software, we will need to modify our product to use an alternative supplier or eliminate the affected product function, either of which could have a material adverse effect on our business, financial condition and results of operations.

Research and Development

   We believe that our product development capabilities are essential to our strategy of expanding our leading technology position. Our product development team consists of 37 engineers and software developers with experience in voice communications, eBusiness, e-mail and web technology. We believe the combination of diverse technical and communications expertise contributes to the highly integrated functionality of our product. We spent $1.3 million, $2.8 million and $4.4 million in 1997, 1998 and 1999, respectively, on research and development.

   We have invested significant time and resources in creating a structured process for undertaking all product development. A formal product introduction process is used as a framework for defining, developing and delivering products to the market.

               Intellectual Property and Other Proprietary Rights

  To protect our proprietary rights, we rely primarily on a combination of:

  .  patent, copyright, trade secret and trademark laws;

  .  confidentiality agreements with employees and third parties; and

  . protective contractual provisions such as those contained in license and other agreements with consultants, suppliers, strategic partners, resellers and clients.

   We have not signed agreements containing protective contractual provisions in every case and the contractual provisions that are in place and the protection they provide vary and may not provide us with adequate protection in all circumstances. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts we have entered into, and we may not become aware of these breaches or have adequate remedies for them.

   We generally require our employees to enter into confidentiality agreements containing non-disclosure, non-competition and non-solicitation provisions. When they begin employment, our employees also generally sign offer letters specifying the basic terms and conditions of their employment.

   We currently have five patents granted in the United States and one patent granted in each of Ireland, the Netherlands and the United Kingdom. These patents cover a system and method for:

  . distributing and routing calls as electronic interactions and allowing agents to select calls from a visible queue at their desktop;

  . collecting and grouping caller identifications and associating them with third party databases; and

  . recording calls along with information related to the calls which is used to retrieve the recorded calls.

   We also have four pending U.S. patent applications, three of which relate to the system and method described above and one of which relates to blending electronic interactions, such as voice mail, outbound calls, e-mail, web-based communications and fax, for queuing and distribution to agents. None of our patents expire before June 2012.

   We have several pending U.S. trademark applications, including Apropos.

   See "--Legal Proceedings" on page 38 for a description of a claim received by us from a large, well capitalized competitor claiming that our product utilizes technologies pioneered and patented by it.

                                   Employees

   As of December 31, 1999, we had 154 employees worldwide, including 48 in research and development, 45 in service and support, 46 in sales and marketing and 15 in finance and administration. Our future performance depends in significant part upon the continued service of our key technical, sales and marketing, and senior management personnel. The loss of the services of one or more of our key employees could harm our business.

   Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for these personnel is intense. Due to the limited number of people available with the necessary technical skills we can give no assurance that we can retain or attract key personnel in the future. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

                                   Facilities

   We lease approximately 31,000 square feet of office space in our headquarters building in Oakbrook Terrace, Illinois. As of December 31, 1999, the lease required payments of approximately $2.9 million over the remaining term of the lease, which expires in November 2003. We lease space for our European headquarters in Windsor, United Kingdom, which consists of approximately 2,500 square feet. The lease for that facility ends in June 2000. We also lease space for our various sales offices located in Tempe, Arizona; San Ramon, California; Atlanta, Georgia; Brunswick, Maine; Caldwell, New Jersey; Tarrytown, New York; and Dallas, Texas. The majority of these leases are short-term leases.

   We believe that our existing facilities are adequate for our current needs and that additional space will be available as needed.

                               Legal Proceedings

   As of the date of this prospectus, we are not engaged in any legal proceeding that we expect to have a material adverse effect on our business, financial condition and results of operations.

   Beginning in June 1999, we received letters from Rockwell Electronic Commerce Corporation claiming that our product utilizes technologies pioneered and patented by Rockwell and suggesting that we discuss the terms of a potential license of their technologies. These patented technologies relate to a variety of call management systems or functions. On January 5, 2000, Rockwell filed a complaint in the United States District Court for the Northern District of Illinois asserting that we had infringed four of its patents identified in Rockwell's previous correspondence. The complaint seeks a permanent injunction and unspecified damages. Our patent counsel has completed its initial review of the claims being asserted by Rockwell and believes that we likely have meritorious defenses to such claims. However, it is not possible at this time to definitively anticipate the final results of this dispute. If a negotiated resolution of this matter is required, it could involve payment of license fees which would increase our expenses. We cannot assure you that the terms of any licensing arrangement would be favorable to us. A resolution could also require a redesign of our product or the removal of some of our product features. If a negotiated resolution is not achieved, we will vigorously defend this action. If we do not prevail, damages could be awarded and an injunction could be issued requiring us to cease certain activities. If infringement is deemed to be willful, a court may triple the awarded damages. Any of these activities could have a material adverse effect on our business, financial condition and results of operations. Regardless of outcome, litigation may result in substantial expense and significant diversion of our management and technical personnel.

                                   MANAGEMENT

Executive Officers and Directors

   The following persons are our executive officers and directors as of January 20, 2000:

Name                     Age Position
----                     --- --------
Kevin G. Kerns..........  41 Director, Chief Executive Officer and President

Michael J. Profita......  44 Chief Financial Officer, Vice President, Finance, Treasurer and Secretary

Patrick K. Brady........  44 Director and Chief Technology Officer

Jody P. Wacker..........  43 Vice President, Marketing

James M. Nelson.........  47 Vice President, Sales

William W. Bach.........  38 Vice President, Technology

Brian C. Derr...........  39 Vice President, Business Development and Professional Services

Richard D. Brown........  36 Vice President, International Operations

Paul L. Conti...........  54 Vice President, Human Resources

Keith L. Crandell.......  39 Director

Ian M. Larkin...........  33 Director

Maurice A. Cox, Jr. ....  49 Director

George B. Koch..........  53 Director

Catherine R. Brady......  40 Director

   Kevin G. Kerns joined Apropos in January 1996 as President and Chief Operating Officer. He was appointed as a director of Apropos in 1996. In 1998, Mr. Kerns was named Chief Executive Officer. From 1989 through 1995, Mr. Kerns established and led a strategic software consulting firm, Mandalay Associates, based in Dallas, Texas. From 1983 through 1989, Mr. Kerns held a number of executive management positions with a computer-aided-engineering software company, CASE Technology, Inc. He was elected Chief Executive Officer and President of CASE Technology, Inc. in 1985 and remained in that position until the business was acquired by Teradyne, Inc. in 1987. Mr. Kerns holds a B.S. in General Engineering from the University of Illinois at Urbana-Champaign.

   Michael J. Profita joined Apropos in September 1996 as Chief Financial Officer and Vice President, Finance. Prior to joining Apropos, from September 1989 to September 1996, Mr. Profita worked at Mentor Graphics, an electronic design automation software company, where his most recent assignment was Chief Financial Officer of MicroTec Research Inc., a subsidiary of Mentor Graphics which focused on embedded software. Mr. Profita also served as Controller for Mentor Graphics Corporation, Latin America. Prior to joining Mentor Graphics, Mr. Profita held several financial management positions at CIMLINC, Incorporated, a mechanical CAD software company, and various financial positions with Rockwell Switching Systems and Abbott Laboratories. Mr. Profita holds a M.B.A. from the University of Chicago and a B.S. in Finance and Economics from Marquette University.

   Patrick K. Brady co-founded Apropos in March 1989. Mr. Brady served as Chief Executive Officer and Chief Technology Officer until December 1998. Since then, he has served as our Chief Technology Officer. He has also served as a director of Apropos since 1989. From 1990 to 1992, Mr. Brady was an independent technical consultant to Motorola, Inc.'s Domestic, GSM and International Cellular divisions. From 1980 to December 1989, Mr. Brady held various technical positions with AT&T Bell Laboratories, the most recent as Senior Technical Associate. From 1987 to 1989, Mr. Brady worked at AT&T Bell Laboratories in feature and architecture of central office switching as a member of the Technical Staff. Mr. Brady serves as Chairman of the Computer Telephony Integration Futures committee of the Multi-Media Telecommunications Association and holds 16 U.S. and foreign patents. Mr. Brady holds a M.A. in Electrical Engineering from Northwestern University and a B.S. in Astronomy from the University of Illinois at Urbana-Champaign. Mr. Brady is the spouse of one of our directors, Catherine R. Brady.

   Jody P. Wacker joined Apropos in August 1997 as Vice President, Marketing. From October 1982 to August 1997, Ms. Wacker worked at AT&T Corporation, most recently as Global Marketing Director for AT&T Call Center Solutions. From 1988 to 1997, Ms. Wacker held various marketing positions in the areas of product management, marketing communications and business development. From 1982 to 1988, Ms. Wacker served as a programmer, analyst and architect of several network systems. Ms. Wacker holds a M.B.A. from Fairleigh Dickinson University, an Advanced Management Certificate from the University of North Carolina at Chapel Hill, and a B.S. in Mathematics from Montclair State University.

   James M. Nelson joined Apropos in May 1996 as Vice President, Sales. Mr. Nelson oversees all direct sales in North America, Latin America and Asia. Prior to joining Apropos in May 1996, Mr. Nelson spent eight years in a variety of senior management positions at Aspect Telecommunications Corporation, a communications hardware provider. He was responsible for national accounts, distribution and federal government sales. Prior to Aspect, Mr. Nelson held several sales and sales management positions with ROLM Corporation, a communications hardware provider, and IBM Corporation, Data Processing Division. Mr. Nelson holds a M.B.A from Northern Illinois University and a B.B.A from St. Norbert College.

   William W. Bach joined Apropos full-time in 1995 as Vice President, Engineering, after providing two years of assistance to Mr. Brady with respect to product research, design and development. In March 1999, Mr. Bach was appointed Vice President, Technology. Prior to joining Apropos, Mr. Bach worked at Technisource, Inc. as a consultant to Motorola, Inc.'s Cellular Infrastructure Group working with cellular switching products. From 1987 to 1990, Mr. Bach was a senior software engineer for Software Productivity Solutions, a "think-tank" operation specializing in development of advanced software development practices and tools for the defense industry. Mr. Bach holds a M.S. in Computer Science from the Florida Institute of Technology and a B.S. in Computer Science from the University of Wisconsin at LaCrosse.

   Brian C. Derr joined Apropos in 1996 as Vice President, Professional Services. In January 1999, Mr. Derr was named Vice President, Business Development and Professional Services. Mr. Derr was Vice President, Business Development of AllTank, a software company, from 1995 to 1996. From 1990 to 1995, Mr. Derr was founder and Chief Executive Officer of BPSI, Inc., a software product and professional services organization for the wireless industry. BPSI and Mr. Derr, who had personally guaranteed obligations of BPSI, declared bankruptcy in 1995. Prior to BPSI, Mr. Derr held the position of Vice President for Whitman-Hart, Inc., a systems consulting firm headquartered in Chicago, Illinois.

   Richard D. Brown joined Apropos in June 1997 as Vice President, International Operations. Prior to joining Apropos, Mr. Brown worked at Aspect Telecommunications Corporation from 1989 to 1997, where his most recent assignment was Director of International Marketing. Other positions held at Aspect included UK Channel Marketing Manager, Worldwide Channel Support Manager and various positions within the sales organization. From 1987 to 1989, Mr. Brown served in sales management for Mitel Corporation, a telecommunications hardware provider, in the United Kingdom. Mr. Brown holds a B.A. in Business and Marketing from Coventry University and is a member of the Chartered Institute of Marketing.

   Paul L. Conti joined Apropos in September 1999 as Vice President, Human Resources. Prior to joining Apropos, from 1997 to 1999, Mr. Conti served as the Senior Vice President for Aon Enterprise Insurance Services with responsibility for Human Resources and Information Technology. From 1993 to 1996, Mr. Conti served as Vice President, Operations of Alexander & Alexander, Inc., an insurance brokerage. From 1987 to 1993, Mr. Conti served as a Regional Director of Ernst & Young, LLP. Mr. Conti holds a M.B.A. and a B.A. from Southern Illinois University.

   Keith L. Crandell has served as a director of Apropos since March 1996. Mr. Crandell serves as a senior principal of ARCH Venture Partners, a venture capital firm. He has acted in this capacity from July 1994 to present and during this time has acted as senior principal of various venture capital funds associated with ARCH. From January 1988 to July 1994, Mr. Crandell served as Senior Manager at ARCH Development

Corporation, a company affiliated with the University of Chicago, where he was responsible for new company formation. Mr. Crandell holds a B.S. from St Lawrence University, a M.S. from the University of Texas at Arlington and an M.B.A. from the University of Chicago.

   Ian M. Larkin has served as a director of Apropos since March 1996. Mr. Larkin is a managing director in William Blair & Co., L.L.C., a global venture capital firm based in Chicago, Illinois. Mr. Larkin joined William Blair as an associate in 1992 following two years as a financial analyst in the firm's corporate finance department. Previously, he was an analyst in Dean Witter's principal business, DWR Capital, focusing on leveraged buyouts. Mr. Larkin serves as a director of several portfolio companies, including Morton Grove Pharmaceuticals, Inc., Pink Dot, Smith, Bucklin & Associates and Sweetwater Sound, Inc. Mr. Larkin holds a B.B.A. from the University of Notre Dame. Mr. Larkin has informed us that he intends to step down as a director shortly following completion of this offering.

   Maurice A. Cox, Jr. has served as a director of Apropos since March 1998. Mr. Cox founded The Ohio Partners, a venture capital fund, in July 1995 and serves as President and Chief Executive Officer. From 1979 to 1995, Mr. Cox worked for CompuServe Corporation, an information and communications services provider, in various positions within sales, marketing, product management and general management before being named president in December 1990. Prior to CompuServe, Mr. Cox worked in sales for Service Bureau Corporation. Mr. Cox serves on the board of directors of Huntington National Bank in Columbus, Ohio; Guidant Corporation, Indianapolis, Indiana; and the boards of various private companies in which The Ohio Partners has invested. Mr. Cox holds a B.S. from Purdue University.

   George B. Koch has served as a director of Apropos since September 1998. Mr. Koch has significant experience in the software industry, most recently as Senior Vice President of Worldwide Applications at Oracle Corporation, from which he retired in 1994, to enter the ministry. He has been the Pastor of the Church of the Resurrection in West Chicago, Illinois since 1994 to the present. Prior to Oracle, Mr. Koch was Director of the Advanced Technologies division of Software Alliance, a Teknekron Company. Prior to Teknekron, he was President and CEO of Koch Systems Corporation, a developer of Oracle-based financial applications. Mr. Koch received his B.A. in Physics from Elmhurst College in 1968, and in 1992 a M.Div. from Church Divinity School of the Pacific, an Episcopalian seminary, in Berkeley, California.

   Catherine R. Brady has served as a director of Apropos since 1989. Since 1996, Ms. Brady has served as an executive and as a consultant to various early stage technology companies in Illinois. Ms. Brady co-founded Apropos and from 1989 to 1996, Ms. Brady worked at Apropos in various capacities focusing primarily on strategic marketing and corporate communications. From March 1997 to October 1998, Ms. Brady served as a project director for ARCH Development Corporation, a company affiliated with the University of Chicago. From 1979 to 1989, Ms. Brady served as an independent interest rate and equity futures and options trader. During this period she also taught investments and finance at Elmhurst College and Keller Graduate School. Ms. Brady holds a M.A. in Finance from Northern Illinois University and a B.S. in economics from Benedictine University. Ms. Brady is the spouse of Patrick K. Brady, who is our Chief Technology Officer and a director. Immediately prior to completion of this offering, Ms. Brady will resign as one of our directors.

Board of Directors and Committees of the Board

   Our articles of incorporation, as amended and restated, provide that the number of members of our board of directors shall be not less than six and not more than nine. The number of directors is currently seven, but will be six upon Ms. Brady's resignation from our board of directors immediately prior to completion of this offering. Our board of directors has been divided into three classes, and each class will be kept as nearly equal in number as possible. At each annual meeting of shareholders, the successors to the class of directors whose term expires at that time will be elected to hold office for a term of three years and until their respective successors are elected and qualified. Directors whose terms expire in 2001 are Maurice A. Cox, Jr. and Ian M. Larkin; directors whose terms expire in 2002 are Keith L. Crandell and Patrick K. Brady and directors whose terms expire in 2003 are Kevin G. Kerns and George B. Koch. All of the officers identified above serve at the discretion of our board of directors. The first annual meeting of shareholders following completion of this offering will be held in 2001.

   We have an executive committee, audit committee and a compensation committee. The members of the executive committee are Patrick K. Brady, Maurice
A. Cox, Jr., Keith L. Crandell and Kevin G. Kerns. The members of the compensation and audit committees are Maurice A. Cox, Jr., George B. Koch and Keith L. Crandell.

   The executive committee has the authority of the Board of Directors to manage our business, subject to the restrictions of Illinois law.

   The compensation committee reviews and approves the compensation of our executive officers, including payment of salaries, bonuses and incentive compensation, determines our compensation policies and programs and administers our stock option and stock purchase plans.

   The audit committee oversees the retention, performance and compensation of our independent public accountants, and the establishment and oversight of our internal accounting and auditing control systems.

   The board of directors does not have a nominating committee. However, the board of directors will consider nomination recommendations from shareholders, which should be addressed to our corporate secretary at our principal executive offices.

Executive Compensation

   The following table identifies all compensation paid by us to our chief executive officer and our four other most highly compensated executive officers in 1999.

                           Summary Compensation Table

                                                                        Long-Term
                                 Annual Compensation               Compensation Awards
                          -------------------------------------    -------------------
                                                                       Securities
                                                                       Underlying
                                                   Other Annual         Options/
                          Year  Salary      Bonus  Compensation           SARs
                          ---- --------    ------- ------------    -------------------
Kevin G. Kerns..........  1999 $150,000    $46,750           --                 52,500
Chief Executive Officer
 and President
James M. Nelson.........  1999  199,132(1)  18,000           --                     --
Vice President, Sales
Jody P. Wacker..........  1999  141,750     36,000           --                     --
Vice President,
 Marketing
Richard D. Brown........  1999  140,997(2)  16,000      $20,000(3)              35,000
Vice President,
 International
 Operations
Patrick K. Brady........  1999  137,500     32,000           --                     --
Chief Technology Officer

  ---------------------
  (1)Includes $79,132 in sales commissions.
  (2)Includes $19,261 in sales commissions.
  (3)Includes $20,000 car allowance.

                             Option Grants in 1999

   The following table contains information concerning our grant of stock options to our chief executive officer and our four other most highly compensated executive officers in 1999. Potential realizable value is presented net of the option exercise price, but before any Federal or state income taxes associated with exercise, and is calculated assuming that the fair market value on the date of the grant appreciates at the indicated annual rates, compounded annually, for the ten-year term of the option. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future increases in the price of our common shares. Actual gains will depend on the future performance of our common shares and the option holder's continued employment throughout the vesting period. The amounts reflected in the following table may not be achieved.

                                                                       Potential Realizable
                                                                         Value at Assumed
                                                                       Annual Rates of Stock
                         Number of   Percent of                                Price
                           Shares   Total Options Per Share              Appreciation for
                         Underlying  Granted to   Exercise                Option Term(1)
                          Options   Employees in   or Base  Expiration ---------------------
                          Granted    Fiscal Year    Price      Date        5%        10%
                         ---------- ------------- --------- ---------- ---------- ----------
Kevin G. Kerns..........   52,500        7.7%       $0.91      1/09    $1,461,485 $2,327,171
James M. Nelson.........       --         --           --        --            --         --
Jody P. Wacker..........       --         --           --        --            --         --
Richard D. Brown........   35,000        5.0         0.91      1/09       974,323  1,551,447
Patrick K. Brady........       --         --           --        --            --         --

---------------------

(1) Assumes that the fair market value of each grant on the date of grant was equal to the assumed initial public offering price of $18.00 per share.

                               1999 Option Values

   The following table contains information regarding unexercised options held by our chief executive officer and our four other most highly compensated executive offices at December 31, 1999. None of these individuals exercised any options during 1999 except Richard D. Brown who exercised options for 37,917 of our common shares. The value of "in-the-money" options represents the difference between the exercise price of an option and the assumed initial public offering price of $18.00 per share.

                           Number of Shares Underlying   Value of Unexercised
                             Unexercised Options at     In-The-Money Options at
                                December 31, 1999          December 31, 1999
                            Exercisable/Unexercisable  Exercisable/Unexercisable
                           --------------------------- -------------------------
Kevin G. Kerns............       730,078/83,672         $13,141,404/$1,506,096
James M. Nelson...........       188,125/21,875           3,386,250/393,750
Jody P. Wacker............       128,333/99,167           2,309,994/1,785,006
Richard D. Brown..........         8,749/58,334             157,482/1,050,012
Patrick K. Brady..........        47,214/14,036             849,852/252,648

Compensation of Directors

   Except with respect to our nonemployee directors who receive an annual grant of options to purchase 10,000 of our common shares (other than Mr. Koch who receives an annual grant of options to purchase 14,000 of our common shares), our directors do not receive compensation for serving as directors or attending board of directors or committee meetings except reimbursement for out-of-pocket expenses.

Employment Agreements

   On January 1, 2000, we entered into an employment agreement with Kevin G. Kerns, our Chief Executive Officer and President, which expires on January 1, 2004. Mr. Kerns currently receives an annual base salary of $150,000 and is entitled to receive an annual bonus of up to $60,000 based on criteria set by the board of directors. If Mr. Kerns is terminated by us without cause, or Mr. Kerns terminates the employment agreement within six months of a change of control or within three months of a material reduction in his salary or benefits or a material change in his responsibilities, then Mr. Kerns will receive severance pay equal to six months base salary.

   On January 20, 2000, we entered into an employment agreement with Jody P. Wacker, our Vice President, Marketing. Ms. Wacker currently receives an annual base salary of $148,000 and is entitled to receive an annual bonus at the discretion of our Board of Directors based on Ms. Wacker's performance. If Ms. Wacker is terminated by us without cause or Ms. Wacker terminates the employment agreement within six months of a change of control or within three months of a material reduction in her salary or benefits or a material change in her responsibilities, Ms. Wacker will receive severance pay equal to six months base salary.

   We have an employment agreement with Richard D. Brown, our Vice President, International Operations, entered into on April 23, 1997. Mr. Brown receives an annual base salary of $119,955 and is entitled to receive an annual bonus at the discretion of our Board of Directors based on our financial results and Mr. Brown's performance. In addition, we granted Mr. Brown an option to purchase 35,000 of our common shares at an exercise price of $0.21 per share in connection with this employment agreement. Mr. Brown is also entitled to an annual car allowance of $20,000.

   We also entered into an employment agreement with Patrick K. Brady, our Chief Technology Officer, on March 19, 1996, as amended in December 1998, which expires on March 19, 2000. Mr. Brady receives an annual base salary of $140,000 and is entitled to receive an annual bonus at the discretion of the compensation committee, which bonus could be up to $40,000. If Mr. Brady is terminated by us without cause, or Mr. Brady terminates employment within three months of a material reduction in his salary or benefits or a change in his responsibilities, then Mr. Brady will receive severance pay equal to six months base salary. Mr. Brady is entitled to be one of our directors until the expiration of his employment agreement.

   In connection with their respective employment agreements, each of the officers entered into a noncompetition, nondisclosure and developments agreement with us. The nondisclosure provisions in these agreements continue indefinitely after termination of employment. The noncompete provisions continue during their period of employment and for a period of six months after termination of employment for any reason and the nonsolicitation provisions continue for two years after termination of employment. Each agreement also provides that the officer assigns to us any and all right to any intellectual property designed or developed by the officer during his or her period of employment except in specified circumstances.

   None of the other named executive officers is party to an employment agreement with us.

2000 Omnibus Incentive Plan

   Our 2000 omnibus incentive plan was approved by our board of directors on January 20, 2000 and is expected to be adopted by our shareholders prior to the offering. Under this plan, our officers, directors, employees and consultants, are eligible to receive awards of stock options, stock appreciation rights, performance stock, performance units, restricted stock and other stock and cash awards. Options granted under the plan may be incentive stock options or nonqualified stock options. Stock appreciation rights may be granted by our compensation committee at any time either in tandem with an option or on a free-standing basis. A total of 4,600,000 common shares have been authorized to date for issuance under the plan, 3,352,305 of which were outstanding at December 31, 1999. The outstanding options have a weighted average exercise price of $0.46 per share. The plan amends and restates our 1995 stock option plan.

   The 2000 omnibus incentive plan is administered by the compensation committee of our board. Subject to the provisions of the plan, the compensation committee will determine the type of award, when and to whom awards will be granted, the number of shares or amount of cash covered by each award and the terms and kind of consideration payable with respect to awards. The compensation committee may interpret the plan and may at any time adopt the rules and regulations for the plan as it deems advisable. In determining the persons to whom awards shall be granted and the number of shares or amount of cash covered by each award, the compensation committee may take into account any factors it deems relevant.

   Stock Options. The compensation committee may grant both incentive stock options and non-qualified stock options. An option may be granted on the terms and conditions as the compensation committee may approve except that no incentive stock option may be exercised more than ten years from the date of grant. Incentive stock options will be granted with an exercise price equal to the fair market value on the date of grant. The compensation committee may authorize loans to individuals to finance their exercise of vested options. Options granted under the 2000 omnibus incentive plan will become exercisable at those times and under the conditions determined by the compensation committee. To date, the options that have been granted to our executive officers and employees will generally vest automatically in the event that we are consolidated with or acquired by another entity in a merger or other reorganization or in the event of a sale of all or substantially all of our assets. Future option grants will generally vest upon a change of control.

   Stock Appreciation Rights. Our 2000 omnibus incentive plan also permits the compensation committee to grant stock appreciation rights either in tandem with a stock option or on a free-standing basis. Generally, stock appreciation rights may be exercised upon such terms and conditions as the compensation committee determines except that the term shall not exceed the option term in the case of a tandem stock appreciation right or ten years in the case of a free-standing stock appreciation right. Upon exercise of a stock appreciation right, a grantee will receive for each share for which a stock appreciation right is exercised, an amount in cash or common shares, as determined by the compensation committee, equal to the excess of the fair market value of a common share on the date the stock appreciation right is exercised over the grant price per share to which the stock appreciation right relates.

   Restricted Stock. The 2000 omnibus incentive plan further provides for the granting of restricted stock awards, which are awards of common shares that may not be disposed of for a period of time determined by the compensation committee and which vest during a specified period of employment.

   Performance Stock and Performance Units. The 2000 omnibus incentive plan further provides that the compensation committee may grant performance stock or performance units which may be earned upon the attainment of performance goals specified by the compensation committee. The compensation committee may make a cash payment equal to the fair market value of the common shares otherwise required to be issued to a participant pursuant to a performance stock award. Performance units entitle the participant to a payment in cash equal to the fair market value of a designated number of common shares upon the attainment of specified performance goals. The compensation committee may substitute common shares for the cash payment otherwise required to be made pursuant to a performance unit award.

   Our board of directors may amend or terminate the 2000 omnibus incentive plan. However, no change shall be effective without the approval of our shareholders if shareholder approval is required by any law, regulation or stock exchange rule. In addition, no change may adversely affect an award previously granted, except with the written consent of the grantee.

   No awards may be granted under the 2000 omnibus incentive plan after the tenth anniversary of its initial adoption.

   Options and Awards Under the 2000 Omnibus Incentive Plan. We cannot now determine the number of options or awards to be granted in the future under the 2000 omnibus incentive plan to our officers, directors, employees and consultants.

Employee Stock Purchase Plan of 2000

   Introduction. Our employee stock purchase plan of 2000 was approved by our board of directors on January 20, 2000 and is expected to be adopted by our shareholders prior to completion of this offering. The plan will become effective immediately upon the date of the consummation of this offering. The plan is designed to allow our eligible employees to purchase our common shares, at semi-annual intervals after the initial offering period through voluntary automatic payroll deductions at a discount.

   Share Reserve. We have initially reserved 1,000,000 common shares.

   Offering Periods. The plan will be implemented by consecutive offering periods. The initial offering period will commence on the date of this offering and will continue until December 31, 2000. Thereafter, new offering periods will commence on the first trading day on or after January 1 and July 1 of each year, or on such other dates the compensation committee shall determine and continuing until the last trading day of the respective six-month period or such other date as the compensation committee shall determine.

   Eligible Employees. All of our regular employees may participate in our employee stock purchase plan of 2000 other than, in the discretion of the compensation committee, employees whose customary employment is 20 hours or less a week, employees whose customary employment is for not more than five months per year and employees who have not been employed by us for at least one year as of the first day of any offering period.

   Payroll Deductions. A participant may contribute up to 10% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be no less than the lesser of 85% of the closing price per share at the beginning of the offering period or on the last trading day of such offering period. No participant's rights to purchase shares shall accrue at a rate in excess of $25,000 of the fair market value of such shares for each calendar year in which the right is outstanding at any time.

   The board may at any time amend, suspend or discontinue the plan, subject to any required shareholder approval to comply with the requirements of the Securities and Exchange Commission and the Internal Revenue Code.

Limitation of Liability and Indemnification Matters

   We are incorporated under the laws of the state of Illinois. Our amended and restated articles of incorporation provide that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under the Illinois Business Corporation Act except for:

  . any breach of the director's duty of loyalty to us;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 8.65 of the Illinois Business Corporation Act, as it currently exists or may in the future be amended; or

  . any transaction from which the director derived an improper benefit.

   Our amended and restated bylaws provide that:

  . we must indemnify our directors and officers to the fullest extent permitted by Illinois law, subject to very limited exceptions;

  . we may indemnify our other employees and agents to the same extent that we indemnify our officers and directors, unless otherwise required by law, our amended and restated articles of incorporation, our amended and restated bylaws or other agreements; and

  . we must advance expenses, as incurred, to our directors and executive officers in connection with legal proceedings to the fullest extent permitted by Illinois law, subject to very limited exceptions.

   In addition, we intend to obtain directors' and officers' insurance providing indemnification for our directors and officers for certain liabilities, including liabilities under the Securities Act of 1933. We have also entered into indemnity agreements with our directors and some of our executive officers providing for the indemnification described above.

   These provisions may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and agreements are necessary to attract and retain talented experienced directors and officers.

   The underwriting agreement also provides for indemnification by the underwriters of our officers and directors for specified liabilities under the Securities Act of 1933.

   At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Compensation Committee Interlocks and Insider Participation

   Our compensation committee currently consists of Maurice A. Cox, Jr., George
B. Koch and Keith L. Crandell. None of the members of the compensation committee has been an officer or employee of Apropos at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee. Mr. Crandell is a senior principal of ARCH Venture Partners, some affiliates of which are our preferred shareholders and noteholders. Mr. Cox is a principal of The Ohio Partners, Ltd. which is one of our preferred shareholders and noteholders. In June 1999, we issued a subordinated convertible promissory note to ARCH Venture Fund III, L.P. for $523,277.90 and to The Ohio Partners, Ltd. for $427,444.20. In connection with these notes, we also issued warrants to purchase 15,455 of our Series C convertible preferred shares to ARCH Venture Fund III, L.P. and warrants to purchase 12,318 of our Series C convertible preferred shares to The Ohio Partners, Ltd. These warrants automatically convert to warrants to purchase 27,046 of our common shares and 21,557 of our common shares, respectively, at an exercise price of $3.97 per share upon completion of this offering. In November 1999, ARCH Venture Fund III, L.P. also participated in $500,000 of a $5.0 million secured bridge loan made to us. We issued warrants to purchase 26,250 of our common shares at an exercise price of $5.34 per share to ARCH Venture Fund III, L.P. in connection with this loan. See "Certain Transactions" on page 50 for information regarding transactions between The Ohio Partners, Ltd. and us, and between ARCH Venture Fund III, L.P. and us.

401(k) Plan

   Effective January 1, 1997, we implemented a 401(k) profit-sharing plan covering substantially all employees who meet defined service requirements. The plan provides for deferred salary contributions by the plan participants and a contribution from us. Our contributions, if any, are at the discretion of the board of directors and are not to exceed the amount deductible under applicable income tax laws. We have not made contributions since inception of the plan.

                       PRINCIPAL AND SELLING SHAREHOLDERS

   The following table sets forth information with respect to the beneficial ownership of our outstanding common shares as of December 31, 1999 by:

  . each person who is the beneficial owner of more than 5% of our common shares;

  .  each of our directors;

  .  each of our named executive officers; and

  .  all of our executive officers and directors as a group.

   Catherine R. Brady has granted the underwriters an option to purchase an additional 277,500 common shares to cover over-allotments.

   The following table assumes the conversion of all of our issued and outstanding convertible preferred shares and the seven-for-four stock split of our common shares which will occur immediately prior to the completion of this offering. Applicable percentage ownership is based on 10,047,978 common shares outstanding at December 31, 1999.

                                     Number of Shares        Percentage
                                    Beneficially Owned   Beneficially Owned
                                   --------------------- ---------------------
                                    Prior to    After    Prior to      After
Name                                Offering   Offering  Offering    Offering
----                               ---------- ---------- ---------   ---------
Five Percent Shareholders:
The Ohio Partners, Ltd.(1)........    778,041    778,041       7.7%        5.7%
 62 East Broad Street, 3rd Floor
 Columbus, OH 43215
William Blair Capital Partners V,
 L.P.(2)..........................  2,552,136  2,552,136      25.4%       18.5%
 222 W. Adams Street
 Chicago, IL 60606
ARCH Venture Fund III, L.P.(3)....  2,578,387  2,578,387      25.7%       18.7%
 8725 W. Higgins Road, Suite 290
 Chicago, IL 60631
Allstate Insurance Company........  1,185,429  1,185,429      11.8%        8.6%
 2775 Sanders Road, Suite A3
 Northbrook, IL 60062
William W. Bach(4)................    720,155    720,155       6.9%        5.1%
 One Tower Lane, 18th Floor
 Oakbrook Terrace, IL 60181
Directors and Officers:
Kevin G. Kerns(5).................    761,432    761,432       7.0%        5.2%
Jody P. Wacker(6).................    137,813    137,813       1.4%    *
Richard D. Brown(7)...............     52,500     52,500   *           *
Patrick K. Brady(8)...............  2,571,786  2,571,786      25.5%       18.6%
James M. Nelson(9)................    196,875    196,875       1.9%        1.4%
Catherine R. Brady(10)............  2,571,786  2,571,786      25.5%       18.6%
Keith L. Crandell(11).............  2,578,387  2,578,387      25.7%     18.7%
Ian M. Larkin(12).................  2,552,136  2,552,136      25.4%     18.5%
Maurice A. Cox, Jr.(13)...........    778,041    778,041       7.7%      5.7%
George B. Koch(14)................     20,125     20,125   *           *
All Executive Officers and
 Directors as a Group
 (14 people)(11)(12)(13)(15)...... 10,652,802 10,652,802      91.8%       69.6%

---------------------
  * Less than 1%
 (1) Includes warrants to purchase 21,557 of our common shares.
 (2) Includes warrants to purchase 27,046 of our common shares.
 (3) Includes 1,412,133 of our common shares owned by ARCH Venture Fund II, L.P., 142,002 of our common shares owned by ARCH II Parallel Fund, L.P. and warrants to purchase 53,296 of our common shares.
 (4) Includes 382,002 shares subject to stock options exercisable within 60 days after December 31, 1999.
 (5) Represents 761,432 shares subject to stock options exercisable within 60 days after December 31, 1999.
 (6) Represents 137,813 shares subject to stock options exercisable within 60 days after December 31, 1999.
 (7) Includes 14,583 shares subject to stock options exercisable within 60 days after December 31, 1999.
 (8) Includes 49,766 shares subject to stock options exercisable within 60 days after December 31, 1999. Includes 1,173,510 shares owned by Catherine R. Brady, Mr. Brady's spouse. Mr. Brady disclaims beneficial ownership of these shares.
 (9) Represents 196,875 shares subject to stock options exercisable within 60 days after December 31, 1999.
(10) Includes 1,348,510 of our common shares and 49,766 of our common shares subject to stock options exercisable within 60 days after December 31, 1999, owned by Patrick K. Brady, Ms. Brady's spouse. Ms. Brady disclaims beneficial ownership of these shares.
(11) Includes 2,525,091 of our common shares and warrants to purchase 53,296 of our common shares owned by ARCH Venture Fund II, L.P. and its affiliates, of which Mr. Crandell is a principal. Mr. Crandell disclaims beneficial ownership of these shares.
(12) Includes 2,525,090 of our common shares and warrants to purchase 27,046 of our common shares owned by William Blair Capital Partners V, L.P., of which Mr. Larkin is a managing director. Mr. Larkin disclaims beneficial ownership of these shares.
(13) Includes 756,484 of our common shares and warrants to purchase 21,557 of our common shares owned by The Ohio Partners, Ltd., of which Mr. Cox is a principal. Mr. Cox disclaims beneficial ownership of these shares.
(14) Includes 20,125 shares subject to stock options exercisable within 60 days after December 31, 1999.
(15) Includes 1,562,596 shares subject to stock options exercisable within 60 days after December 31, 1999.

                              CERTAIN TRANSACTIONS

   Since our inception, we have issued convertible preferred shares in private placement transactions as follows:

  . 1,242,858 Series A convertible preferred shares at $1.75 per share on March 19, 1996, which are convertible into 2,175,001 common shares;

  . 1,599,888 Series B convertible preferred shares at $3.75 per share on December 20, 1996, which are convertible into 2,799,804 common shares; and

  . 1,152,737 Series C convertible preferred shares at $6.94 per share on March 11, 1998, which are convertible into 2,017,289 common shares.

   Each series of our convertible preferred shares will automatically convert to our common shares after giving effect to the seven-for-four stock split of our common shares which will occur immediately prior to the completion of this offering,

   The following table summarizes the convertible preferred shares purchased by our 5% shareholders in private placement transactions:

                                  Series A         Series B         Series C
                                Convertible      Convertible      Convertible
Investor                      Preferred Shares Preferred Shares Preferred Shares
--------                      ---------------- ---------------- ----------------
The Ohio Partners, Ltd......                --               --          432,277
William Blair Capital
 Partners V, L.P............           621,429          533,296          288,184
ARCH Venture Fund III, L.P..                --          266,648          288,184
ARCH Venture Fund II, L.P...           570,416          236,517               --
ARCH II Parallel Fund, L.P..            51,013           30,131               --
Allstate Insurance Company..                --          533,296          144,092

   In addition, in June 1999, we issued subordinated convertible promissory notes in the aggregate principal amount of $1.5 million to William Blair Capital Partners V, L.P., ARCH Venture Fund III, L.P. and The Ohio Partners, Ltd. In connection with these notes, we issued warrants to purchase 43,228 of our Series C convertible preferred shares to these investors at an exercise price of $6.94 per share. The warrants to purchase our Series C convertible preferred shares automatically convert to warrants to purchase 75,649 of our common shares at an exercise price of $3.97 per share upon completion of this offering. We plan on using a portion of the net proceeds of this offering to repay these notes.

   In November 1999, a $5.0 million secured bridge loan was made to us by Access Technology Partners, L.P., a fund of investors that is managed by an entity associated with Chase Securities Inc., one of the managing underwriters in this offering. Certain employees and entities associated with Chase Securities Inc. have a $1.4 million participation in this loan and ARCH Venture Fund III, L.P., one of the investors in our convertible preferred shares, has a $500,000 participation in this loan. We granted to Access Technology Partners, L.P. warrants that can be exercised to purchase 236,250 common shares in connection with this loan and the employees and entities associated with Chase Securities Inc. that are participating in this loan have the right to receive their pro rata portion of the warrants granted. We also granted ARCH Venture Fund III, L.P. warrants that can be exercised to purchase 26,250 common shares. The exercise price of the warrants is initially $5.34 per share but will increase to the initial public offering price subject to a one-time adjustment on or before November 5, 2000, to the 20-day average market price if the average market price is less than the initial public offering price.

   On March 19, 1996, we entered into an employment agreement with William W. Bach, our Vice President, Technology and one of our 5% shareholders, which expires on March 19, 2000. Mr. Bach receives an annual base salary of $120,000 and is entitled to receive an annual bonus at the discretion of our compensation committee, which bonus could be up to $25,000. If Mr. Bach is terminated by us without cause, or Mr. Bach terminates the employment agreement within three months of a material reduction in his salary or benefits or a material change in his responsibilities, then Mr. Bach will receive severance pay equal to six months base salary. In connection with his employment agreement, Mr. Bach also entered into a noncompetition, nondisclosure and developments agreement with us.

   We have granted options to our executive officers and one of our directors. See "Management--Executive Compensation" on page 42 for more information regarding these option grants.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 65,000,000 shares, of which 60,000,000 shares are common shares, par value $0.01 per share, and 5,000,000 shares are preferred shares, par value $0.01 per share. At January 24, 2000, there were 10,595,667 common shares outstanding, held of record by 39 shareholders, and no preferred shares were outstanding. There will be 14,295,667 common shares outstanding, assuming no exercise of outstanding options or warrants, after giving effect to this offering. Because this is a summary description, it does not contain every term of our capital stock contained in our amended and restated articles of incorporation and in our amended and restated bylaws, and we refer you to the exhibits to our registration statement filed with the SEC on November 12, 1999, as amended, which you can access through the SEC's website at http://www.sec.gov and to Illinois law.

Common Shares

   Our issued and outstanding common shares have been validly issued and are fully paid and nonassessable. The common shares to be issued upon completion of this offering will also be fully paid and nonassessable. Subject to the right of holders of preferred shares that may come into existence, the holders of outstanding common shares are entitled to receive dividends out of assets legally available therefore at the times and in the amounts as our board of directors may from time to time determine. See "Dividend Policy" on page 14 for information regarding our dividend policy. The common shares are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any of our securities. There is no sinking fund provision applicable to the common shares. Upon our liquidation, dissolution or winding up, the holders of common shares are entitled to receive pro rata, our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred shares then outstanding. Each outstanding common share is entitled to one vote on all matters submitted to a vote of shareholders. There is no cumulative voting in the election of directors.

Preferred Shares

   Our amended and restated articles of incorporation authorize our board of directors to issue preferred shares in series and to establish the rights and preferences of any series with respect to the rate of dividends, the price and terms and conditions on which shares may be redeemed, the terms and conditions on which shares may be converted, voting rights and other terms. We may issue, without approval of the holders of common shares, preferred shares that have voting, dividend or liquidation rights superior to the common shares and that may adversely affect the rights of holders of common shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of common shares and could have the effect of discouraging, delaying, deferring or preventing a change in control. We have no present plan to issue any preferred shares.

Certain Statutory Provisions

   We are subject to Section 7.85 of the Business Corporation Act of Illinois.
Section 7.85 prohibits a publicly held Illinois corporation from engaging in a business combination with an interested shareholder, unless the proposed business combination

  . receives the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of all classes and series of the corporation entitled to vote generally in the election of directors voting together as a single class, and the affirmative vote of a majority of these shares held by disinterested shareholders,

  . is approved by at least two-thirds of the disinterested directors, or

  . provides for consideration offered to shareholders that meets specified fair price standards and satisfies specified procedural requirements.

These fair price standards require that the fair market value per share of such consideration be equal to or greater than the higher of

  . the highest price paid by the interested shareholder during the two-year period immediately prior to the first public announcement of the proposed business combination or in the transaction by which the interested shareholder became such, and

  . the higher of the fair market value per common share on the first trading date after the date the first public announcement of the proposed business combination or after the date of the first public announcement that the interested shareholder has become such.

   For purposes of Section 7.85, disinterested director means any member of the board of directors of the corporation who

  . is neither the interested shareholder nor an affiliate or associate thereof,

  . was a member of the board of directors prior to the time that the interested shareholder became such or was a director of the corporation before January 1, 1997 or was recommended to succeed a disinterested director by a majority of the disinterested directors then in office, and

  . was not nominated for election as a director by the interested shareholder of any affiliate or associate thereof.

   For purposes of Section 7.85 and Section 11.75 described below, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an interested shareholder is a person who, together with affiliates and associates, owns, or within the prior three years, did own, 15% or more of the combined voting power of the outstanding shares entitled to vote, subject to specified exceptions.

   Further, we are subject to Section 11.75 of the Business Corporation Act of Illinois which prohibits business combinations with interested shareholders for a period of three years following the date that such shareholder became an interested shareholder, unless

  . prior to such time, our board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, or

  . upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares outstanding at the time such transaction commenced, excluding shares owned by directors who are also officers and shares reserved under an employee stock plan, or

  . at or subsequent to such time, the business combination is approved by our board of directors and authorized at a meeting of the shareholders by 66 2/3% of the outstanding voting shares not owned by the interested shareholder.

   Although Illinois law generally requires the affirmative votes of at least two-thirds of the votes of our shares entitled to vote to approve or authorize an amendment of our amended and restated articles of incorporation, we have elected, as permitted by Illinois law, to require only majority vote for the approval or authorization of an amendment if the majority of our board of directors recommends the adoption of an amendment to our shareholders. The substitution of the majority voting requirement may have the effect of permitting an amendment to our amended and restated articles of incorporation not favored by a shareholder or group of shareholders holding a substantial minority of the outstanding voting stock.

Charter and Bylaw Provisions

   Our amended and restated articles of incorporation and our amended and restated bylaws contain provisions that may inhibit a change in control not approved by our board of directors. These provisions include (1) the division of our board of directors into three classes serving staggered three year terms, (2) a requirement that special meetings of shareholders be called only by our board of directors, chief executive officer or president unless otherwise required by law, (3) advance notice requirements for shareholder proposals and nominations and (4) the authority of our board of directors to issue, without shareholder approval, preferred shares with such terms as our board of directors may determine.

   Our amended and restated articles of incorporation eliminate the liability of our directors to us or our shareholders for monetary damages resulting from breaches of their fiduciary duties as directors. Directors remain liable for breaches of their duty of loyalty to us or our shareholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Our amended and restated articles of incorporation also do not absolve directors of liability under Section 8.65 of the Business Corporation Act of Illinois, which makes directors personally liable for:

  . unlawful dividends or unlawful stock repurchases or redemptions if the director did not act in good faith,

  . the barring of known claims against the corporation after dissolution, and

  . debts incurred by a dissolved corporation in carrying on its business.

The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. We believe that this provision does not eliminate the liability of our directors to us or our shareholders for monetary damages under the federal securities laws. Our bylaws also provide indemnification for the benefit of our directors and officers to the fullest extent permitted by Illinois law, including most circumstances under which indemnification otherwise would be discretionary.

Transfer Agent and Registrar

   The transfer agent and registrar for the common shares is Harris Trust & Savings Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common shares and we cannot make any predictions as to the effect, if any, that market sales of shares or the availability of our common shares for future sale will have on the market price of the common shares from time to time. Sales of substantial amounts of our common shares in the public market following this offering could adversely affect the market price of our common shares and our ability to raise additional capital.

   Upon completion of this offering, we will have 14,295,667 common shares outstanding assuming that the underwriters do not exercise their over-allotment options and that no participants exercise their outstanding options under our stock option plan or warrants after January 24, 2000. Our common shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, except for any of those shares that are beneficially owned at any time by our affiliates, as defined in Rule 144 under the Securities Act of 1933, which sales will be subject to the timing, volume and manner of sale limitations of Rule 144. The remaining 10,595,667 common shares outstanding after this offering held by those who were shareholders prior to this offering will be restricted securities, as defined in Rule 144. These restricted securities may be sold in the public market if they are registered under the Securities Act of

1933 or they are exempted by an exemption from registration, such as the exemptions provided by Rule 144 and 701 under the Securities Act of 1933. As a result of the 180 day lock-up described below and the provisions of Rule 144 and 701, the following table shows approximately when the restricted shares will be available for sale in the public market:

         Eligibility of Restricted Shares for Sale in the Public Market

      At the date of this prospectus..................................    65,158
      180 days after the date of this prospectus...................... 9,941,250
      Thereafter upon expiration of one year holding periods..........   589,259

   Most of the restricted shares that will become available for sale in the public market starting 180 days after the date of this prospectus will be subject to volume and other resale restrictions under Rule 144 because the holders are our affiliates.

Rule 144

   In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year will be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding common shares, or the average weekly trading volume of our common shares during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about us. If two years have elapsed since the date of acquisition of restricted common shares from us or any of our affiliates and the holder is not deemed to have been an affiliate of ours for at least three months prior to a proposed transaction, such person would be entitled to sell such shares under Rule 144 without regard to the limitations described above.

Rule 701

   In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchased common shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with some of the restrictions contained in Rule 144, including the holding period.

Stock Options

   At December 31, 1999, we had outstanding options to purchase 3,352,305 common shares pursuant to our 2000 omnibus incentive plan, and an additional 1,247,695 common shares are available for grant of future options thereunder. See "Management--2000 Omnibus Incentive Plan" on page 44 for more information on this plan. We have also granted warrants to purchase 368,774 of our common shares. See "Certain Transactions" on page 50 and "Underwriting" on page 60 for more information regarding these warrants. In addition, if we do not repay the portion of the outstanding amount under our revolving line of credit that is in excess of our borrowing base, by March 16, 2000, we will be required to issue an additional warrant to purchase 30,625 common shares to our lender. We intend to file a registration statement on Form S-8 as soon as practicable after the date of this prospectus to register our common shares that are (1) issuable upon the exercise of stock options either outstanding or available for grant pursuant to our 2000 omnibus incentive plan and (2) reserved for issuance under our employee stock purchase plan of 2000. Following effectiveness, shares covered by the registration statement on Form S-8 will be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates, as well as to the limitations on sale and vesting described above.

Lock-Up Agreements

   We, our directors and executive officers and most of our shareholders, have agreed or will agree prior to completion of this offering, for a period of 180 days after the date of this prospectus not to directly or indirectly, sell, offer, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, transfer the economic risk of ownership in, make any short sale, pledge, lend or otherwise dispose of or transfer, directly or indirectly, any of our common shares or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire our common shares without the prior written consent of Chase Securities Inc. on behalf of the underwriters. However, these restrictions will not apply to:

  . this offering, including the common shares which may be sold by the selling shareholder;

  . the issuance by us of any of our common shares upon the exercise of an outstanding option or warrant;

  . the issuance by us of any of our common shares or the grant by us of options to purchase our common shares or other awards pursuant to our 2000 omnibus incentive plan; or

  . the issuance by us of any of our common shares pursuant to our employee stock purchase plan of 2000.

Registration Rights

   Demand Rights. Our existing shareholders have the right to demand registration of 6,992,095 of the common shares they hold.

   At any time at least six months after this offering, our shareholders that previously held our convertible preferred shares prior to this offering are entitled to one demand registration upon initiation by holders of at least 40% of the common shares then outstanding which were convertible preferred shares prior to this offering. Thereafter, a second demand registration may be initiated under the same conditions.

   If these shareholders request us to register less than all of their common shares held at that time, then we are only required to effect a registration if at least 20% of the common shares that were convertible preferred shares prior to this offering are to be sold in the demand offering or a lesser percentage if the anticipated aggregate offering price of such demand registration exceeds $5,000,000. These holders will be entitled to sell all of the shares requested to be registered. Shareholders with registration rights may require us to file additional registration statements on Form S-3, subject to conditions and limitations.

   Piggyback Rights. Our existing shareholders and some of our warrant holders have piggyback registration rights for an aggregate of 8,458,729 shares covering future offerings by us.

   Our shareholders that previously held our convertible preferred shares prior to this offering have waived their piggyback registration rights with respect to this offering. In a subsequent public offering, these holders are entitled to piggyback registration rights, subject to reduction in the underwriters' discretion.

   In May 1999, we granted a warrant to Silicon Valley Bank to purchase 17,500 of our Series C preferred shares which will convert to a warrant to purchase 30,625 of our common shares upon completion of this offering. In November 1999, we granted warrants to purchase 262,500 of our common shares in connection with a $5.0 million secured bridge loan. If at any time after this offering we register any of our common shares for our own account or for the account of any of our shareholders, other than a registration on Form S-1, S-4 or S-8, we will have to register the common shares underlying all of these warrants.

   In a subsequent public offering, Catherine R. Brady is entitled to piggyback registration rights after each former preferred shareholder has (1) received an amount of net proceeds which is in the same proportion to each such holder's then current market value of their common shares as the net proceeds received by Ms. Brady in this offering bears to the market value of her common shares at the initial public offering price or (2) waived their registration rights with respect to the subsequent public offering.

              U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

   The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of common shares by a beneficial owner that is a non-U.S. holder. As used in this prospectus, a non-U.S. holder is defined as a holder that for U.S. federal income tax purposes is an individual or entity other than:

  .  a citizen or individual resident of the United States;

  . a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, other than a partnership treated as foreign under U.S. Treasury regulations;

  . an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  . a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

   This discussion does not address all aspects of U.S. federal income and estate taxes that:

  . may be relevant to non-U.S. holders in light of their personal circumstances, including the fact that in the case of a non-U.S. holder that is a partnership, the U.S. tax consequences of holding and disposing of common shares may be affected by determinations made at the partner level, or

  . may be relevant to non-U.S. holders which may be subject to special treatment under U.S. federal income tax laws such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities and holders of securities held as part of a "straddle," "hedge" or "conversion transaction."

This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect. The following summary is included herein for general information. Accordingly, investors are urged to consult their tax advisers regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of common shares.

Dividends

   We do not anticipate paying cash dividends on our common shares in the foreseeable future. In the event, however, that dividends are paid on our common shares, dividends paid to a non-U.S. holder of common shares generally will be subject to withholding of U.S. federal income tax at a 30% rate, or such lower rate as may be provided by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

   Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment in the United States, are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the non-U.S. holder files the appropriate U.S. Internal Revenue Service form with the payor. This form under U.S. Treasury regulations generally requires the non-U.S. holder to provide a U.S. taxpayer identification number. Any such U.S. trade or business income received by a non-U.S. holder that is a corporation may also be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

   Under currently applicable U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under U.S. Treasury regulations generally effective for payments made after December 31, 2000, however, a non-U.S. holder of our common shares who wishes to claim the benefit of an applicable treaty rate generally will be required to satisfy applicable certification and other requirements. In addition, under these regulations, in the case of our common shares held by a foreign partnership or other pass-through entity, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide specified information, including a U.S. taxpayer identification number. The regulations generally effective for payments made after December 31, 2000 also provide look-through rules for tiered partnerships. Further, the Internal Revenue Service intends to issue regulations under which a foreign trustee or foreign executor of a U.S. or foreign trust or estate, depending on the circumstances, will be required to furnish the appropriate withholding certificate on behalf of the beneficiaries, trust or estate, as the case may be.

   A non-U.S. holder of our common shares that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

   The U.S. Treasury regulations generally effective for payments made after December 31, 2000 also provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly owned entities that are disregarded for U.S. federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. In addition, income tax treaty benefits are denied to foreigners receiving income derived through a partnership, or otherwise fiscally transparent entity, in certain circumstances. Prospective investors should consult with their own tax advisers concerning the effect, if any, of these new Treasury regulations and this recent legislation on an investment in our common shares.

Gain on Disposition of Common Shares

   A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain realized on a disposition of our common shares unless:

  . the gain is U.S. trade or business income, in which case, the branch profits tax described above may also apply to a corporate non-U.S. holder;

  . the non-U.S. holder is an individual who holds our common shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements;

  . the non-U.S. holder is subject to tax under the provisions of the U.S. tax law applicable to certain United States expatriates; or

  . we are or have been a "U.S. real property holding corporation" for federal income tax purposes at any time during the shorter of the five-year period preceding such disposition or the period that the non-U.S. holder held our common shares.

We believe that we have not been, are not currently, and do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

   If a non-U.S. holder who is an individual is subject to tax on gain which is U.S. trade or business income, such individual generally will be taxed on the net gain derived from a sale of common shares under regular graduated U.S. federal income tax rates. If an individual non-U.S. holder is subject to tax because such individual holds our common shares as a capital asset, is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements, such individual generally will be subject to a flat 30% tax on the gain derived from a sale. This gain may be offset by U.S. capital losses, notwithstanding the fact that the individual is not considered a resident alien of the United States. Thus, individual non-U.S. holders who have spent, or expect to spend, more than a de minimis period of time in the United States in the taxable year in which they contemplate a sale of common shares are urged to consult their tax advisers prior to the sale concerning the U.S. tax consequences of such sale.

   If a non-U.S. holder that is a foreign corporation is subject to tax on gain which is U.S. trade or business income, it generally will be taxed on its net gain under regular graduated U.S. federal income tax rates and, in addition, will be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits," within the meaning of the Internal Revenue Code for the taxable year, as adjusted for specific items, unless it qualifies for a lower rate under an applicable tax treaty.

Federal Estate Tax

   Common shares owned or treated as owned by an individual who is neither a U.S. citizen nor a U.S. resident, as defined for U.S. federal estate tax purposes, at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding Tax

   Under U.S. Treasury regulations, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to these holders, the name and address of the recipient and the tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

   Currently, U.S. backup withholding, which generally is a withholding tax imposed at the rate of 31% on payments to persons that fail to furnish specified information under the U.S. information reporting requirements, generally will not apply:

  . to dividends paid to non-U.S. holders that are subject to the 30% withholding discussed above, or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding; or

  . before January 1, 2001, to dividends paid to a non-U.S. holder at an address outside of the United States unless the payor has actual knowledge that the payee is a U.S. person.

Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on our common shares to beneficial owners that are not "exempt recipients" and that fail to provide identifying information in the manner required.

   The payment of the proceeds of the disposition of our common shares by a holder to or through the U.S. office of a broker or through a non-U.S. branch of a U.S. broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a non-U.S. holder of common shares to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker has particular types of U.S. relationships. In the case of the payment of proceeds from the disposition of our common shares effected by a foreign office of a broker that is a U.S. person or a U.S. related person, existing regulations require information reporting on the payment unless the broker maintains documentary evidence that the holder is a non-U.S. holder and that certain conditions are met. For this purpose, a U.S. related person is defined as:

  .  a "controlled foreign corporation" for U.S. federal income tax purposes;
     or

  . a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business.

   The U.S. Treasury regulations generally effective for payments made after December 31, 2000 alter the foregoing rules. Among other things, such regulations provide presumptions under which a non-U.S. holder is subject to backup withholding at the rate of 31% and information reporting unless we receive certification from the holder of non-U.S. status. Depending on the circumstances, this certification will need to be provided:

  .  directly by the non-U.S. holder;

  . in the case of a non-U.S. holder that is treated as a partnership, trust or estate, or by the partners or beneficiaries of such entity; or

  . by qualified financial institutions or other qualified entities on behalf of the non-U.S. holder.

   Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

   Chase Securities Inc., SG Cowen Securities Corporation and U.S. Bancorp Piper Jaffray Inc. are the representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, have severally agreed to purchase from us the following respective numbers of common shares:

                                                                       Number of
      Name                                                              Shares
      ----                                                             ---------
      Chase Securities Inc............................................
      SG Cowen Securities Corporation.................................
      U.S. Bancorp Piper Jaffray Inc..................................
                                                                       ---------
      Total........................................................... 3,700,000
                                                                       =========

   The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are committed to purchase all of the common shares offered by us if they purchase any shares.

   The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                     Underwriting Discounts and Commissions

                                                      Without          With
                                                   Over-Allotment Over-Allotment
                                                      Exercise       Exercise
                                                   -------------- --------------
      Per Share...................................   $              $
      Total.......................................   $              $

   We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1.5 million.

   The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess
of $     per share. The underwriters may allow and such dealers may re-allow a
concession not in excess of $     per share to certain other dealers. After the
initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the common shares offered in this offering.

   We have granted to the underwriters a 30-day option to purchase up to 277,500 additional common shares and Catherine R. Brady, the selling shareholder, has granted to the underwriters a 30-day option to purchase up to an aggregate of 277,500 common shares owned by her, at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise these options, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of common shares to be purchased by it shown in the above table bears to the total number of common shares offered hereby. We and the selling shareholder will be obligated, pursuant to these options, to sell shares to the underwriters to the extent the options are exercised. The underwriters may exercise these options only to cover over-allotments made in connection with the sale of common shares offered by us.

   The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

   Substantially all of our securityholders and all of our executive officers and directors have agreed or will agree prior to completion of this offering, that they will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities exchangeable for or convertible into shares of capital stock owned by them for a period of 180 days following the date of this prospectus. We have agreed that we will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities exchangeable for or convertible into shares of capital stock for a period of 180 days following the date of this prospectus, except that we may issue shares upon the exercise of options and warrants granted prior to the date hereof and in connection with our employee stock purchase plan of 2000. We may also grant additional options or other awards under our 2000 omnibus incentive plan. Without the prior written consent of Chase Securities Inc., any additional options granted shall not be exercisable during this 180-day period.

   The representatives of the underwriters participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common shares at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common shares. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when common shares sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

   Prior to this offering, there has been no public market for our common shares. The initial public offering price for the common shares will be determined by negotiations among us and the representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, our revenue and earnings, market valuations of other companies engaged in activities similar to our business operations and our management. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions or other factors.

   In addition, at our request, the underwriters have reserved up to 370,000 common shares for sale at the initial public offering price to our directors, business associates and related persons. The number of common shares available for sale to the general public will be reduced if such persons purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

   In connection with this offering, certain underwriters and selling group members, if any, who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common shares on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

   In November 1999, a $5.0 million secured bridge loan was made to us by Access Technology Partners, L.P., a fund of investors that is managed by an entity associated with Chase Securities Inc., one of the managing underwriters in this offering. Certain employees and entities associated with Chase Securities Inc. have a $1.4 million participation in this loan and ARCH Venture Fund III, L.P., one of the investors in our convertible preferred shares, has a $500,000 participation in this loan. We granted to Access Technology Partners, L.P. warrants that can be exercised to purchase 236,250 common shares in connection with this loan and the employees and entities associated with Chase Securities Inc. that are participating in this loan have the right to receive their pro rata portion of the warrants granted. We also granted ARCH Venture Fund III, L.P. warrants that can be exercised to purchase 26,250 common shares. The exercise price of the warrants is initially $5.34 per share but will increase to the initial public offering price subject to a one-time adjustment on or before November 5, 2000, to the 20-day average market price if the average market price is less than the initial public offering price.

   We have been approved for listing of our common shares on the Nasdaq National Market under the symbol APRS.

                                 LEGAL MATTERS

   McDermott, Will & Emery, Chicago, Illinois, will pass upon the validity of the common shares offered hereby. Legal matters relating to this offering will be passed upon for the underwriters by Davis Polk & Wardwell, Menlo Park, California.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, as set forth in their reports. We have included our consolidated financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information pertaining to us and the common shares to be sold in this offering, reference is made to the registration statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference.

   On the closing of the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information, as well as the registration statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Such materials can also be inspected on the Securities and Exchange Commission's web site at www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Auditors............................................ F-2

Consolidated Balance Sheets as of December 31, 1998 and 1999.............. F-3

Consolidated Statements of Operations for the years ended December 31,
 1997, 1998 and 1999...................................................... F-4

Consolidated Statements of Common Shareholders' Deficit for the years ended December 31, 1997, 1998 and 1999................................... F-5

Consolidated Statements of Cash Flows for the years ended December 31,
 1997, 1998 and 1999...................................................... F-6

Notes to Consolidated Financial Statements................................ F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Apropos Technology, Inc.

   We have audited the accompanying consolidated balance sheets of Apropos Technology, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, common shareholders' deficit, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Apropos Technology, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
January 13, 2000

                            APROPOS TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS

                      (in thousands, except share amounts)

                                                 December 31,       Pro forma
                                               ------------------  December 31,
                                                 1998      1999        1999
                                               --------  --------  ------------
                                                                   (unaudited)
Assets
Current assets:
  Cash and cash equivalents..................  $  3,170  $  3,467    $  3,467
  Accounts receivable, less allowance for
   doubtful accounts of $151 in 1998 and $462
   in 1999...................................     3,818     8,942       8,942
  Inventory..................................       283       364         364
  Prepaid expenses and other current assets..       225       371         371
                                               --------  --------    --------
    Total current assets.....................     7,496    13,144      13,144
Equipment, net...............................     1,021     1,618       1,618
Note receivable from shareholder.............        51        54          54
Other assets.................................        81       618         618
                                               --------  --------    --------
    Total assets.............................  $  8,649  $ 15,434    $ 15,434
                                               ========  ========    ========
Liabilities and common shareholders' equity
 (deficit)
Current liabilities:
  Revolving line of credit...................  $    --   $  3,216    $  3,216
  Subordinated convertible promissory notes..       --      1,474       1,474
  Bridge loan................................       --      3,485       3,485
  Accounts payable...........................       661     1,094       1,094
  Accrued expenses...........................       194     1,808       1,808
  Accrued compensation and related accruals..       698     1,292       1,292
  Advance payments from customers............       393       584         584
  Deferred revenue...........................       478     1,355       1,355
  Current portion of capital lease
   obligations...............................       156       122         122
  Current portion of long-term debt..........       --        186         186
                                               --------  --------    --------
    Total current liabilities................     2,580    14,616      14,616
Capital lease obligations....................       --         54          54
Long-term debt, less current portion.........       --        314         314
Convertible preferred shares, $.01 par value,
 authorized, issued, and outstanding
 3,995,483 shares (liquidation value of
 $16,112 at December 31, 1999)...............    16,079    16,079         --
Common shareholders' equity (deficit):
  Common shares, no par value, authorized
   7,694,384 shares, 2,948,124 issued and
   outstanding at December 31, 1998, and
   3,055,883 issued and outstanding at
   December 31, 1999 and 10,047,978 shares
   issued and outstanding at pro forma
   December 31, 1999.........................        26        53         123
  Additional paid-in capital.................        69     2,932      18,941
  Accumulated deficit........................   (10,105)  (18,614)    (18,614)
                                               --------  --------    --------
    Total common shareholders' equity
     (deficit)...............................   (10,010)  (15,629)        450
                                               --------  --------    --------
    Total liabilities and common
     shareholders' equity (deficit)..........  $  8,649  $ 15,434    $ 15,434
                                               ========  ========    ========

                See notes to consolidated financial statements.

                            APROPOS TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                      (in thousands, except share amounts)

                                                     Year ended December 31,
                                                     -------------------------
                                                      1997     1998     1999
                                                     -------  -------  -------
Revenue:
  Software licenses................................. $ 2,669  $ 5,697  $10,300
  Services and other................................   1,424    3,445    7,866
                                                     -------  -------  -------
    Total revenue...................................   4,093    9,142   18,166
Costs and expenses:
  Cost of software..................................      26       31      296
  Cost of services and other........................   1,308    3,084    5,611
  Research and development..........................   1,271    2,805    4,441
  Sales and marketing...............................   3,644    6,030    9,704
  General and administrative........................   1,552    2,236    5,264
                                                     -------  -------  -------
    Total costs and expenses........................   7,801   14,186   25,316
                                                     -------  -------  -------
Loss from operations................................  (3,708)  (5,044)  (7,150)
Other income (expense):
  Interest income...................................     210      245       42
  Interest expense..................................     (25)     (23)  (1,414)
  Miscellaneous expense.............................     (44)     --        13
                                                     -------  -------  -------
    Total other income (expense)....................     141      222   (1,359)
                                                     -------  -------  -------
Net loss............................................ $(3,567) $(4,822) $(8,509)
                                                     =======  =======  =======
Net loss per share--basic and diluted............... $ (1.22) $ (1.64) $ (2.85)
Shares used to compute net loss per share--
  basic and diluted.................................   2,923    2,947    2,983


                See notes to consolidated financial statements.

                            APROPOS TECHNOLOGY, INC.

            CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' DEFICIT

                                 (in thousands)

                                Common Shares
                               ---------------- Additional
                               Number of         Paid-In   Accumulated
                                Shares   Amount  Capital     Deficit    Total
                               --------- ------ ---------- ----------- --------
Balance at January 1, 1997...  2,860,172  $17     $  --     $ (1,716)  $ (1,699)
Exercise of stock options....     68,110    5        --          --           5
Net loss.....................        --   --         --       (3,567)    (3,567)
                               ---------  ---     ------    --------   --------
Balance at December 31, 1997.  2,928,282   22        --       (5,283)    (5,261)
Exercise of stock options....     19,842    4        --          --           4
Compensation expense related
 to stock options............        --   --          69         --          69
Net loss.....................        --   --         --       (4,822)    (4,822)
                               ---------  ---     ------    --------   --------
Balance at December 31, 1998.  2,948,124   26         69     (10,105)   (10,010)
Exercise of stock options....    107,759   27        --          --          11
Compensation expense related
 to stock options............        --   --         229         --         229
Value of warrants issued with
 debt........................        --   --       2,634         --       2,634
Net loss.....................        --   --         --       (8,509)    (8,509)
                               ---------  ---     ------    --------   --------
Balance at December 31, 1999.  3,055,883  $53     $2,932    $(18,614)  $(15,629)
                               =========  ===     ======    ========   ========


                See notes to consolidated financial statements.

                            APROPOS TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                           Year ended
                                                          December 31,
                                                     -------------------------
                                                      1997     1998     1999
                                                     -------  -------  -------
Cash flows from operating activities
Net loss............................................ $(3,567) $(4,822) $(8,509)
Adjustments to reconcile net loss to net cash used
 for operating activities:
  Depreciation and amortization.....................     173      363      640
  Amortization of debt discount.....................     --       --     1,084
  Loss (gain) on sale of equipment..................      44      --       (13)
  Provision for doubtful accounts...................      46      101      311
  Stock compensation expense........................     --        69      229
  Changes in operating assets and liabilities:
    Accounts receivable.............................  (1,028)  (2,399)  (5,435)
    Inventory.......................................     (80)    (203)     (81)
    Prepaid expenses and other current assets.......     (95)    (103)    (137)
    Other assets....................................     (13)     (55)    (537)
    Note receivable from shareholder................     --       (51)      (3)
    Accounts payable................................     230      351      433
    Accrued expenses................................     (92)      67    1,614
    Accrued compensation and related accruals.......     261      251      594
    Advance payments from customers.................     --       342      191
    Deferred revenue................................     273      244      877
                                                     -------  -------  -------
Net cash used for operating activities..............  (3,848)  (5,845)  (8,742)
Cash flows from investing activities
Purchases of equipment..............................    (235)    (721)    (999)
                                                     -------  -------  -------
Net cash used for investing activities..............    (235)    (721)    (999)
Cash flows from financing activities
Net proceeds from line of credit....................     --       --     3,216
Net proceeds from subordinated convertible
 promissory notes and detachable warrants...........     --       --     1,500
Proceeds from long-term debt........................     --       --       500
Net proceeds from issuance of convertible preferred
 shares.............................................     --     7,986      --
Proceeds from exercise of stock options.............       5        4       27
Principal payments of capital lease obligations.....    (149)    (238)    (205)
Proceeds from bridge loan and detachable warrants...     --       --     5,000
                                                     -------  -------  -------
Net cash provided by (used for) financing
 activities.........................................    (144)   7,752   10,038
                                                     -------  -------  -------
Net change in cash and cash equivalents.............  (4,227)   1,186      297
Cash and cash equivalents, beginning of period......   6,211    1,984    3,170
                                                     -------  -------  -------
Cash and cash equivalents, end of period............ $ 1,984  $ 3,170  $ 3,467
                                                     =======  =======  =======
Supplemental disclosures of cash flow information:
  Borrowings under capital lease obligations........ $   294  $   --   $   225
  Non-cash deferred financing costs................. $   --   $   --   $ 2,634

                See notes to consolidated financial statements.

                            APROPOS TECHNOLOGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business

   Apropos Technology, Inc. (the Company) is engaged in the business of developing and selling software, implementation, maintenance, and training services to companies in diversified industries. The Company's product enables customer interaction management for multimedia contact centers. The Company's core competency is its skill in developing advanced software applications and successfully linking those applications to a number of telephone systems, networks, and databases. Principal operations of the Company commenced during 1995. The Company currently derives substantially all of its revenues from licenses of its product and related services.

   On June 9, 1997, the Company established a wholly owned subsidiary in the United Kingdom, Apropos Technology, Limited. The purpose of this entity is to market the Company's product throughout Europe.

2. Significant Accounting Policies

Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Apropos Technology, Limited. All significant intercompany balances and transactions have been eliminated.

Cash Equivalents and Marketable Securities

   The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. The Company classifies its marketable securities as available-for-sale and states them at amortized cost plus accrued interest, which approximates fair market value.

Inventory

   Inventories are stated at the lower of cost (first in, first out method) or market.

Income Taxes

   The Company provides for income taxes under the liability method, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Under this method, a valuation allowance is required against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

   Management evaluates the recoverability of the deferred tax assets and the level of the valuation allowance. At such time as it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be appropriately reduced.

                            APROPOS TECHNOLOGY, INC.

Equipment

   Equipment is stated at cost. The Company provides for depreciation and amortization using the straight-line method over their estimated useful lives as follows:

                                                               Estimated
                     Asset Classification                     Useful Life
                     --------------------                ----------------------
      Computer equipment................................        3 years
      Software..........................................        3 years
      Office equipment..................................        5 years
      Furniture and fixtures............................        7 years
      Furniture and fixtures for trade shows............        2 years
      Leasehold improvements (capital leases with a         Estimated useful
       bargain purchase option)..........................life.or life of lease
                                                         (whichever is shorter)

   Repairs and maintenance are charged to expense as incurred. Significant improvements are capitalized and depreciated. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the results of operations.

Revenue Recognition

   The Company generates software revenues from licensing the right to use its software products and also generates service revenues from implementation and installation services, ongoing maintenance (post-contract technical support and product upgrades), training services, and professional services performed for resellers and clients. The Company provides a warranty for 90 days on all software licenses. The Company's policy is to not allow returns of software licenses. The Company issues product upgrades on a when and if available basis.

   Revenue from software license agreements is recognized upon shipment of the software if:

  .  persuasive evidence of an arrangement exists;

  . sufficient vendor-specific objective evidence exists to support allocating the total fee to all elements of the arrangement;

  .  the fee is fixed or determinable; and

  .  collection is probable.

   Shipment is further defined in certain contracts as delivery of the product master or first copy for noncancelable product licensing arrangements under which the reseller has certain software distribution rights. Software licenses are shipped to resellers upon receipt of a purchase order from an end customer. The Company recognizes revenue from the sale of software licenses placed through a reseller upon shipment of the license to the reseller or the end customer. The reseller is the Company's customer and is obligated to pay for the software license upon shipment. As a result, the reseller assumes any credit risk from the reseller's end customer and any risk that the end customer declines receipt of the software license.

   Revenue from ongoing client maintenance is recognized ratably over the postcontract support term, which is 12 months. Revenue from training services and professional services is recognized when the services are completed. Prior to 1998 the Company recognized revenue from implementation and installation services when the services were completed. Beginning in 1998, the Company recognized revenue from implementation and installation services using the percentage of completion method. The Company

                            APROPOS TECHNOLOGY, INC.

calculates percentage of completion based on the estimated total number of hours of service required to complete an implementation project and the number of actual hours of service rendered. Implementation and installation services are completed within 120 days. The cumulative impact of this change in accounting principle was not material to the results of operations. Amounts received prior to revenue recognition and for prepaid maintenance revenue are classified as deferred revenue.

   The Company provides a master copy of its software license to original equipment manufacturers (OEM). The Company recognizes revenue from an OEM upon notification from the OEM that delivery of the software license to an end customer has occurred.

Advertising

   Advertising costs are generally expensed as incurred. Advertising expenses were $65,905, $158,209 and $180,629 for the years ended December 31, 1997, 1998 and 1999, respectively.

Use of Accounting Estimates

   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation

   The functional currency of the Company's foreign operations is the local currency. Accordingly, all assets and liabilities are translated into U.S. dollars using year-end exchange rates, and all revenues and expenses are translated using weighted-average exchange rates during the year. The amount of foreign currency translation is not material to the results of operations and the financial position of the Company.

Financial Instruments and Concentrations of Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, trade accounts receivable, and short- and long-term debt (capital lease obligation), which had fair values that approximate their carrying amounts. The Company invests its excess cash primarily in investment-grade commercial paper. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

Research and Development

   Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased, or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have not been significant. Through December 31, 1999, all software development costs have been expensed.

                            APROPOS TECHNOLOGY, INC.

Stock Compensation

   As permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), the Company uses the intrinsic value method to account for stock options as set forth in Accounting Principles Board No. 25, Accounting for Stock Issued to Employees (APB 25).

Loss Per Share

   Basic loss per share is calculated based on the weighted-average number of outstanding common shares. Diluted loss per share is calculated based on the weighted-average number of outstanding common shares plus the effect of dilutive potential common shares. The Company's calculation of diluted net loss per share excludes potential common shares as the effect would be antidilutive. Potential common shares include stock options, warrants, and redeemable convertible preferred stock. The weighted average number of options and warrants to purchase common stock using the treasury stock method for 1997, 1998 and 1999 were 877,361, 1,986,722 and 2,589,733 shares, respectively. The weighted average number of shares of redeemable convertible preferred stock using the if-converted method for 1997, 1998 and 1999 were 4,974,806, 6,992,095 and 6,992,095 shares, respectively.

Pro Forma Presentation (Unaudited)

   The pro forma balance sheet at December 31, 1999 gives effect to conversion of the convertible preferred shares into common shares which will take place upon the closing of the proposed public offering of common shares and the change in the par value of the common shares, both as described in Note 6.

3. Equipment

   Equipment consisted of the following (in thousands):

                                                                 December 31,
                                                                ---------------
                                                                 1998    1999
                                                                ------  -------
      Computer equipment....................................... $  742  $ 1,339
      Office equipment.........................................     49      101
      Furniture and fixtures...................................    576    1,070
      Software.................................................    170      256
      Leasehold improvements...................................    102       97
                                                                ------  -------
        Gross equipment........................................  1,639    2,863
      Less: Accumulated depreciation and amortization..........   (618)  (1,245)
                                                                ------  -------
      Equipment, net........................................... $1,021  $ 1,618
                                                                ======  =======

4. Debt

Revolving Line of Credit

   During 1998, the Company entered into a credit agreement (the Agreement) with a bank that provided for a secured line-of-credit facility of $400,000. Borrowings under the Agreement are secured by the assets of the Company and bear interest at the prime rate (8.50% at December 31, 1999) plus 1%.

   On August 5, 1999, the Company amended the Agreement (the Amended Agreement). Under the Amended Agreement, the revolving credit facility was increased to $3,500,000 (including letters of credit of

                            APROPOS TECHNOLOGY, INC.

up to $300,000) with a maturity of the earlier to occur of March 16, 2000 or completion of the Company's initial public offering. At December 31, 1999, borrowings under the Amended Agreement were $3,216,000 and outstanding letters of credit were $284,000. The Amended Agreement also provides for equipment advances of not more than $500,000, bearing interest at the prime rate (8.50% at December 31, 1999) plus 1.25%. At December 31, 1999, equipment advances aggregated $500,000 and are due June 2002. As of December 31, 1999 the Company was not in compliance with certain covenants set forth in the Amended Agreement. The Company obtained a waiver for the covenant violation.

   In accordance with the Amended Agreement, the Company issued detachable warrants to the bank which permit the bank to purchase 17,500 Series C preferred shares for $6.94 per share. The warrants to purchase the Series C convertible preferred shares automatically convert to warrants to purchase 30,625 of common shares at an exercise price of $3.97 per share upon the completion of an initial public offering. If the Company does not repay the portion of the outstanding amount under its revolving line of credit that is in excess of the borrowing base (amount could be up to $1.5 million) by March 16, 2000, the lender would be entitled to an additional warrant to purchase 17,500 Series C preferred shares for $6.94 per share, which would automatically convert to a warrant to purchase 30,625 common shares at an exercise price of $3.97 per share upon completion of an initial public offering. The fair value of these warrants, as calculated using the Black-Scholes method, has been estimated at $32,000 at the time of issuance of these notes. This fair value has been reflected as deferred financing costs in other assets and is being amortized over the term of the line of credit.

Subordinated Convertible Promissory Notes

   During 1999, the Company issued subordinated convertible promissory notes with a face value of $1,500,000 and a stated interest rate of 10%, together with warrants, to certain preferred shareholders. The notes are due on the earlier of May 12, 2000 or completion of the Company's initial public offering. Borrowings under the subordinated convertible promissory notes are subordinated to the revolving line of credit. The subordinated convertible promissory notes are required to be repaid upon the completion of an initial public offering.

   These warrants, which became exercisable upon the issuance of the notes, allow the note holders to purchase 43,228 shares of Series C Preferred Shares for $6.94 per share. The warrants to purchase the Series C convertible preferred shares automatically convert to warrants to purchase 75,649 of the common shares at an exercise price of $3.97 per share upon completion of the initial public offering. The fair value of these warrants, as calculated using the Black-Scholes method, was estimated at $77,000 at the time of issuance of the notes. No warrants have been exercised at December 31, 1999. This fair value has been reflected as a reduction of the carrying amount of the subordinated convertible promissory notes increasing the effective interest rate on the subordinated convertible promissory notes to 15%.

Bridge Loan

   In November 1999, a $5,000,000 secured bridge loan was made to the Company by Access Technology Partners, L.P., a fund of investors that is managed by an entity associated with Hambrecht & Quist LLC, one of the managing underwriters of the Company's anticipated initial public offering. Certain employees and entities associated with Hambrecht & Quist LLC have a $1.4 million participation in this loan and ARCH Venture Fund III, LP, a preferred shareholder, has a $500,000 participation in this loan. This loan and interest of 9.25% are due on March 31, 2000. If any principal balance is not paid in full on the due date, such overdue principal amount shall bear interest at 15% and will be payable on demand. If a sale event, as defined, does not occur the Company will pay a commitment fee of $50,000 on the date the loan is due.

                           APROPOS TECHNOLOGY, INC.

   The Company granted to Access Technology Partners, L.P. and other participants warrants to purchase 236,250 common shares in connection with this loan. The Company also granted ARCH Venture Fund III, LP warrants that can be exercised to purchase 26,250 common shares. The exercise price of the warrants is initially $5.34 per share but will increase to the initial public offering price, subject to a one-time adjustment on or before November 5, 2000, to the 20-day average market price if the average market price is less than the initial public offering price. The fair value of these warrants as calculated using the Black-Scholes method, was estimated at $2,525,250 at the time of issuance of the loan. No warrants have been exercised at December 31, 1999. This fair value has been reflected as a reduction of the carrying amount of the loan increasing the effective interest rate on the loan to 121%.

   In applying the Black-Scholes method, the Company has used an expected dividend yield of zero, a risk-free interest rate of 5%, a volatility factor of 136% and a fair value of the underlying common shares of $4.32 for warrants issued with the line of credit and the subordinated convertible promissory notes and $14.00 for warrants issued with the bridge loan. The lives used to value each of the warrants was based on the term of each warrant as described above.

   During 1999, the Company granted 60,728 warrants to purchase Series C Preferred Shares with a weighted average exercise price of $6.94 per share and 262,500 warrants to purchase common shares with a weighted average exercise price of $5.34 per share. No warrants had been exercised at December 31, 1999.

   Annual maturities of the Company's long-term debt at December 31, 1999, are $204,493 in 2001 and $109,938 in 2002.

5. Income Taxes

   The difference between the amount of income tax benefit recorded and the amount of income tax benefit calculated using the U.S. federal statutory rate of 34% is due to net operating losses not being benefited. Accordingly, there is no provision for income taxes for the years ended December 31, 1997, 1998 and 1999.

   At December 31, 1999, the Company has net operating loss carryforwards aggregating approximately $15,614,000, which begin to expire in 2012. Based on Internal Revenue Code regulations relating to changes in ownership of the Company, utilization of the net operating loss carryforwards may be subject to annual limitations. For financial reporting purposes, the entire amount of deferred tax assets related principally to the net operating loss carryforwards has been offset by a valuation allowance due to uncertainty regarding realization of the asset.

   Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                December 31,
                                                               ---------------
                                                                1998     1999
                                                               -------  ------
      Deferred tax assets:
        Net operating loss carryforwards...................... $ 3,185  $6,090
        Amounts to adjust from accrual method to the cash
         method of accounting used for tax purposes...........    (650)    --
        Research and development tax credit carryforwards.....     --      333
        Other.................................................      15     118
                                                               -------  ------
      Total deferred tax assets...............................   2,550   6,541
      Valuation allowance for deferred tax assets.............  (2,550) (6,541)
                                                               -------  ------
                                                               $   --   $  --
                                                               =======  ======

                            APROPOS TECHNOLOGY, INC.

6. Shareholders' Deficit

Authorization of Common and Convertible Preferred Shares

   Effective May 14, 1997, the Company's Board of Directors adopted and the shareholders approved an increase in the number of authorized capital shares from 8,442,634 to 11,689,867, of which 7,694,384 shares were designated as common shares and 3,995,483 shares were designated as convertible preferred shares. The Company's Board of Directors has the authority, without shareholder approval, to issue one or more series of preferred shares and to establish the rights and preferences of such preferred shares.

Convertible Preferred Shares

   The following table reflects the various convertible preferred shares issued through December 31, 1999:

                                                                 Amount (Net of
                                                        Shares   Issuance Costs)
                                                       --------- --------------
                                                                 (in thousands)
      Series A, issued March 1997....................  1,242,858    $ 2,119
      Series B, issued December 1997.................  1,599,888      5,974
      Series C, issued March 1998....................  1,152,737      7,986
                                                       ---------    -------
      Balance at December 31, 1999...................  3,995,483    $16,079
                                                       =========    =======

   Convertible preferred shares are subject to the following rights and privileges.

   Conversion and Redemption

   The holders of preferred shares have the right, at anytime, to convert the preferred shares into common shares. In addition, effective upon the closing of an initial public offering of the Company's common shares, which results in proceeds of at least $20,000,000 and a per share price of at least $11.25, each preferred share will automatically convert into 1.75 common shares.

   If the Company has not effected a liquidation, merger, consolidation, or other disposition of all or substantially all of its assets, or completed a qualified public offering (as defined), prior to March 19, 2001, the holders of the convertible preferred shares, upon approval of holders of 66 2/3% of the shares, have the right to require the Company to redeem 33 1/3%, 50%, and 100% of the shares on March 19, 2001, March 19, 2002, and March 19, 2003, respectively.

   Dividends

   Preferred shareholders shall be entitled to receive dividends at the same rate as dividends are paid with respect to the common shares. Such preferred dividends will be determined by the number of common shares into which each preferred share could then be converted, as defined.

   Liquidation

   In certain events, including liquidation, dissolution, or winding up of the Company as defined, the holders of the Series C Preferred Shares shall be entitled, before any distribution or payment is made upon any shares with liquidation preferences junior to the Series C Preferred Shares, to be paid $6.94 per share (as adjusted for share split, share dividends, and the like) plus any dividends declared but unpaid thereon. Further, upon any such liquidation, dissolution, or winding up of the Company, after the holders of Series C

                            APROPOS TECHNOLOGY, INC.

Preferred Shares are paid in full the amounts to which they are entitled, the holders of the Series B Preferred Shares are entitled, before any distribution or payment is made upon any shares with liquidation preferences junior to the Series B Preferred Shares, to be paid $3.75 per share plus (as adjusted for share split, share dividends, and the like), any dividends declared but unpaid thereon. Further, upon any such liquidation, dissolution, or winding up of the Company, after the holders of Series C and B Preferred Shares are paid in full the amounts to which they are entitled, the holders of the Series A Preferred Shares are entitled, before any distribution or payment is made upon any shares with liquidation preferences junior to the Series A Preferred Shares, to be paid $1.70 per share plus (as adjusted for share split, share dividends, and the like) any dividends declared but unpaid theron.

   Voting

   Preferred shareholders are entitled to votes equal to the number of shares of common shares which may be obtained upon conversion.

Stock Split

   The Board of Directors has declared a seven-for-four stock split effective immediately prior to the closing of an initial public offering of the Company's common shares. All common share and per share amounts and information concerning stock option plans have been adjusted retroactively to give effect to this stock split.

Stock Option Plan

   Utilizing the intrinsic value method of APB 25, the Company recognized $0, $69,000 and $229,000 of stock compensation expense during the years ended December 31, 1997, 1998 and 1999, respectively.

   The Company's 1995 stock option plan (the Plan) provides for the issuance of incentive stock options and nonqualified stock options to eligible employees and officers of the Company. The options can be granted for periods of up to ten years and generally vest ratably over a four-year period with initial vesting occurring on the first anniversary from the grant date and monthly thereafter.

   Had stock options been accounted for under the fair value method recommended by SFAS 123, the Company's net loss as follows would have been on a pro forma basis (in thousands):

                                                                Year ended
                                                               December 31,
                                                           --------------------
                                                            1997   1998   1999
                                                           ------ ------ ------
      Net loss--as reported............................... $3,567 $4,822 $8,509
      Net loss--pro forma................................. $3,592 $4,884 $8,723
      Pro forma loss per share............................ $ 1.23 $ 1.66 $ 2.92

   The fair value of stock options used to compute pro forma net loss is the estimated present value at the grant date using the minimum value option-pricing model with the following assumptions: dividend yield of 0%; risk-free interest rates of 5.00% for 1999, 4.65% for 1998 and 5.71% for 1997; and a weighted-average expected option life of four years.

                            APROPOS TECHNOLOGY, INC.

   Information related to the Plan is as follows:

                                                    December 31,
                          --------------------------------------------------------------------
                                  1997                   1998                   1999
                          ---------------------- ---------------------- ----------------------
                                       Weighted-              Weighted-              Weighted-
                                        Average                Average                Average
                                       Exercise               Exercise               Exercise
                            Options      Price     Options      Price     Options      Price
                          -----------  --------- -----------  --------- -----------  ---------
Options outstanding,
 beginning of period....    1,840,875    $.100     2,337,069    $.131     2,912,382   $ .202
Options granted.........      651,436     .214       698,249     .454       684,600    1.533
Options exercised.......      (68,110)    .100       (19,842)    .109      (107,759)    .256
Options canceled........      (87,132)    .100      (103,094)    .237      (136,918)    .894
Options outstanding, end
 of period..............    2,337,069     .131     2,912,382     .202     3,352,305     .457
Option price range at
 end of period..........  $.100-$.214            $.100-$.628            $.100-$5.94
Weighted-average fair
 value of options
 granted during the
 period.................        $.342                  $.805                 $5.883
Options available for
 grant at period end....      570,662                565,552                 17,870
Exercisable at December
 31, 1999...............                                                  2,083,836     .209

   The outstanding options at December 31, 1999, have a weighted-average remaining contractual life of 7.70 years.

                     OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
      --------------------------------------------------  ------------------
                                    Weighted
                                     Average     Weighted             Weighted
                                    Remaining    Average  Exercisable Average
         Range of      Number of   Contractual   Exercise Options as  Exercise
      Exercise Prices   Options  Life (in years)  Price   of 12/31/99  Price
      ---------------  --------- --------------- -------- ----------- --------
         $0.100        1,645,237      6.42        $0.100   1,504,578   $0.100
         $0.214          675,938      7.72        $0.214     367,712   $0.214
         $0.400          252,173      8.84        $0.400      90,384   $0.400
      $0.629-$0.914      307,857      9.21        $0.761      81,451   $0.761
         $1.371          425,600      9.73        $1.371      38,870   $1.371
         $5.943           45,500      9.99        $5.943         841   $5.943
                       ---------      ----        ------   ---------   ------
      $0.100-$5.943    3,352,305      7.70        $0.457   2,083,836   $0.209
                       =========      ====        ======   =========   ======

7. Lease Commitments

   At December 31, 1999, the Company was obligated for future minimum lease payments under capital and operating leases that have initial or remaining noncancelable terms in excess of one year, as follows (in thousands):

                                                               Capital Operating
                                                               Leases   Leases
                                                               ------- ---------
      December 2000...........................................  $122    $  850
      December 2001...........................................    72       678
      December 2002...........................................   --        622
      December 2003...........................................   --        593
                                                                ----    ------
                                                                 194    $2,743
                                                                        ======
      Less: Amounts representing interest.....................    18
                                                                ----
      Obligations under capital leases........................   176
      Less: Obligations due within one year...................   122
                                                                ----
      Long-term obligation under capital leases...............  $ 54
                                                                ====

                            APROPOS TECHNOLOGY, INC.

   Rent expense for operating leases was $157,496, $374,165 and $879,337 for the years ended December 31, 1997, 1998, and 1999, respectively.

   Assets recorded under capitalized lease agreements included in equipment at December 31, 1999, consist of the following (in thousands):

      Computer equipment.................................................. $100
      Furniture and fixtures..............................................  200
                                                                           ----
                                                                            300
      Accumulated depreciation and amortization........................... (121)
                                                                           ----
                                                                           $179
                                                                           ====

8. Related Party Transactions

   The Company has a note receivable in the amount of $50,000 from one of its employee/shareholders. The note bears interest at 5.77%, payable quarterly in arrears, and is due in full on the earlier of: (1) March 31, 2003; (2) the date of termination of employment for any reason; (3) the date of the sale of all or substantially all of the Company's assets; (4) the sale of any portion of securities owned by the employee/shareholder or any successor to the Company; or (5) the earliest date on which the employee/shareholder would be able to sell any portion of securities owned by the employee/shareholder as a result of such securities being registered under the Securities Act of 1933. The outstanding balance of the note plus accrued interest receivable ($54,363 at December 31, 1999) has been classified as noncurrent in the balance sheet.

9. 401(k) Profit-Sharing Plan

   Effective January 1, 1997, the Company implemented a 401(k) profit-sharing plan covering substantially all employees who meet defined service requirements. The plan provides for deferred salary contributions by the plan participants and a Company contribution. Company contributions, if any, are at the discretion of the Board of Directors and are not to exceed the amount deductible under applicable income tax laws. No Company contributions have been made since inception of the plan.

10. Geographic Information

   Revenues derived from customers outside of North America accounted for approximately 0%, 6.6% and 20.8% of the Company's total revenues in 1997, 1998 and 1999, respectively.

   The Company attributes its revenues to countries based on the country in which the client is located. The Company's long-lived assets located outside the United States are not considered material.

11. Contingencies

   The Company had a dispute with a former reseller in which the reseller alleged that the Company had breached a contract between the two companies. The dispute was submitted to a binding resolution by an arbitrator. On September 15, 1999, the arbitrator ruled that the Company had breached its contract with a former reseller. The damages phase of the arbitration proceedings is scheduled to be held in January 2000. The Company has recorded a provision for the settlement of this arbitration. Management believes this amount is not material. Management does not believe this arbitration will have a material adverse affect on the Company's financial condition.

                            APROPOS TECHNOLOGY, INC.

   Beginning in June 1999, the Company received letters from Rockwell Electronic Commerce Corporation claiming that the Company's product utilizes technologies pioneered and patented by that competitor and suggesting that the Company discuss the terms of a potential license of their technologies. On January 5, 2000, Rockwell filed a complaint in the United States District Court for the Northern District of Illinois asserting that the Company had infringed four of its patents identified in Rockwell's previous correspondence. The complaint seeks a permanent injunction and unspecified damages. Based upon the initial review by its patent counsel of the claims being asserted by Rockwell, the Company believes that it likely has meritorious defenses to such claims and it intends to vigorously defend its position.

   As part of the Company's initial public offering of common shares, the Company and its underwriters have determined to make available up to 370,000 common shares at the initial public offering price for business associates and related persons associated with the Company (the "directed share program"). On November 24, 1999, prior to effectiveness of the Company's registration statement, the Company sent an electronic mail message with respect to the proposed directed share program to all of the Company's 147 employees setting forth procedural aspects of the directed share program and informing the recipients that their immediate families might have an opportunity to participate in the proposed directed share program. The Company did not deliver a preliminary prospectus prior to distribution of this electronic mail as required by the Securities Act of 1933. In addition, the electronic mail message may have constituted a non-conforming prospectus under the Securities Act of 1933. As a result, the Company may have a contingent liability under
Section 5 of the Securities Act of 1933. Any liability would depend upon the number of common shares purchased by the recipients of the electronic mail. The recipients of the electronic mail message who purchase common shares in the initial public offering may have a right for a period of one year from the date of the purchase to obtain recovery of the consideration paid in connection with their purchase of common shares or, if they had already sold the stock, file a claim against the Company for damages resulting from their purchase of the common shares. If any liability is asserted with respect to the electronic mail message, the Company will contest the matter vigorously. However, if all of the purchasers in the directed share program are awarded damages after an entire or substantial loss of their investment, the damages could total up to approximately $6.7 million plus interest based on the assumed initial public offering price of $18.00 per share. Although there can be no assurance as to the ultimate disposition of this matter, it is the opinion of the Company's management, based upon the information available at this time, that the expected outcome of this matter will not have a material adverse effect on the results of operations and financial condition of the Company.

                                     [Flap 4]

                             [(Inside Back Cover)]

                    [Graphic depiction of the Apropos logo.]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             3,700,000 Shares

                        [APROPOS TECHNOLOGY, INC. LOGO]
                                 Common Shares

                               ----------------

                                  PROSPECTUS

                               ----------------

                                   CHASE H&Q

                                   SG COWEN

                          U.S. BANCORP PIPER JAFFRAY

                               ----------------

                                          , 2000

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

   No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

   Until           , 2000, all dealers that buy, sell or trade in our common
shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

              PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   Other expenses in connection with the issuance and distribution of the securities to be registered hereunder, all of which will be paid by us, will be substantially as set forth below. All amounts are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers filing fee and the Nasdaq National Market listing fee.

   Item                                                                Amount
   ----                                                              ----------
   Securities and Exchange Commission registration fee.............. $   21,344
   NASD filing fee..................................................      8,585
   Nasdaq National Market listing fee...............................     88,500
   Accounting fees and expenses.....................................    300,000
   Legal fees and expenses..........................................    350,000
   Transfer agent fees and expenses.................................     25,000
   Printing and engraving expenses..................................    250,000
   Directors and officers insurance premiums........................    450,000
   Miscellaneous expenses...........................................      6,571
                                                                     ----------
     Total.......................................................... $1,500,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation of Liability and Indemnification Matters

   We are incorporated under the laws of the State of Illinois. Section 8.75 of the Illinois Business Corporation Act provides generally that an Illinois corporation may indemnify its directors and officers against (1) expenses, including attorneys' fees, in the case of actions by or in the right of the corporation or (2) against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in all other cases, actually and reasonably incurred by them in connection with any action, suit, or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 8.75 further permits an Illinois corporation to grant to its directors and officers additional rights of indemnification through bylaw provisions, agreements, votes of shareholders or disinterested directors, or otherwise. An Illinois corporation may also purchase indemnity insurance on behalf of such indemnifiable persons and to advance to such indemnifiable persons expenses incurred in defending a suit or proceeding upon receipt of an undertaking by such persons to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by us in accordance with Section 8.75.

   Our amended and restated articles of incorporation provide that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for (1) for any breach of the director's duty of loyalty to us, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 8.65 of the Illinois Business Corporation Act, as the same exists or hereafter may be amended or (4) for any transaction from which the director derived an improper benefit. Our amended and restated articles of incorporation also provide that if the Illinois Business Corporation Act is amended to authorize the further elimination or limitation of the liability of directors, then the liability of our directors shall be eliminated or limited to the full extent authorized by the Illinois Business Corporation Act as amended.

   Our amended and restated bylaws provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was one of our directors or officers, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in and not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such person is also entitled to indemnification in connection with an action or suit by or in the right of us against expenses, including attorneys' fees actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests provided that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in consideration of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. In addition, all of our directors and officers are expected to be covered by insurance policies maintained by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

   The underwriting agreement also provides for indemnification by the underwriters of our officers and directors for specified liabilities under the Securities Act of 1933.

   We have entered into agreements to indemnify our directors and some of our executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, will indemnify our directors and such executive officers for all direct and indirect expenses and costs including, without limitation, all reasonable attorneys' fees and related disbursements, other out of pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by us or any third person, and liabilities of any type whatsoever, including, but not limited to, judgments, fines and settlement fees, actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action, suit or other proceeding, including any action by or in the right of the corporation, arising out of such person's services as a director or officer or as a director, officer, employee or other agent of any of our subsidiaries or any other company or enterprise to which the person provides services at our request if such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. We believe that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   The following information reflects our recent sales of unregistered securities:

   On or about March 19, 1996, we issued 1,242,858 shares of Series A convertible preferred shares to three investors consisting of partnerships for an aggregate consideration of $2,175,000.

   On or about December 20, 1996, we issued 1,599,888 shares of Series B convertible preferred shares to five investors consisting of partnerships and a corporation for an aggregate consideration of $6,000,000.

   On or about March 11, 1998, we issued 1,152,737 shares of our Series C convertible preferred shares to four investors consisting of partnerships and a corporation for an aggregate consideration of $8,000,000.

   In June 1999, we issued subordinated convertible promissory notes with a face value of $1.5 million and a stated interest rate of 10% per annum. In connection with these notes, we issued warrants to purchase 43,228 shares of our Series C convertible preferred shares to these holders at an exercise price of $6.94 per share. The warrants to purchase our Series C convertible preferred shares automatically convert to warrants to purchase 75,649 of our common shares at an exercise price of $3.97 per share upon completion of this offering.

   In May 1999, we also issued a warrant to purchase 17,500 shares of our Series C convertible preferred shares at an exercise price of $6.94 per share to Silicon Valley Bank. This warrant will automatically convert to a warrant to purchase 30,625 of our common shares at an exercise price of $3.97 per share upon completion of this offering. Silicon Valley Bank is also entitled to an additional identical warrant if we do not repay the portion of the outstanding amount under our revolving line of credit that is in excess of the borrowing base, which amount could be up to $1.5 million, by March 16, 2000.

   In November 1999, a $5.0 million secured bridge loan was made to Apropos by Access Technology Partners, L.P., a fund of investors that is managed by an entity associated with Hambrecht & Quist LLC, one of the managing underwriters in this offering. Certain employees and entities associated with Hambrecht & Quist LLC have a $1.4 million participation in this loan and ARCH Venture Fund III, L.P., one of the investors in our convertible preferred shares, has a $500,000 participation in this loan. Apropos granted to Access Technology Partners, L.P. warrants that can be exercised to purchase 236,250 common shares in connection with this loan and the employees and entities associated with Hambrecht & Quist LLC that are participating in this loan have the right to receive their pro rata portion of the warrants granted. Apropos also granted ARCH Venture Fund III, L.P. warrants that can be exercised to purchase 26,250 common shares. The exercise price of the warrants is initially $5.34 per share but is subject to adjustment.

   No underwriters were involved in any of the transactions described above. We issued all of the securities in the foregoing transactions in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, including Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering and the transactions involved the issuance and sale of our securities to financially sophisticated entities or individuals who represented that they were aware of our activities and business and financial condition, and who took these securities for investment purposes and understood the ramifications of their actions. Each security holder represented that they acquired such securities for investment for their own account and not for distribution. All certificates representing the stock issued have a legend imprinted on them stating that the shares have not been registered under the Securities Act and cannot be transferred until properly registered under the Securities Act or an exemption applies.

   Between January 1, 1997 and January 1, 2000 we issued options to purchase 1,874,600 common shares at exercise prices ranging from $0.214 to $5.94 to employees.

   Between January 1, 1997 and January 1, 2000, an aggregate of 347,445 common shares were issued upon exercise of options under our stock option plan

   No underwriters were involved in any of the transactions relating to options that are described above. We issued all of the securities in the foregoing transactions in reliance upon the exemption from registration available under
Section 4(2) of the Securities Act, including Rule 701 promulgated thereunder, as transactions by an issuer not involving any public offering and pursuant to a written compensatory benefit plan.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   Exhibits:

     Exhibit
     Number  Description of Exhibit
     ------- ----------------------
       1.1*  Form of Underwriting Agreement.

       3.1*  Form of Amended and Restated Articles of Incorporation.

       3.2*  Form of Amended and Restated Bylaws.

  4.1* Specimen Common Share Certificate of the Registrant.

  5.1* Opinion of McDermott, Will & Emery.

 10.1* Employment Agreement dated January 1, 2000 between the Registrant and
       Kevin G. Kerns.

 10.2* Employment Agreement dated March 19, 1996 between the Registrant and
       Patrick K. Brady, as amended.

 10.3* Employment Agreement dated April 23, 1997 between the Registrant and
       Richard D. Brown.

 10.4* Employment Agreement dated January 19, 2000 between the Registrant and
       Jody P. Wacker.

 10.5* 2000 Omnibus Incentive Plan.

 10.6* Employee Stock Purchase Plan of 2000.

 10.7* Form of Indemnity Agreement.

 10.8* Registration Rights Agreement dated March 19, 1996, between the
       Registrant and the persons listed on the signature pages thereto, as amended.

 10.9* Amended and Restated Registration Right Agreement dated November 5,
       1999, by and among Silicon Valley Bank, Access Technology Partners,
       L.P., ARCH Venture Fund III, L.P. and the Registrant.

 21*   Subsidiaries of the Registrant.

 23.1  Consent of Ernst & Young LLP.

 23.2* Consent of McDermott, Will & Emery (incorporated by reference into
       Exhibit 5.1).

 24.1* Power of Attorney (set forth on the signature page to this registration statement).

 27.1* Financial Data Schedule.

    ---------------------
    *  Previously filed.

Financial Statements and Schedule:

Financial Statements:

   Consolidated financial statements filed as a part of this registration statement are listed in the Index to consolidated financial statements on page F-1.

Financial Statement Schedules:

   Schedule II--Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing of the offering specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakbrook Terrace, State of Illinois, on February 14, 2000.

                                          Apropos Technology, Inc.

                                                  /s/ Michael J. Profita
                                          By: _________________________________
                                            Michael J. Profita
                                            Chief Financial Officer

   Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed on February 14, 2000, by the following persons in the capacities indicated.

            Name and Signatures                                Title
            -------------------                                -----


          /s/ Kevin G. Kerns*               Director, Chief Executive Officer and
___________________________________________   President
              Kevin G. Kerns

         /s/ Michael J. Profita             Chief Financial Officer (Principal
___________________________________________   Financial and Accounting Officer)
            Michael J. Profita

          /s/ Patrick K. Brady*             Director
___________________________________________
             Patrick K. Brady

         /s/ Catherine R. Brady*            Director
___________________________________________
            Catherine R. Brady

         /s/ Keith L. Crandell*             Director
___________________________________________
             Keith L. Crandell

             /s/ Ian Larkin*                Director
___________________________________________
                Ian Larkin

        /s/ Maurice A. Cox, Jr.*            Director
___________________________________________
            Maurice A. Cox, Jr.

           /s/ George B. Koch*              Director
___________________________________________
              George B. Koch


       /s/ Michael J. Profita
*By: ________________________________
         Michael J. Profita
          Attorney-in-fact

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                    APROPOS TECHNOLOGY, INC. AND SUBSIDIARY

                                          Additions
                                     -------------------
                                     Charged  Charged to               Balance
                          Balance at to Costs   Other                   at End
                          Beginning    and    Accounts-- Deductions--     of
Description               of Period  Expenses  Describe    Describe     Period
-----------               ---------- -------- ---------- ------------  --------
Year ended December 31,
 1996
  Reserves and allowances
   deducted from asset
   accounts:
    Allowance for
     doubtful accounts...  $    --    65,000     --          3,000 (1) $ 62,000
Year ended December 31,
 1997
  Reserves and allowances
   deducted from asset
   accounts:
    Allowance for
     doubtful accounts...  $ 62,000   46,000     --         58,000 (1) $ 50,000
Year ended December 31,
 1998
  Reserves and allowances
   deducted from asset
   accounts:
    Allowance for
     doubtful accounts...  $ 50,000  101,000     --                    $151,000
Year ended December 31,
 1999
  Reserves and allowances
   deducted from asset
   accounts:
    Allowance for
     doubtful accounts...  $151,000  311,000     --            --      $462,000

---------------------
(1) Uncollectible accounts written off, net of recoveries.

                         REPORT OF INDEPENDENT AUDITORS

   We have audited the accompanying consolidated balance sheets of Apropos Technology, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the three years in the period ended December 31, 1999, and have issued our report thereon dated January 13, 2000 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in
Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

   In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
January 13, 2000

                               INDEX OF EXHIBITS

 Exhibit
 Number  Description of Exhibit
 ------- ----------------------
   1.1*  Form of Underwriting Agreement.

   3.1*  Form of Amended and Restated Articles of Incorporation.

   3.2*  Form of Amended and Restated Bylaws.

   4.1*  Specimen Common Share Certificate of the Registrant.

   5.1*  Opinion of McDermott, Will & Emery.

  10.1*  Employment Agreement dated January 1, 2000 between the Registrant and
         Kevin G. Kerns.

  10.2*  Employment Agreement dated March 19, 1996 between the Registrant and
         Patrick K. Brady, as amended.

  10.3*  Employment Agreement dated April 23, 1997 between the Registrant and
         Richard D. Brown.

  10.4*  Employment Agreement dated January 19, 2000 between the Registrant and
         Jody P. Wacker.

  10.5*  2000 Omnibus Incentive Plan.

  10.6*  Employee Stock Purchase Plan of 2000.

  10.7*  Form of Indemnity Agreement.

  10.8*  Registration Rights Agreement dated March 19, 1996, between the
         Registrant and the persons listed on the signature pages thereto, as amended.

  10.9*  Amended and Restated Registration Right Agreement dated November 5,
         1999, by and among Silicon Valley Bank, Access Technology Partners,
         L.P., ARCH Venture Fund III, L.P. and the Registrant.

  21*    Subsidiaries of the Registrant.

  23.1   Consent of Ernst & Young LLP.

  23.2*  Consent of McDermott, Will & Emery (incorporated by reference into
         Exhibit 5.1).

  24.1* Power of Attorney (set forth on the signature page to this registration statement).

  27.1*  Financial Data Schedule.

---------------------
*  Previously filed.